SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                       ----------------------------------
                                  FORM S-4
                              Amendment No. 1

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     Community National Bancorporation
         ______________________________________________________
         (Exact name of registrant as specified in its charter)

        Georgia               6711              58-1856963
     ---------------   -----------------     ----------------
     (State orother    (Primary Standard     (I.R.S. Employer
      jurisdiction of      Industrial         Identification
     incorporation of    Classification           Number)
       organization)      Code Number)

                   561 East Washington Avenue - Box 2619
                       Ashburn, Georgia 31714-2619
                               (912) 567-9686
  ----------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                ------------------------------------
                                   With a copy to:
     T. Brinson Brock, Sr.         Daniel D. Dinur, Esquire
     561 East Washington Avenue    Dinur & Associates, P.C.
      - Box 2619                   990 Hammond Drive, Suite 760
     Ashburn, Georgia 31714-2619   Atlanta, Georgia 30328
     (912) 567-9686                (770) 395-3170
-----------------------------------------------------------------------------
(Name, address, including zip code, and telephone number of agent for service)

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
_____

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the registration statement number of the earlier effective registration statement for the same offering.
________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the registration statement number of the earlier effective registration statement for the same offering.
______

                    CALCULATION OF REGISTRATION FEE


_____________ ______________ __________ _____________ ____________
Title of      Amount To Be   Proposed   Proposed      Amount
Each Class    Registered (1) Maximum    Maximum      Registration
Of                           Offering   Aggregate     Fee (2)
Securities                   Price Per  Offering
To Be
Registered
_____________ ______________ __________ _____________ ____________

Common        248,000 shares   $7.69     $1,907,120     $513.18
_____________ ______________ __________ _____________ ____________
(1) Computed as the maximum number of shares of the Registrant which may be issued in connection with the merger of Tarpon Financial Corporation with and into the Registrant.
(2) Computed in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the book value of the common stock of Tarpon Financial Corporation at September 30, 1999, there being 155,000 shares of such stock issued and outstanding, having an aggregate book value on that date of $1,908,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.


                             TARPON FINANCIAL CORPORATION
                                           and
                          COMMUNITY NATIONAL BANCORPORATION
                            248,000 shares of Common Stock

To the Shareholders of Tarpon Financial Corporation:

     You are cordially invited to attend a special meeting of the shareholders of Tarpon Financial Corporation, or Tarpon, to be held at 710 East Tarpon Avenue, Tarpon Springs, Florida 34689, at 10:00 A.M., on February ---, 2000.

     At the meeting, you will be asked to vote on a merger that would result in Tarpon's bank subsidiary, First National Bank, becoming a subsidiary of Community National Bancorporation and Tarpon ceasing to exist. Community is a bank holding company headquartered in Ashburn, Georgia, which owns two national banks, and has approximately $127 million in assets. Its common stock trades on the Over-The-Counter Bulletin Board.

     In the merger, each of you will receive $24 in cash and common stock of Community for each share of Tarpon common stock you own just before the merger. Of the total cash and stock you are entitled to receive for your Tarpon shares, no more than 40% can be in cash. So, for each 100 Tarpon shares you own, you can elect to receive more than $1,440 ($24 X .6 X 100) in Community stock, but not less than such amount. The Community shares will each be valued at $15 for purposes of the merger. Thus, if you elected to receive the cash and Community stock in the 40% - 60% proportion, you will receive $960 in cash and 96 shares of Community stock for each 100 Tarpon shares you own.

     Your Board of Directors has unanimously approved the proposed merger after determining that the consideration to be paid by Community is fair to and in the best interests of Tarpon and its shareholders. The Board of Directors recommends that you vote FOR the merger.

     Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Your vote is very important.
Returning the proxy card does not deprive you of the right to attend the meeting and vote your shares in person.

     Please read the section entitled "Questions and Answers About the Merger" on page 1 and "Risk Factors" on page 9 before completing your proxy card.

                                     Very truly yours,


                                     Mary Z. Smitzes
                                     Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. These securities are not earnings on deposit accounts and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Community's common stock is listed on the OTC Bulletin Board under the ticker symbol "CBAC."

This Proxy Statement/Prospectus is dated January --, 2000 and was first mailed to Tarpon shareholders on or about January --, 2000.

                                     TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................1

SUMMARY...................................................................2
  The Companies and Their Businesses......................................2
  The Merger..............................................................2
  What the Tarpon Shareholders Will Receive...............................2
  Our Reasons for the Merger..............................................3
  Opinion of Financial Advisor............................................3
  Tarpon Special Shareholders' Meeting....................................4
  Recommendation to Shareholders..........................................4
  Dissenters' Rights......................................................4
  Vote Required to Approve the Merger.....................................4
  Interests of Certain Persons in the Merger..............................4
  Conditions to the Merger; Regulator Approvals...........................5
  Tax Considerations......................................................5
  Effective Time of the Merger............................................6
  Waiver and Amendment....................................................6
  Termination of the Merger Agreement.....................................6
  Effect of the Merger on Rights of Tarpon Shareholders...................6
  Unaudited Comparative Pro Forma Share Data..............................7
  Comparative Market Price Information....................................8
  Pro Forma Financial Information.........................................9

RISK FACTORS..............................................................9
  Because the exchange price is fixed, you may receive less than you expected in value for your Tarpon shares..............................9
  You may have difficulty in selling your Community shares because of the sporadic and thin trading market for such shares......................9
  It will be difficult for anyone to take over Community..................9

A WARNING ABOUT FORWARD-LOOKING STATEMENTS...............................10

THE SPECIAL MEETING......................................................10
  General Information....................................................10
  Voting Information.....................................................11

THE MERGER...............................................................13
  The Merger Agreement...................................................13
  How the Merger Will Work...............................................13
  Background of and Reasons for the Merger...............................14
  Recommendation of Tarpon's Board of Directors..........................15
  Opinion of Financial Adviser...........................................15
  Conditions Precedent to Closing........................................19
  Regulatory Approvals...................................................20
  Waiver and Amendment...................................................21
  Termination............................................................21
  Interests of Certain Persons in the Merger.............................21
  Employee Benefits......................................................21
  Income Tax Considerations..............................................22
  Accounting Treatment...................................................24
  Expenses...............................................................24
  Resales of the Community Shares........................................24
  OTC Bulletin Board Listing; Future NASDAQ National Market Listing......24

DESCRIPTION OF STOCK AND EFFECT OF MERGER ON THE RIGHTS OF TARPON
SHAREHOLDERS.............................................................25
  Capitalization of Community............................................26
  Staggered Board of Directors; Supermajority Approvals..................26

  Capitalization of Tarpon...............................................26

  Rights of Dissent and Appraisal........................................27

DESCRIPTION OF COMMUNITY.................................................29
  Business...............................................................29
  Additional Information.................................................29
  Disclosure of Commission Position on Indemnification for Securities Act
    Liabilities..........................................................33

SUPERVISION AND REGULATION...............................................34
  Community..............................................................34
  Tarpon.................................................................36

DESCRIPTION OF TARPON....................................................37
  Background.............................................................37
  Business...............................................................37
  Market for Tarpon Shares and Related Shareholder Matters...............38
  Management's Discussion and Analysis of Financial Condition and
    Results of Operation For the Years Ended December 31, 1998 and 1997
    and the Nine Months Ended September 30, 1999 and September 31, 1998..38

EXPERTS..................................................................42
  Community..............................................................42
  Tarpon.................................................................43

OTHER MATTERS............................................................43

SHAREHOLDER PROPOSALS....................................................43

WHERE YOU CAN FIND MORE INFORMATION......................................43

INDEX TO FINANCIAL STATEMENTS OF TARPON..................................45

APPENDICES
  Appendix "A" - Sections 607.1301, 607.1302 and 607.1320 of the Florida
    Business Corporation Act
  Appendix "B" - Opinion of Alan C. Ewing & Co.
  Appendix "C" - Agreement and Plan of Merger
  Appendix "D" - Tax Opinion of Francis & Co., CPA's
  Appendix "E" - Amended and Restated Articles of Incorporation of Community Appendix "F" - Amended and Restated Bylaws of Community

  Appendix "G" - Form 10-KSB for period ended 12-31-98
  Appendix "H" - Form 10-QSB for period ended 9-30-99


                            TARPON FINANCIAL CORPORATION
                     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     Tarpon will hold a special meeting of its shareholders at its main office at 710 East Tarpon Avenue, Tarpon
Springs, Florida, at 10:00 A.M., local time, on February --,
2000 for the following purposes:

1. To consider the approval of an Agreement and Plan of Merger, effective October 8, 1999, by and between Community and Tarpon, and the transactions contemplated by the Agreement and Plan of Merger. These transactions include the merger of Tarpon with and into Community, and all matters necessary or incidental to the merger; and

2. Any other matters that may properly come before the Special Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on January --, 2000, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

     Tarpon shareholders will have the right to dissent from the merger and receive payment in cash for the fair value of their Tarpon shares by following the procedures set forth in
Section 607.1301 et. seq. of the Florida Business Corporation Act, as amended. A copy of these sections is attached as Appendix "A" to the enclosed Proxy Statement/Prospectus.




                                   ____________________________
                                   Mary Z. Smitzes
Chairman of the Board of Directors
Tarpon Springs, Florida

January --, 2000


     Whether or not you plan to attend the Special Meeting , please complete, sign, date, and promptly return the accompanying proxy in the enclosed self-addressed, postage-paid envelope.


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     What is the proposed merger?
A:     Community has agreed to acquire all of the issued and
outstanding Tarpon shares in a merger of Tarpon with and into Community. As a result, Tarpon's bank subsidiary, First National Bank, would become a wholly-owned subsidiary of Community and Tarpon would cease to exist. The merger is subject to the approval of a majority of the Tarpon shares. Community is a 10-year old bank holding company headquartered in Ashburn, Georgia. It owns two national banks, Community National Bank, based in Ashburn, Georgia, and Cumberland National Bank, based in St. Mary's, Georgia. It has assets of $126.7 million and capital of $13.3 million and its shares are traded on the OTC Bulletin Board.

Q:     What will the Tarpon shareholders receive in the merger?
A:     Each Tarpon share is valued in the merger at $24. A
Tarpon shareholder my elect to receive cash and Community shares or only Community shares in exchange for his/her
Tarpon shares, but any cash he/she elects to receive cannot exceed 40% of the total value of the consideration he/she is entitled to receive in the merger. The Community shares are each valued at $15 for purposes of the merger so that 1.6
Community shares have a value equivalent to one Tarpon share. The $15 value is equal to the average price the Community shares have been trading in sporadic trading since
June 1999, on the OTC Bulletin Board. As a result, for each 100 Tarpon shares, a Tarpon shareholder can receive:
* 160 Community shares if he/she elects to take all of the consideration in Community shares;
* $960 in cash and 96 Community shares if he/she elects to take the maximum permissible cash consideration; or
* less than $960 in cash and more Community shares, if he/she decides to take a position in between these two extremes.
Note that the $15 value and 1.6:1 exchange ratio will not be adjusted if Community shares trade at a higher or lower level immediately before the merger.

Q:     Will the Community shares received by the Tarpon shareholders be freely tradable?

A:     Yes. This Proxy Statement/Prospectus is part of a
Registration Statement which became effective with the Securities and Exchange Commission on January --, 2000. As a result, the Community shares will become freely tradable without restrictions immediately after the merger is completed, except in the hands of those Tarpon shareholders who serve as directors or officers or who own on the date of this Special Meeting 10% or more of the total shares of Community.

Q:     What do I need to do now?
A:     After you have carefully read this Proxy
Statement/Prospectus, mail your signed proxy card in the enclosed envelope as soon as possible so that your Tarpon shares may be represented at the Special Meeting. If you do not include instructions on how to vote your properly signed proxy, your Tarpon shares will be voted "FOR" the approval of the merger. Your broker will not be able to vote your Tarpon shares without instructions from you. Your failure so to instruct your broker will result in your Tarpon shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be a vote "AGAINST" the merger.

End page 1
----------
                                       SUMMARY

     This summary highlights selected information contained in this Proxy Statement/Prospectus and related documents. Because this is a summary, it does not contain all of the information that may be important to you. To understand the merger fully, you should read this entire document and the other documents that we have referred you to.

The Companies and Their Businesses

Community National Bancorporation
561 East Washington Street, Box 2619
Ashburn, Georgia 31714-2619
   (912) 567-9686

     Community, a Georgia corporation, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As of September 30, 1999, Community had total assets of $126.7 million, total deposits of $112.4 million, shareholders' equity of $13.3 million, and net loans of $104.6 million. Through its two banking subsidiaries, Community National Bank and Cumberland National Bank, Community presently provides banking services at 4 offices located in the State of Georgia. See "Description of Community," on page 29.

Tarpon Financial Corporation
710 East Tarpon Avenue
Tarpon Springs, Florida 34689
   (727) 938-9771

     Tarpon, a Florida corporation, is registered as a bank holding company under the Bank Holding Company Act. As of September 30, 1999, Tarpon had total assets of $20.8 million, total deposits of $18.7 million, total shareholders' equity of $1.9 million and net loans of $11.8 million. Through its banking subsidiary, First National
Bank, Tarpon Springs, Tarpon presently provides banking services at an office in Tarpon Springs, Florida. See
"Description of Tarpon," on page 33.

The Merger

     Tarpon will be merged with and into Community, with Community being the survivor of the merger. After the merger, Community will operate First National Bank as its wholly-owned subsidiary.

What the Tarpon Shareholders Will Receive

     In the merger, each Tarpon share will be cancelled and converted into the right to receive, at the election of its holder either $24.00 in cash or 1.6 Community shares, provided, that in no event shall the total package of cash and Community shares received by any Tarpon shareholder contain less than 60% Community shares. No fractional
Community shares will be issued in

End page 2
----------

connection with the merger. Cash (without interest) will be paid instead of issuing fractional shares.

Our Reasons for the Merger

     The Board of Directors of Tarpon considered a variety of factors in evaluating the merger. These factors included the following:

* the value of the consideration to be received by the Tarpon shareholders relative to the book value and earnings per share of the Tarpon shares;

* information concerning the financial condition, results of operations and business prospects of Community and the compatibility of Community's community banking concept with Tarpon's;

* the financial terms of recent mergers in the financial services industry;

* the alternatives to the merger, including remaining an independent institution;

* the competitive and regulatory environment for financial institutions generally;

* the fact that the merger will enable Tarpon shareholders to exchange their Tarpon shares, in a tax-free or partially tax-free transaction, for shares of common stock of a larger bank holding company, the stock of which is publicly traded; and

* the opinion of Allen C. Ewing & Co., investment bankers, or Ewing, that the consideration to be received by Tarpon shareholders as a result of the merger is fair from a financial point of view.

     The Board of Directors of Community, after careful study and evaluation of relevant factors, believes that the merger will provide Community with expanded market opportunities for profitable long-term growth. The Community Board believes that the merger will result in the profitable integration of Tarpon as a well-positioned banking organization into Community's existing organization. See "The Merger - Background of and Reasons for the Merger," on page 14.

Opinion of Financial Adviser

     Ewing has rendered an opinion to Tarpon's Board of Directors that the merger is fair from a financial point of view to Tarpon and its shareholders. A copy of the opinion is attached as Appendix "B" to this Proxy
Statement/Prospectus. We urge you to read the opinion in its entirety to understand the assumptions made, other matters considered and the reviews undertaken. See "The
Merger - Opinion of Financial Adviser," on page 15.

End page 3
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Tarpon Special Shareholders' Meeting

        The Special Meeting will be held at 10:00 A.M., local time, on February --, 2000, at Tarpon's main office at 710 East Tarpon Avenue, Tarpon Springs, Florida 34689. Only holders of Tarpon shares on January --, 2000, will be entitled to vote at the Special Meeting. See "The Special Meeting," on page 10.

Recommendation to Shareholders

     The Board of Directors of Tarpon has determined that the merger is in the best interests of the shareholders of Tarpon and has approved the Agreement and Plan of Merger, or the Merger Agreement, which governs the merger and a copy of which is attached as Appendix "C" to this Proxy Statement/Prospectus. Accordingly, the Board of Directors unanimously recommends that the shareholders of Tarpon vote "FOR" the merger. See "The Merger - Recommendation of Tarpon's Board of Directors," on page 15.

Dissenters' Rights

     Sections 607.1301, 607.1302 and 607.1320 of the Florida
Business Corporation Act, as amended, entitle Tarpon shareholders to statutory dissenters' rights of appraisal with respect to the merger. These sections are reprinted in their entirety as Appendix "A" to this Proxy Statement/Prospectus. You may lose these dissenters' rights if you do not precisely follow the statutory procedure for exercising dissenters' rights. See "Description of Stock and Effect of Merger on the Rights of Tarpon Shareholders - Rights of Dissent and Appraisal," on page 27.

Vote Required to Approve the Merger

        The holders of a majority of the issued and outstanding Tarpon shares entitled to vote at the Special Meeting must approve the Merger Agreement and authorize the merger. The Tarpon shareholders are entitled to one vote on each matter to be considered and voted on at the Special Meeting for each Tarpon Share held by them of record at the close of business on January --, 2000.

     In comparison to the requirement that a simple majority approve the merger, as of December 9, 1999, Tarpon's present directors and executive officers had the power to vote, or direct the voting of, approximately 60.8% of the outstanding Tarpon shares. We expect that all of the Tarpon shares as to which Tarpon's directors and executive officers control the voting power will be voted to approve the Merger Agreement and the merger. Approval of the merger by the Community shareholders is not required and will not be sought. See "The Special Meeting - Voting Information," on page 11.

Interests of Certain Persons in the Merger

          Except for Mary Z. Smitzes, no officer or director of Tarpon, or an associate of any such person, has any direct or indirect material interest in the merger, including any agreements for continued employment after the merger. Mrs. Smitzes and Community will enter into a

End page 4
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consulting agreement which will continue for 5 years after
the merger. Tarpon's Board of Directors was aware of such agreement and took it into account in approving the merger.

Conditions to the Merger; Regulatory Approvals

     Consummation of the merger is subject to various conditions, including:

     * receipt of Tarpon shareholder approval where not more than 5% of the Tarpon shares elect to dissent from the merger;

     * receipt of the necessary regulatory approvals (described more fully below);

     * receipt of an opinion from Francis & Co., CPA's, regarding certain tax aspects of the merger (which has been satisfied) and;

     *  satisfaction of other customary closing conditions.

     Consummation of the merger is subject to the receipt of the prior approval of the Board of Governors of the Federal Reserve System, or the Fed, under the Bank Holding Company Act. Upon such approval, the U. S. Department of Justice will have up to 30 days to object to the merger on antitrust grounds, but may shorten its review period to fifteen days. An application for prior approval has been submitted but has not yet been approved. See "The Merger - Conditions Precedent to Closing," on page 19 and "Regulatory Approvals," on page 20.

Tax Considerations

     Community and Tarpon have received an opinion from Francis & Co., CPA's, a copy of which is attached as Appendix "D" to his Proxy Statement/Prospectus, that, among other things, for federal income tax purposes:

     * the merger will constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, or the Tax Code;

     * Tarpon shareholders who receive only Community common stock in exchange for their Tarpon common stock will not recognize gain or loss in the merger except with respect to any fractional share of Community common stock for which cash is received;

     * Tarpon shareholders who receive a combination or Community common stock and cash in exchange for their Tarpon common stock will recognize gain equal to the lesser of

        * the fair market value of the Community common stock plus the amount of cash received, less his/her tax basis in the Tarpon common stock surrendered, or,

        *  the amount of cash received;

End page 5
----------

     * the tax basis of the Community common stock received in the merger by a Tarpon shareholder will be the same as the tax basis of the Tarpon common stock exchanged for such Community common stock, decreased by an amount of cash received in the exchange and increased by the amount of gain recognized by the Tarpon shareholder in the exchange; and

     * the holding period of the Community common stock received by a Tarpon shareholder will period include the holding during which the Tarpon shareholder held the Tarpon common stock exchanged provided the Tarpon common stock is held as a capital asset at the effective date of the merger.

     For a more detailed discussion, see "The Merger -
Income Tax Considerations," on page 22. All Tarpon shareholders are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable tax laws.

Effective Time of the Merger

     The merger will become effective when Articles of Merger are filed with both the Florida and Georgia Secretaries of State, which will take place not more than 10 business days following the later to occur of the effective date of the last required regulatory consent and the date on which the Tarpon shareholders approve the merger. This date is referred to herein as the "Effective Time of the Merger." Subject to the conditions specified in the Merger Agreement, the parties anticipate that the merger will become effective during the first quarter of 2000. There can be no assurances, however, as to whether or when the merger will occur. See "The Merger - Conditions Precedent to Closing," on page 19 and "Regulatory Approvals," on page 20.

Waiver and Amendment

     Prior to the Effective Time of the Merger, any provision of the Merger Agreement may be waived by the party entitled to the benefits of such provision or by all parties, to the extent allowed by law. Except as limited by law, the Merger Agreement may be amended at any time by an agreement in writing between Community and Tarpon. See "The Merger - Waiver and Amendment," on page 21.

Termination of the Merger Agreement

     The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by the mutual consent in writing of Community and Tarpon. The Merger
Agreement may also be terminated by either party under certain other circumstances. See "The Merger -
Termination," on page 21.

Effect of the Merger on Rights of Tarpon Shareholders

     At the Effective Time of the Merger, Tarpon shareholders (other than shareholders who exercise their statutory dissenters' rights against the merger) will automatically become holders of Community shares. At that time, their rights as shareholders of Community will be

End page 6
----------

determined by the Georgia Business Corporation Code and by Community's Articles of Incorporation and Bylaws. The rights of shareholders of Community differ from the rights of shareholders of Tarpon with respect to certain important matters, including the required shareholder votes as to certain matters. See "Description of Stock and Effect of Merger on the Rights of Tarpon Shareholders, " on page 25.

Unaudited Comparative Pro Forma Share Data

     The following tables show summary historical financial data for Community and Tarpon and also show similar information reflecting the merger of Community and Tarpon which is referred to as "pro forma" information. The pro forma amounts assume that the merger had been effective during the periods presented and had been treated as a "purchase" for accounting and financial reporting purposes.

     The information listed as "pro forma equivalent" for Tarpon was computed by multiplying the pro forma amounts by the per share exchange ratio of 1.6. This information reflects the fact that Tarpon shareholders will receive more than one Community share for each Tarpon share that they own before the merger.

     The pro forma information, while helpful in illustrating the financial characteristics of the continuation of Community and Tarpon under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how Community and Tarpon would actually have performed had they been combined throughout these periods. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included.

     The information in the following tables is based on the historical financial information that Community has presented in its prior filings with the SEC and the historical financial information for Tarpon included in this Proxy Statement/Prospectus. When you read the summary financial information provided in the following tables, you should also read the historical financial information provided in this document, which you can find beginning at page F-1, as well as the historical financial information in the other documents to which Community refers. See "Where You Can Find More Information," on page 43.

                                                            As of
                                        1998          September 30, 1999

Book value per share (period end):

Community                            $  8.24              $  8.65
Tarpon                                 12.87                12.12
Community pro forma combined            8.25                 8.54
Tarpon pro forma combined              13.20                13.66

End page 7
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                                                      For the nine months
                                                             ended
                                        1998           September 30, 1999

Cash dividends declared per share:

Community                             $  .10                $  .10
Tarpon                                   .20                   - -
Community pro forma combined             .11                   .09
Tarpon pro forma combined                .18                   .14

                                                      For the nine months
                                                             ended
                                        1998           September 30, 1999

Diluted income per share:

Community                             $  .85                $  .59
Tarpon                                   .38                  (.50)
Community pro forma combined             .79                   .50
Tarpon pro forma combined               1.26                   .80

Comparative Market Price Information

     The Community shares trade on the OTC Bulletin Board.
In sporadic trading, during the three months prior to the public announcement of the merger on October 12, 1999, and since that date, some 2900 Community shares have traded, at an average price of $15 per share.

     No established trading market for the Tarpon shares exists. Transactions in the Tarpon shares are infrequent and are negotiated privately between the persons involved in such transactions. Such transactions are not reported on an exchange or other organized trading system. For these reasons, Tarpon does not have reliable data regarding recent trading activity in the Tarpon shares. As of the date of this Proxy Statement/Prospectus, there were 307 holders of record of Tarpon shares. To the best knowledge of Tarpon's management, the Tarpon shares have always traded at or around $10.00 per share. The last transaction in Tarpon shares prior to announcement of the merger, for 100 shares, took place in April 1999, at a price of $10.00 per share.

     Based on this information, the following table sets forth the closing price for Community common stock on October 11, 1999, the estimated sale price of Tarpon common stock on such date and the Tarpon common stock equivalent, which is equal to the closing price of Community common stock on October 11, 1999, multiplied by 1.6:

          Community                 Tarpon Common       Tarpon Common
        Common Stock              Stock (estimated)   Stock Equivalent
        ------------              -----------------   ----------------
          $15.00                        $10.00            $24.00

End page 8
----------


     The market price of the Community shares may fluctuate before and after completion of the merger. No assurances can be given as to the market price of Community shares or Tarpon shares at, or in the case of the Community shares, after the effectiveness of the merger.

Pro Forma Financial Information

     Pro forma financial information reflecting the acquisition of Tarpon by Community is not presented here because the pro forma effect is not significant.

RISK FACTORS

     By voting in favor of the proposal to approve the merger, you will be choosing to invest in the Community shares. An investment in the Community shares involves a high degree of risk. In addition to the other information included in this document, you should consider the matters described below carefully in determining whether to approve the merger.

Because the          In the merger, each Tarpon share will be
exchanged price      exchanged for a combination of $24 in cash and
is fixed, you        1.6 shares of Community common stock. This
may receive          exchange price will not be adjusted if there is
less than you        an increase or decrease in the per share price
expected in          of Community from the $15 value assumed for
value for your       purposes of the merger. Should such share price
Tarpon shares.       decrease, due to changes in the business or
                     operations of Community, or due to general market conditions, you may receive less than you expected in value for your Tarpon shares.

You may have         The Community shares you will receive in the
difficulty in        merger will be freely transferable. However, at
selling your         this time, Community's common stock is traded
Community            sporadically and thinly on the OTC Bulletin
shares because       Board. After the merger, the Community common
of the sporadic      stock will become eligible for listing on the
and thin             NASDAQ National Market and management intends to
trading market       so list it. Nevertheless, there is no assurance
for such             that an active public market for your shares
shares.              will develop.

It will be           After the merger, you will become a shareholder
difficult for        of Community. In this connection, Community's
anyone to take       Articles of Incorporation and Bylaws contain
over Community.      certain anti-takeover provisions. These provisions
                     include:

                     * The power vested in the Board of Directors to fix the terms of any preferred stock in its sole discretion;

                     *  Staggered terms for the directors where only a third

End page 9
----------


                        of them stand for reelection in any given year; and

                     * The requirement that two-thirds of the shareholders approve mergers and similar transactions, amendments to the Articles of Incorporation and Bylaws and removal of directors.

                    These provisions may discourage non- negotiated takeover attempts that you might consider to be in your best interest. They will also tend to perpetuate existing management. See "Description of Stock and Effect of Merger on the Rights Tarpon Shareholders - Staggered Board of Directors; Supermajority Approvals," on page 26.


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Both Community and Tarpon make forward-looking statements in this document and in the Community public documents, that are subject to risks and uncertainties.
These forward-looking statements include information about possible or assumed future results of operations. Also, when the words "believes," "expects," "anticipates" or similar expressions are used, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of the two companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements.


                                  SPECIAL MEETING

General Information

        This Proxy Statement/Prospectus is being furnished to the Tarpon shareholders in connection with the solicitation, by and on behalf of the Board of Directors of Tarpon, of proxies for use at the Special Meeting of shareholders of Tarpon to be held at 10:00 A.M., local time, on February --, 2000, at Tarpon's main office at 710 East Tarpon Avenue, Tarpon Springs, Florida 34789, and at any adjournment thereof, and is being mailed on January --, 2000, to the Tarpon shareholders entitled to receive notice of and to vote at the Special Meeting.

     The Special Meeting has been called by the Board of Directors of Tarpon so that Tarpon shareholders may consider and vote upon a proposal to merge Tarpon with Community, with Community as the resulting bank holding company, pursuant to the Merger Agreement, a copy of which is attached as Appendix "C" to this Proxy Statement/Prospectus and incorporated herein by this reference. Upon the consummation of the merger, each Tarpon share will be cancelled and converted into the right to receive at the election of its holder $24.00 in cash or 1.6 Community shares, provided that, except with respect to Tarpon shares held by dissenting shareholders, in no event shall the total consideration received by any Tarpon shareholder consist of Community shares to the extent of less than 60%.

End page 10
-----------

     No fractional Community shares will be issued in connection with the merger, but, rather, cash (without interest) will be paid in lieu thereof, with the amount of cash in lieu of fractional shares to be determined based upon the $15 per share price.

Voting Information

        At the close of business on January --, 2000, the record date for determining the Tarpon shareholders eligible to receive notice of and to vote at the Special Meeting, 155,000 Tarpon shares were issued and outstanding. With respect to all matters to be considered and voted upon at the Special Meeting, each holder of Tarpon shares is entitled to one vote for each Tarpon share he or she holds on the record date.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding Tarpon shares is necessary to constitute a quorum at the Special Meeting. Some proxies may be broker non-votes (marked to indicate that the shares are not being voted on the Merger Agreement). Any proxy authorized to be voted at the Special Meeting, whether or not the proxy is marked to "ABSTAIN" or to effect a broker non-vote, will be counted in establishing a quorum.

     Approval of the Merger Agreement and the authorization of the merger require the affirmative vote of the holders of a majority of the issued and outstanding Tarpon shares entitled to vote at the Special Meeting. Consequently, both abstentions and broker non-votes will have the effect of a vote "AGAINST" the approval of the Merger Agreement.

        As of the record date for the Special Meeting, Tarpon's directors, executive officers and their affiliates had the power to vote, or direct the voting of, approximately 60.8% of the issued and outstanding Tarpon shares entitled to be voted at the Special Meeting. The following table shows all persons who are "beneficial owners" of more than five percent of Tarpon's common stock as of January --, 2000.

Name and Address of Beneficial Owner   Number of Shares   Percent of Class(1)
------------------------------------   ----------------   ----------------
Mary Z. Smitzes                             92,050*              59.39%
P. O. Box 236
Tarpon Springs, Florida 34688-0236

* Information relating to beneficial ownership of common stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) The percentages are based on 155,000 shares of common stock outstanding.


End page 11
-----------

     The following chart shows the number of shares of Tarpon's common stock that each executive officer and director of Tarpon beneficially owns, and the total common stock that such person own as a group:

Name and Address of Beneficial Owner   Number of Shares   Percent of Class(1)
------------------------------------   ----------------   ----------------
Mary Jane Lindsay                          900(2)                 .58%
P. O. Box 1913
Tarpon Springs, Florida 34688-1913

Barbara E. Richards                        200                    .12%
3626 Brompton Drive
Holiday, Florida 34691-4903

Mary Z. Smitzes                         92,050                  59.39%
P. O. Box 236
Tarpon Springs, Florida 34688-0236

Raymond C. Stinson                         100(3)                 .05%
5900 Riverlawn Court
Holiday, Florida 34690-2526

Leah E. Underwood                        1,000                    .64%
90 Highland Avenue, #1404
Tarpon Springs, Florida 34689-5353      _______                ______

All directors and named                  94,250                 60.8%
  executive officers as a group

(5 persons)

(1) The percentages are based on 155,000 shares of common stock outstanding.

(2) Includes 350 shares held as a joint tenant with Melpomone J. Smitzes and 350 shares held as a joint tenant with Helen J. Smitzes.

(3)  Held as joint tenant with Barbara J. Stinson.

     Tarpon's management anticipates that all Tarpon shares as to which Tarpon's present directors, executive officers and their affiliates control the voting power will be voted "FOR" approval of the Merger Agreement and the authorization of the merger. There are no arrangements or undertakings among Tarpon's present directors and their associates and Community with respect to election of directors after the merger or other matters.

     Shares represented by properly executed proxies, if such proxies are received at or prior to the Special Meeting and not subsequently revoked, will be voted at the Special Meeting in accordance with the choice specified therein, or, if no choice is specified therein, will be voted

End page 12
-----------

"FOR" approval of the Merger Agreement and the authorization of the merger. A proxy may be revoked by its maker at any time before it is exercised by giving written notice of revocation to Tarpon's secretary or by properly submitting to Tarpon a duly executed proxy bearing a later date. Attendance at the Special Meeting will constitute revocation of the proxy if the shareholder elects to vote in person.

     The cost of soliciting proxies from holders of the Tarpon shares will be borne by Tarpon. In addition to use of the mail, Tarpon shareholders may be solicited by personal contact, or by telephone, e-mail or other electronic communications, by directors, officers or employees of Tarpon, who will receive no additional compensation for these activities. Tarpon will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation of proxies.


                                  THE MERGER

     The terms of the proposed merger are set forth in the Merger Agreement, which is incorporated by reference into and a copy of which is attached as Appendix "C" to this Proxy Statement/Prospectus. The following description of the merger summarizes the principal provisions of the Merger Agreement; however, it is not complete, and is qualified in all respects by reference to the Merger Agreement. All Tarpon shareholders are urged to read carefully the Merger Agreement, as well as all other appendices, in their entirety.

The Merger Agreement

     The Board of Directors of Tarpon has approved, and the proper officers of Tarpon have executed and delivered, the Merger Agreement. The Merger Agreement sets forth the terms of the merger and contains representations and warranties of each of Community and Tarpon, conditions precedent to each of Community's and Tarpon's obligations to consummate the merger, provisions relating to Tarpon's operations pending consummation of the merger and certain other provisions.

How the Merger Will Work

     At the Effective Time of the Merger, which is the date of or to be specified in the certificate to be issued by the Secretaries of State of Georgia and Florida causing the merger to become effective, the issued and outstanding shares of Tarpon common stock will be converted into the right to receive either $24 in cash or 1.6 shares of Community common stock. Within 10 business days after the Effective Time of the Merger, Community, as the Exchange Agent, will send to each Tarpon shareholder a letter of transmittal. In this letter, each Tarpon shareholder will be asked to select the relative percentage of cash (not to exceed 40%) and Community shares he/she desires, and to attach his/her Tarpon stock certificates. The cash and stock certificates representing the Community shares will be distributed by Community as promptly as practicable after receipt of each letter of transmittal and the Tarpon stock certificates.

End page 13
-----------


     Community will not issue fractional shares of Community common stock in connection with the merger. Instead, Community will pay cash (without interest) in lieu of fractional shares, with the amount of cash to be paid in lieu of fractional shares being determined based upon the $15 per share purchase price.

     The delivery of cash and Community stock certificates may be subject to possible forfeiture under applicable escheat laws if Tarpon stock certificates are not surrendered for exchange within the legally specified periods of time, which periods vary with the state of residence of the certificate holder. Therefore, we urge all Tarpon shareholders to surrender their Tarpon stock certificates at the earliest possible date after consummation of the merger.

     On the basis of the number of shares of Tarpon common stock which were outstanding on the date of this Proxy
Statement/Prospectus, a maximum of 248,000 shares and a minimum of 148,800 shares of Community common stock may be issued to the Tarpon shareholders pursuant to the terms of the Merger Agreement.

Background of and Reasons for the Merger

     In early April 1999, shortly before his death on April 18, 1999, Louis J. Smitzes, then Chairman of the Board and President of Tarpon, having been introduced to Community by Francis & Co., CPA's, inquired with Community about a possible affiliation. Immediately after Mr. Smitzes' death, the Board of Directors of Tarpon intensified its efforts to examine all strategic alternatives available to Tarpon, including a possible merger with Community. After a thorough analysis of these alternatives, it became apparent to the Board of Directors that a merger with and into a larger, better capitalized bank holding company, but one which will allow First National Bank to preserve its local identity as a community bank and yet make First National Bank better equipped to compete within its marketplace of Pinellas County, would be the alternative best suited for Tarpon. The Board of Directors then determined that a merger with and into Community, not a large multi-state financial institution already having banking subsidies in Florida, would meet Tarpon's objectives, including the preservation of the local identity of First National Bank as a community bank.

     After a period of mutual due diligence and to allow Tarpon to settle certain litigation, the Merger Agreement was unanimously approved by the Board of Directors of both companies on September 29, 1999, became effective on October 8, 1999 and was publicly announced on October 12, 1999.

     The terms of the merger were the result of arms'-length negotiations between representatives of Tarpon and representatives of Community. Without assigning any relative or specific weights to the factors, the Board of Directors of Tarpon considered the following material factors:

     * the value of the consideration to be received by Tarpon shareholders relative to the book value and earnings per share of Tarpon common stock;

End page 14
-----------

     * information concerning the financial condition, results of operations and business prospects of Community and the compatibility of Community's banking concept with Tarpon's;

     * the financial terms of recent business combinations in the financial services industry;

     * the alternatives to the merger, including remaining an independent institution;

     * the competitive and regulatory environment for financial institutions generally;

     * the fact that the merger will enable Tarpon shareholders to exchange their Tarpon shares, in a tax-free or partially tax-free transaction, for shares of common stock of a larger bank holding company, the stock of which is publicly traded; and

     * the opinion of Ewing, that the consideration to be received by Tarpon shareholders as a result of the merger is fair from a financial point of view.

     Each member of the Board of Directors of Tarpon has agreed to vote his/her shares of Tarpon common stock in favor of the merger.

TARPON'S BOARD OF DIRECTORS RECOMMENDS THAT TARPON
SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER
AGREEMENT.

     Management of Community believes that the merger will provide Community with expanded market opportunities for profitable long-term growth. Management of Community also believes that the merger will result in a profitable integration of Tarpon as a well positioned banking organization into Community's existing organization.

Opinion of Financial Adviser

     Tarpon has retained Ewing to render to Tarpon's Board of Directors an opinion with respect to the fairness to the shareholders of the consideration to be received in the merger from a financial point of view. On December 2, 1999, Ewing delivered to Tarpon a letter confirming the consideration to be received as fair from a financial point of view. The full text of the letter appearing as Appendix "B" to this Proxy Statement/Prospectus, should be read
carefully and in its entirety.    Ewing did not recommend
the amount of consideration to be paid in the merger and
    Ewing's opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction. The fairness opinion was based upon information available to Ewing as of the date the opinion was rendered.

     In rendering its opinion, Ewing has, among other things:

    * reviewed certain publicly available financial and other data with respect to Community, including audited financial statements for the past three years, Tarpon's

End page 15
-----------

       audited financial statements for the past three years, and certain other relevant financial and operating records of Tarpon and Community;

     *  reviewed the Merger Agreement;

     * reviewed certain historical market prices and trading volumes of the Community common stock as reported by the OTC Bulletin Board and historical and current market prices for the Tarpon shares;

     * considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions which Ewing deemed to be comparable, in whole or in part, to the merger;

     * analyzed the business prospects of Tarpon and Community, and the economies of their respective markets;

     * inquired about and discussed the Merger Agreement and other related matters with Tarpon's counsel; and

     * performed such other analyses and examinations as Ewing deemed appropriate.

     In connection with this review, Ewing assumed and relied on the accuracy and completeness of the financial and other information provided to it by Tarpon and Community. Ewing made no independent verification of the supplied information, did not make or obtain any evaluation or appraisal of the assets or liabilities of Tarpon and did not review any credit or loan files from Tarpon's loan portfolio. Ewing did hold discussions with the management of Tarpon concerning its historical operations and future prospects and the decision of its Board of Directors to negotiate with Community. The opinion is based upon market and economic conditions as they existed on the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes in the market price of securities, the results of operations, or material changes in the value of the assets or liabilities of Tarpon could affect the assumptions used and the conclusions of the opinion.

     Ewing is a regional investment banking firm that specializes in the research, trading, and provision of corporate finance services to the banking and thrift industries. Tarpon's Board of Directors selected Ewing to provide the opinion on the basis of the firm's expertise in mergers and acquisitions of community banks, prior experience with Community, and knowledge of the history of Tarpon.

     The following summary of the analysis performed by Ewing in connection with its opinion is not a complete description of the analysis performed by Ewing. The evaluation of the fairness, from a financial point of view, of the consideration to be received in the merger was to some extent a subjective one based on the experience and judgment of Ewing and not merely the result of mathematical analysis of financial data. The preparation of a fairness opinion involves a determination as to the most appropriate factors to be considered as well as relevant methods of financial analysis and the application of those factors and methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description.

End page 16
-----------

Ewing believes that its analysis must be considered as a whole and that selecting only portions of the analysis and factors considered by Ewing could create an incomplete view of the process underlying Ewing's opinion. In addition, Ewing may have given various factors more or less weight than others and may have deemed various assumptions more or less probable than other assumptions. In its analysis, Ewing incorporated numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Tarpon's and Community's control. Any estimates contained in Ewing's analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Such estimates were prepared solely as part of Ewing's analysis of the fairness to Tarpon's shareholders of the consideration to be paid in the merger.

     Value and Liquidity of Community Shares. Ewing reviewed the terms of the proposed consideration as reflected in the Merger Agreement, which include the issuance of Community shares plus cash for shares of Tarpon. Ewing observed that the six-month average trading price of Community shares which are listed on the OTC Bulletin Board market has been approximately $15.00 per share. Ewing observed that the trading volume in the shares has been nominal, as the average trading volume for the period July 1999-November 1999 has been not more than 2000 shares per month, and that there is only one broker-dealer making a market in the stock. As the number of Community shares to be issued in the merger will be at a minimum 148,800 shares with a maximum of 248,000 shares, the impact on the market price of Community shares caused by even a small percentage of these shares being offered for resale could be significant. For this reason, Ewing believes that a "lack of marketability" discount should be applied to the indicated market value of $15.00 per share to determine a range of market value for the Community shares after their issuance to Tarpon shareholders. Ewing applied a 20% discount to the $15.00 price per share and determined that a range of value for Community shares would be between $12.00 and $15.00 per share.

     Selection of Valuation Method. Of the four likely methods, the Comparison Method, Control Premium Method, Net Asset or Liquidating Value Method and Discounted Cash Flow Method, Ewing found that the Comparison Method is the only one appropriate for use in Tarpon's circumstances. Under this method, a comparison is made between the purchase price of the transaction in question with prices paid for similar banks during periods of similar economic activity where prices are compared on the basis of ratios commonly used in the industry, including price-to-book, price-to-earnings, and price-to-deposits.

     Analysis of Comparable Companies. Using industry information, including information prepared by SNL Securities, Ewing compared the financial performance of Tarpon with the average performance of 201 independent Florida community banks. The performance indicators, taken from the 1998 results, utilized by Ewing for this comparison included:

     * the return on average assets, which was .26% for Tarpon compared to .87% for the 201 banks;

     * the return on average equity, which was 2.91% for Tarpon compared to 9.68% for the 201 banks;

End page 17
-----------

     * the equity-to-assets ratio, which was 9.16% for Tarpon compared to 8.56% for the 201 Florida banks; and

     * the ratio of non-performing assets-to-assets, which was .28% for Tarpon compared to .29% for the 201 banks.

     On the whole, Ewing observed that Tarpon's operating performance in 1998 and in 1999 did not compare favorably with the average performance of Florida's 201 community banks.

     Analysis of Comparable Transactions. Ewing reviewed the terms and financial characteristics of selected transactions involving the acquisition of Florida banks by commercial bank holding companies in 1998 and 1999. For comparison, Ewing selected transactions involving similarly performing banks in Florida during the 21 month period commencing January 1, 1998 and ending September 30, 1999. A total of 30 transactions were identified, which Ewing believed was a sufficiently large number for comparison purposes. After eliminating all transactions involving selling banks with assets in excess of $75 million, transactions in which the operations of the selling bank were unprofitable in the year of acquisition and transactions involving selling banks with non-performing assets in excess of 1% of assets, Ewing used 12 of the 30 transactions as the basis for comparison.. In the comparison, Ewing analyzed the two ratios that are generally utilized in the banking industry for comparing the prices paid in transactions involving banks. These ratios are price-to-book value ratio, which was between 1.73 and 1.92 for the Tarpon/Community transaction compared to an average of 2.67 for the 12 transactions, and price-to-earnings ratio, which was between 57.0 and 65.0 for the Tarpon/Community transaction compared to 22.74 for the 12 transactions. On the whole, Ewing observed that the price to be paid by Community is somewhat lower than the price paid in the comparable transactions when based on the price-to-book ratio, but is very much higher when based on the price-to-earnings ratio.

     Because the reasons for and circumstances surrounding each of the transactions analyzed were diverse and because of the inherent differences between the operations of Tarpon and the 12 banks in the selected transactions, Ewing believed that a strict reliance on the quantitative comparable transaction analysis is not meaningful without further qualitative considerations. Ewing believed that the proper use of a comparable transaction analysis would involve qualitative judgments concerning differences between the characteristics of these transactions and the Tarpon merger which may have affected the acquisition value of the acquired companies and Tarpon. The qualitative factors considered by Ewing in connection with its opinion included Ewing's views as to the number of potential buyers in each of these transactions and the ability of the acquirors to implement cost savings and business synergies as a result of each merger.

     Analysis of Community's Financial Performance. Ewing performed an analysis as to the relative profitability and quality of the shares of Community including a comparison of Community's operating performance with the average of 5 other publicly traded smaller bank holding companies that serve smaller markets in Georgia. Ewing observed that for the twelve-month period ended June 30, 1999, Community produced an return on assets of 1.21% compared to an average of .98% for the 5 bank holding companies, a return on equity of 11.50% compared to an average of 10.51% for the 5 bank holding companies, and had non-performing assets-to-assets of .67% compared to an average of .45% for the 5 bank holding companies, and an equity-

End page 18
-----------

to-assets ratio of 10.48% compared to an average of 9.21% for the 5 bank holding companies. On the whole, Ewing observed that Community performed better than its peers with respect to 4 out of the 5 typical indicators of financial strength and performance.

     There was no one company or transaction used in the above analysis as a comparison that is identical to Tarpon, Community, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading of the companies to which they are being compared. Mathematical analysis (such as determining an average or median) is not, in itself, a meaningful method of using comparable company data. Analysis must also be given to the consolidation issues within the financial services industry.

     Ewing also analyzed the value that Community would add in terms of:

     *  liquidity,

     * capital required to continue the growth patterns of Tarpon, and the ability of senior management of Tarpon to complement that of Community as Community expands its franchise in Pinellas County, Florida.

     *  payment of future dividends.

     Trading in Community shares is currently being conducted on the OTC Bulletin Board, and upon the effectiveness of the merger, Community will apply to list the Community shares on the NASDAQ National Market. Ewing concluded that such listing will enhance the liquidity of the Community shares.

     Ewing is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for estate, tax, corporate and other purposes. Tarpon has paid Ewing a fee of $6,000 in connection with its engagement. No compensation payable to Ewing is contingent on the conclusions reached in the opinion of Ewing. Tarpon has also agreed to indemnify Ewing and certain related persons against certain liabilities relating to or arising out of its engagement.

     The foregoing description of Ewing's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Appendix "B" to this Proxy
Statement/Prospectus. A copy of the report which accompanied the opinion may be obtained by Tarpon shareholders by calling Barbara Richards at (727) 938-9771.

Conditions Precedent to Closing

     In addition to approval of the Merger Agreement by the shareholders of Tarpon, consummation of the merger is subject to the fulfillment, on or prior to the Effective
Time of Merger, of certain other conditions. Such conditions include, among others, the following:

End page 19
-----------


     *  the receipt of all necessary consents of the regulatory authorities;

     * there shall not be pending or threatened any action, proceeding or investigation in connection with the merger;

     * the accuracy of the representations and warranties of each of Community and Tarpon;

     * each of Community and Tarpon shall have performed and complied with all agreements and conditions to be performed or complied with by them under the Merger Agreement;

     * each of Community and Tarpon shall have delivered to the other party certain documents described in the Merger Agreement;

     * there shall have been no determination by either Community or Tarpon that any fact, event or condition exists or has occurred that, in the reasonable judgment of either party would have a material adverse effect on the other party or that would otherwise render inadvisable the consummation of the merger;

     * all employment agreements between Tarpon, First National Bank and any officer or employee shall be terminated as of the Effective Time of the Merger, and, at Community's election, satisfactory replacement agreements, if any, will have been executed and delivered;

     * Community shall have received the resignation of all officers and directors of Tarpon; and

     * the holders of not more than 5% of the Tarpon shares have elected to exercise their right to dissent for the merger and demand payment for cash for the fair value of their shares.

Regulatory Approvals

     Consummation of the merger and the transactions contemplated by the Merger Agreement are subject to, and conditioned upon, receipt of approval from the Fed. Application for prior approval pursuant to Section 3(a)(5) of the Bank Holding Company Act has been filed with the Fed on or about December 3, 1999. As of the date of this Proxy Statement/Prospectus, the Fed has not yet approved the merger. The merger may be consummated 30 days after the Fed grants its approval, although this period may be shortened to 15 days by the Attorney General of the United States. During this period, the United States Justice Department may challenge the merger on antitrust grounds.

     There can be no assurance that the Fed will approve or take other required action with respect to the merger. Community and Tarpon are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should any such other approval or action be required, Community and Tarpon expect to seek the

End page 20
-----------

approval or action. However, there can be no assurance as to whether or when any other approval or action, if required, could be obtained.

Waiver and Amendment

     Prior to the Effective Time of the Merger, any provision of the Merger Agreement may be waived by the party entitled to the benefits of such provision or by all parties, to the extent allowed by law. In addition, the Merger Agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between Community and Tarpon.

Termination

     The Merger Agreement may be terminated prior to the Effective Time of the Merger, either before or after its approval by the shareholders of Tarpon:

     *  by the mutual consent of Community and Tarpon

     * by Community or Tarpon if consummation if the merger does not occur by reason of the failure of any of the conditions precedent set forth in the Merger Agreement; or

     * by Community or Tarpon, in the event that the merger is not consummated by March 31, 2000, unless the failure to consummate by such time is due to the breach of the Merger Agreement by the party seeking to terminate.

Interests of Certain Persons in the Merger

     Except for Mary Z. Smitzes, no officer or director of Tarpon, or any associate of any such party, has any direct or indirect material interest in the merger, including agreements for the continued employment by Community after the merger. Effective after the merger, Community and Mary
Z. Smitzes will enter into a consulting agreement under which Mrs. Smitzes will receive an annual consulting fee of $50,000 for 5 years, as well as reimbursement for medical coverage and life insurance premiums both at levels in effect on December 31, 1998. The consulting agreement will terminate should Mrs. Smitzes die prior to the expiration of the 5-year period. Community's decision to enter into this agreement was based on the fact that Mrs. Smitzes has been actively involved with First National Bank since its inception and has many valuable contacts in the community. The Tarpon Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

Employee Benefits

     Under the Merger Agreement, Tarpon and Community will take appropriate steps to terminate all employee benefit plans of Tarpon and First National Bank as of the Effective Time of the Merger, or as promptly as practicable thereafter, except for the health plan currently in effect for employees of First National Bank, which shall continue in effect after the Effective Time of the Merger. After the termination of all such plans, the officers and employees of Tarpon will be eligible to participate in Community's employee benefit plans, including welfare

End page 21
-----------

and fringe benefit plans, on the same basis as any newly-hired employee of Community, but effective at the earliest applicable entry date set forth in such plans.

Income Tax Considerations

     The following summarizes the     opinion of Francis &
Co. with respect to the      material federal income tax
consequences of the merger to Community, Tarpon and the Tarpon shareholders. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to Tarpon shareholders who are not citizens or residents of the United States, who are financial institutions, tax exempt organizations, insurance companies or dealers in securities, or shareholders who acquired their shares of Tarpon common stock pursuant to the exerciserof options or otherwise as compensation. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. This discussion assumes you hold your shares of Tarpon common stock as a capital asset within the meaning of Section 1221 of the tax code. Each Tarpon shareholder should consult with his or her tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local or foreign law.

        The merger will qualify as a "reorganization" under
Section 368(a)(1)(A) of the Tax Code. If the merger does qualify as a reorganization, neither Tarpon nor Community will recognize any gain or loss for federal income tax purposes.

     The federal income tax consequences to you as a Tarpon shareholder will depend on whether you receive only shares of Community common stock or a combination of Community common stock and cash for your Tarpon common stock. The consequences of each of these two alternatives are summarized below.

     If you receive only shares of Community common stock, or only shares of Community common stock plus cash instead of a fractional share, in exchange for all your Tarpon common stock, then

     * You will not recognize any gain or loss on the exchange of your Tarpon common stock for Community common stock, except for the receipt of cash instead of a fractional share;

     * Your aggregate tax basis for the shares of Community common stock, including any fractional share interest, received for your Tarpon common stock will be the same as your aggregate tax basis for the Tarpon common stock;

     * Your holding period for shares of Community common stock, including any fractional share interest, received for your Tarpon common stock will include your holding period for the Tarpon common stock exchanged for the Community common stock.

End page 22
-----------


     * If you receive cash instead of a fractional share of Community common stock, you will recognize gain or loss equal to the difference between the amount of the cash received and your tax basis allocable to the fractional share. This gain or loss generally will be capital gain or loss.

     If you exchange your Tarpon common stock for shares of Community common stock and cash, not counting any cash received instead of a fractional share, then:

     * You will recognize any gain you realize up to the amount of cash received, excluding cash paid instead of a fractional share, but will not recognize any loss on the exchange of your Tarpon common stock for Community common stock and cash. The amount of gain or loss you realize will be the difference between your tax basis for your Tarpon common stock and the sum of the fair market value, on the date of the merger, of the Community common stock you receive and the cash you receive.

     * The amount of gain recognized generally will be a capital gain. Under certain circumstances, however, the amount of gain you recognize could be taxable as a dividend to the extent of the portion of Tarpon's accumulated earnings, as computed for federal income tax purposes, allocable to your stock at the time of the merger. None of your gain should be treated as a dividend if

          * The Community common stock you and related persons, directly or indirectly, own after the merger, as a percentage of all Community common stock, is less than

          * The percentage of all Community common stock that you and related persons would, directly or indirectly, own after the merger if all the outstanding Tarpon common stock were exchanged solely for shares of Community common stock.

     * Your aggregate tax basis for the shares of Community common stock, including any fractional share interest, received for your Tarpon common stock will be the same as your aggregate tax basis for the Tarpon common stock, plus the amount of gain you recognize, minus the amount of cash you receive, excluding cash paid instead of a fractional share.

     * If you exchange two or more "blocks" of Tarpon common stock for which you paid different prices per share or otherwise have different tax bases, the amounts of gain realized and recognized should be computed separately for each block. As a result, you may not reduce the amount of gain to be recognized for one block of Tarpon common stock by a loss you realize on another block.

     * If you receive cash instead of a fractional share, you will recognize gain or loss equal to the difference between the amount of cash received and your tax basis allocable to the fractional share. This gain or loss generally will be capital gain or loss.

End page 23
-----------

     You should consult your tax advisor to determine whether the gain you recognize on the exchange of your Tarpon common stock for Community common stock and cash is to be treated as a capital gain or as a dividend.

Accounting Treatment

     It is anticipated that the merger will be accounted for as a "purchase" for financial reporting purposes.

Expenses

     The Merger Agreement provides that Community and Tarpon will each pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own counsel and accountants.

Resales of the Community Shares

     The Community shares issued pursuant to the Merger Agreement will be freely transferable under the Securities Act of 1933, except for shares issued to any Tarpon shareholder who may be deemed to be an "affiliate" of Tarpon for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Persons who may be deemed to be "affiliates" of Tarpon will include certain officers and directors of Tarpon as well as principal (10% or more) shareholders of Tarpon. Affiliates may not sell their Community shares acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Under Rule 145, a former director of Tarpon will be able to sell his/her Community shares immediately after the merger if he/she does not become a director or an officer of Community, but subject to the volume limitations of Rule 144(e) under the Securities Act. The former director will be able to sell his/her Community shares without being subject to the volume limitations after the expiration of an one-year period after the Effective Time of the Merger.

     This Proxy Statement/Prospectus does not cover resales of Community shares following consummation of the merger, and no person may make use of this Proxy
Statement/Prospectus in connection with any such resale.

OTC Bulletin Board Listing; Future NASDAQ National Market Listing

     Community common stock is listed and traded on the OTC
Bulletin Board. The Community shares issued to the Tarpon shareholders pursuant to the Merger Agreement will also be so listed. After the merger, Community intends to list the Community shares on the NASDAQ National Market, in order to facilitate broader trading and to enhance the liquidity of the Community common stock.

End page 24
-----------


DESCRIPTION OF SECURITIES AND EFFECT OF MERGER ON THE RIGHTS
OF THE TARPON SHAREHOLDERS

     If the merger is consummated, Tarpon shareholders
(other than shareholders who perfect their statutory dissenters' rights against the merger) will become holders of Community shares.

     The following table sets forth, in summary form, a comparison of certain rights of shareholders owning
Community shares and shareholders owning Tarpon shares.

Community
          Tarpon

One vote for each share held
          One vote for each share held

No cumulative voting rights in
the election of directors,
meaning that the holders of a
plurality of the Community
shares elect the Board of
Directors
          No cumulative voting rights in
          the election of directors,
          meaning that the holders of a
          plurality of the Tarpon shares
          elect the Board of Directors

Dividends may be paid from funds
legally available, subject to
contractual and regulatory
restrictions
          Dividends may be paid from funds
          legally available, subject to
          contractual and regulatory
          restrictions

Right to participate pro rata in
distribution of assets upon
liquidation
          Right to participate pro rata in
          Distribution of assets upon
          liquidation

No pre-emptive or other rights
to subscribe for any additional
shares or securities
          No pre-emptive or other rights
          to subscribe for any additional
          shares or securities

No conversion rights
          No conversion rights

Directors serve staggered three-year terms
          Directors serve one-year terms

Certain corporate actions,
including business combinations,
an amendment of the Articles of
Incorporation, and the removal
of a director, require the
affirmative vote of two-thirds
of the votes entitled to be cast
by the holders of all voting
shares
          Corporate actions require the
          affirmative vote of a majority
          of the votes actually cast at a
          shareholders' meeting, except
          that an amendment of the
          Articles of Incorporation
          requires the affirmative vote of
          75% of the votes entitled to be
          cast by the holders of all
          voting shares

Preferred stock is authorized
          No preferred stock is authorized

     A copy of Community's Amended and Restated Articles of
Incorporation, dated May 21, 1999, and its Amended and
Restated Bylaws, is attached as Appendix "E" and "F," respectively, to this Proxy Statement/Prospectus.


End of page 25
--------------

Capitalization of Community

     Community is authorized to issue 60,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock and 10,000,000 shares of no par value preferred stock.
As of    January __, 2000,      there were 1,518,871 shares
of Community common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Community's Board of Directors may at any time, without additional approval of the Community shareholders, issue authorized but unissued shares of Community common or preferred stock.

Staggered Board of Directors; Supermajority Approvals

     Community's Articles of Incorporation and Bylaws contain several provisions that may make Community a less attractive target for an acquisition of control by an outsider who does not have the support of Community's Board of Directors.

     Pursuant to Community's Articles of Incorporation and Bylaws, Community's Board of Directors is divided into three classes of directors serving staggered three-year terms, with the terms of each class of directors expiring each succeeding year. Also pursuant to Community's Articles of Incorporation and Bylaws, the vote or action of shareholders possessing two-thirds of the votes entitled to be cast by the shareholders of all the issued and outstanding shares of Community capital stock is required to:

     *  remove a member of Community's Board of Directors;

     * approve any merger or consolidation of Community with or into any other corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of Community's assets to or with any other corporation, person or entity, with respect to which the approval of Community's shareholders is required by the provisions of the corporate laws of the State of Georgia; and

     * alter, delete or rescind any provision of Community's Articles of Incorporation.

     Because vacancies on the Board of Directors can only be filled by a majority vote of the directors then in office, Community's staggered Board of Directors makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the Board. A potential acquirer of Community may, therefore, be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Community.

Capitalization of Tarpon

     Tarpon is authorized to issue 500,000 shares of common
stock, $.1 par value.  As of    January __, 2000,
155,000 Tarpon shares were issued and outstanding. All outstanding Tarpon shares are fully paid and nonassessable.

End of page 26
--------------


     The foregoing summary relating to both Community and Tarpon is not complete and is qualified in all respects by reference to the Articles of Incorporation and Bylaws of each of Community and Tarpon and the laws of the States of Georgia and Florida, respectively.

Rights of Dissent and Appraisal

     In the event that the proposal is approved, under Florida law, each Tarpon shareholder may dissent from the merger and receive in cash the fair value, as of the day prior to the Special Meeting, of his/her Tarpon shares.
Such fair value is exclusive of any appreciation or depreciation in anticipation of the merger. The appraisal value of the Tarpon shares may differ from the consideration that a Tarpon shareholder would be entitled to receive under the terms of the merger. The following description summarizes the shareholder dissent provisions of the Florida Business Corporation Act, the full text of which is set forth as Appendix "A" to this Proxy Statement/Prospectus.

     Under Florida law, a Tarpon shareholder may dissent from the merger by complying with the following procedures:

     * the dissenting shareholder must deliver to Tarpon, prior to the Special Meeting, written notice of his or her intent to demand payment for his or her Tarpon shares;

     *  the dissenting shareholder must refrain from voting in favor of the
        proposal herein,     i.e. a failure to vote against the proposal will
        not     constitute a waiver of the shareholder's appraisal rights;

     * within 10 days after the date of the Special Meeting, Tarpon shall give written notice of authorization of the merger by the shareholders to such dissenting shareholder; and

     * within 20 days after the dissenting shareholder receives such notice of authorization of the merger, the dissenting shareholder shall file with Tarpon a notice of his or her election to dissent and a demand
        for payment of the fair value of his or her shares.     A mere vote
        against the proposal herein will not be deemed to satisfy such notice
        requirement.       The notice must state the name and address of the
        dissenting shareholder and the number of shares to which the shareholder is dissenting. Any dissenting shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with Tarpon simultaneously with the filing of the election to dissent. Any shareholder who fails to file this notice of election within this period of time will be bound by the merger.

     A shareholder may dissent as to less than all of the Tarpon shares held by him or her, and in such event, such dissenting shareholder is treated as two separate shareholders. Once Tarpon offers to pay the dissenting shareholder for such shares, the notice of election cannot be withdrawn except with the consent of Tarpon. However, the right of a dissenting shareholder to be paid the fair value of his or her shares shall cease if:

     *  the demand is withdrawn;

End of page 27
--------------

     *  the merger is abandoned;

     * no demand or petition for determination of fair value is filed with the appropriate court within the time provided by law; or

     * a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided under Florida law.

     Within 10 days after the later of the expiration of the period in which the dissenting shareholder may file a notice of election to dissent, or the Effective Time of the Merger (but in no event later than 90 days after the Special Meeting), Tarpon is required to make a written offer to each dissenting shareholder to purchase such shareholder's Tarpon shares at a price deemed by Tarpon to be the fair value of such shares. If, within 30 days after the making of such offer, any shareholder accepts the same, payment therefor shall be made within 90 days after the later of the date such offer was made or the consummation of the merger. However, if Tarpon has failed to make an offer to purchase or, within the 30 day period after Tarpon has made an offer to purchase, Tarpon and the dissenting shareholder are unable to agree with respect to a price, then Tarpon, within 30 days after receipt of written demand from such dissenting shareholder given within 60 days after the Effective Time of the Merger, shall, or at its election within such period, may, file an action in a court of competent jurisdiction in the county in which Tarpon maintains its registered office requesting that the fair value of the Tarpon shares be found and determined. If Tarpon shall fail to institute such proceedings, any dissenting shareholder may do so in the name of Tarpon. All dissenting shareholders, other than dissenting shareholders who have agreed with Tarpon as to the value of their Tarpon shares, shall be deemed to be parties to the proceeding as an action against their shares. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Tarpon shall pay each dissenting shareholder the amount found to be due to such shareholder within 10 days after a final determination of such proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest in the Tarpon shares.

     Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable. The cost and expenses of any such dissent proceeding shall be determined by the court and shall be assessed against Tarpon, but all or any part of such costs and expenses may be apportioned and assessed against the dissenting shareholders, in such amount as the court deems equitable, if the court determines that Tarpon made an offer to the dissenting shareholders and the shareholders' failure to accept such offer was arbitrary, vexatious, or not in good faith. The expenses awarded by the court shall include reimbursement for reasonable compensation for, and reasonable expenses of the appraisers, but not fees and expenses of any attorney or expert employed by any of the parties in the proceedings. However, reasonable compensation of attorneys and experts of shareholders who are party to the proceedings may be awarded at the court's discretion, if it is determined that the fair value of the shares materially exceeds Community's offer to purchase such shares.

End of page 28
--------------

     The foregoing is only a summary of the Florida law relating to shareholders rights of dissent. The full text of such provisions is set forth as Appendix "A" to this Proxy Statement/Prospectus and each Tarpon shareholder is urged to read these provisions carefully.


                             DESCRIPTION OF COMMUNITY

Business

     The disclosures made in this Proxy
Statement/Prospectus, together with the following information, which is specifically incorporated herein by this reference, describe the business of Community:

     1. Community's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

     2. Community's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999. June 30, 1999 and
September 30, 1999.

     3.     Community's Current Report on Form 8-K, dated
October 12, 1999.

        The Forms 10-KSB and 10-QSB referred to above are attached as Appendix G and Appendix H, respectively, to this Proxy Statement/Prospectus.

Additional Information

     Information relating to executive compensation, voting securities and securities held by directors and principal holders, and other related matters as to Community is incorporated by reference as set forth in Community's
   Schedule 14A, filed with the SEC on April 13, 1999, which is incorporated herein by reference. Tarpon shareholders desiring copies of any of these documents may read and/or copy them at the SEC or obtain them from Community, all as stated under "Where You Can Find More
Information," on page 43.

     Asset Quality.  The following schedule summarizes
Community's asset quality position at September 30, 1999 and December 31, 1998:

                                         September 30,       December 31,
                                             1999                1998
                                         -------------       ------------
Non Accruing loans                         $360,011           $   67,467
Loans 90 days past due
  and still accruing interest               113,920              572,000
Troubled debt restructuring                     - -                  - -
Potential problem loans                     685,542            1,143,988

     Potential problem loans include non-accruing loans, loans 90 days past due and still accruing interest, troubled debt restructuring, and any other loans exhibiting above-average

End of page 29
--------------


credit weaknesses. As evidenced by the above Schedule, potential problem loans were reduced from $1,143,988 at December 31, 1998 to $685,542 at September 30, 1999. The majority of the above reduction was due to charge-offs recorded during the nine-month period ended September 30, 1999.

     Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal or they become contractually in default for 90 days or more as to either interest or principle unless they are both well secured and in the process of collection.

     Management is not aware of any loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been disclosed above, which
(a) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (b) represent material credits about which management is aware of information which causes it to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     Allowance for Loan Losses. Community maintains an allowance for loan losses appropriate for the quality of the loan portfolio and sufficient to meet anticipated future loan losses. Community utilizes a comprehensive loan review and risk identification process to determine the adequacy of the allowance. Many factors are considered when evaluating the allowance, including historical loss trends; migration trends in criticized and classified loans in the portfolio; trends in past due and non-accrual loans; trends in portfolio volume, composition, maturity and concentrations; changes in local and regional economic market conditions; the accuracy of the loan review and risk identification system; and the experience, ability, and depth of lending personnel and management.

     In determining the appropriate level of the allowance, Community relies primarily on analysis of the major components of the loan portfolio such as commercial loans, commercial real estate loans, consumer loans, construction loans, residential real estate loans, and all other loans and unfunded commitments. Community has established a minimum loss factor for certain problem loan grade categories and for general categories of non-performing loans. All significant problem loans are reviewed individually to establish either the minimum loss factor (formula) or a specific reserve higher than the formula. All significant non-problem loans are reserved at the greater of the minimum loss rate for the category of loans or the weighted average historical loss rate over a defined loss horizon as computed from the migration analysis. Other homogenous loan pools such as the consumer loans, construction loans, and residential mortgage loans are reserved at the greater of the minimum loss rate or the weighted average historical loss rate as computed in the migration analysis

     Approximately 96% of Community's loan portfolio was made to borrowers residing in Turner County, Georgia and Crisp County, Georgia. These two counties are heavily dependent upon the agricultural industry and the ultimate collectibility of a substantial portion of Community's loan portfolio is thus dependent on or susceptible to agricultural production, commodity prices and land values.

End of page 30
--------------



     The allowance for loan losses approximated 1.66% of outstanding loans at September 30, 1999 as compared to 2.02% at December 31, 1998. The reason for the above decline is twofold: (i) The allowance was reduced by approximately $62,000 due to heavy charge-offs experienced during 1999, and (ii) the loan portfolio grew by approximately $16.2 million due to a strong loan demand.

     The table below summarizes the changes in the allowance for loan losses for the nine-month period ended September
30, 1999 and the year ended December 31, ;998.

                                     Nine-month
                                    Period ended           Year ended
                                 September 30, 1999    December 31, 1998
Allowance for loan losses
  at beginning of period             $ 1,824,179          $ 1,115,706

Less: loans charged off                 (753,802)            (571,777)

Recoveries on loans
  previously charged off                  31,846              110,033
                                      ----------           ----------

Net loans charged off                    721,956              461,744

Provision for loan losses
  charged to income                      660,000              720,000
                                      ----------           ----------

Allowance for loan losses
  at end of period                   $ 1,762,223           $1,824,179
                                      ==========          ===========

Ratio of net charge offs to average
  loans outstanding (annualized)            .98%                 .55%

     As evidenced in the above schedule, Community is experiencing heavier losses in 1999 when compared to 1998. This is mainly due to weaknesses in the agricultural industry (low commodity prices, drought conditions) upon which a significant portion of Community's loans are dependent. Also note that 69.3 % of the charge-offs in 1999 resulted from a single customer relationship. Absent that single relationship, net charge-offs to average loans would have amounted to only .30%.

     Management considers the allowance for loan losses to be adequate and sufficient to absorb possible future losses; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

     Liquidity and Sources of Capital.  As of September 30,
1999, Community National Bank's capital was $9.5 million.
This level of capitalization is adequate based on the following capital ratios and guidelines.

End of page 31
--------------


                                             Bank's       Minimum required
                                       September 30, 1999     by the OCC
                                       ------------------     ----------
Leverage ratio                                7.9%                4.0%.
Risk weighted ratio                          10.6%                8.0%

     Total assets increased by $5.1 million to $126.7 million during the nine-month period ended September 30, 1999. The increase is attributed to a single deposit, the majority of which had been withdrawn by October 15, 1999.

     Liquidity is Community's ability to meet all deposit withdrawals immediately, while also providing for the credit needs of customers. The September 30, 1999 financial statements evidenced a satisfactory liquidity position as total cash and cash equivalents amounted to $4.8 million, representing 3.8% of total assets. Investment securities amounted to $8.7 million, representing 6.9% of total assets; these securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. Community National Bank is a member of the Federal Reserve System and is maintaining relationships with several correspondent banks and, thus, could obtain funds on short notice. Community's management closely monitors and maintains appropriate levels of interest earning assets and interest bearing liabilities, so that maturities of assets are such that adequate funds are provided to meet customer withdrawals and loan demand. There are no trends, demands, commitments, events or uncertainties that will result in or are reasonably likely to result in Community's liquidity increasing or decreasing in any material way.

     Results of Operations. Net income for the three months ended September 30, 1999 amounted to $404,551 or $.23 per diluted share. For the three-month period ended September 30, 1998, net income amounted to $303,702 or $.25 per diluted share, Basic earnings per share for each of the three-month periods ended September 30, 1999 and 1998 amounted to $.27. The reduction in diluted earnings per share figures for the three-month period ended September 30, 1999 as compared to the three-month period ended September 30, 1998 is mainly due to the fact that the average number of shares outstanding increased by approximately 400,000, and due to the granting of 110,000 stock options in connection with the organization of Cumberland National Bank. Net income over the above periods, however, has increased by $100,849 due to increases of $158,610 in net interest income, and $38,629 in service charges, and decreases of $19,026 in operating expenses and $77,300 in tax provisions.

     For the nine-month periods ended September 30, 1999 and 1998, net income amounted to $1,054,004 and $850,216, respectively. Despite the higher income in the first nine-months of 1999, earnings per share declined 'when compared to the nine-month period ended September 30, 1998. As mentioned earlier, this is due to the significantly higher average number of shares of common stock and stock options outstanding in the 1999 period. For the nine-month periods ended September 30, 1999 and 1998, diluted earnings per share amounted to $.59, and $.69, respectively; basic earnings per share for the above, periods amounted to $.69 and $.77, respectively. Below is a more detailed discussion concerning results of operations for the nine-month periods ended September 30, 1999 and 1998:

End of page 32
--------------


     * Earning assets have increased from $103.9 million at September 30, 1998 to $117.5 million at September 30, 1999. As a consequence, net interest income, which represents the difference between interest received on interest earning assets and interest paid on interest bearing liabilities, has increased from $3,814,645 to $4,195,863 for the same period one year later, representing an increase of $381,218, or 10.0%.

     * Other income increased from $410,245 for the nine-month period ended September 30, 1998 to $572,148 for the nine-month period ended September 30, 1999. The above increase of $161, 903 represents a 39.5% improvement. This increase is primarily due to increased activity in transactional accounts due to a higher deposit base, as well as to increases in the fee structure.

     * Other operating expenses increased from $2,181,669 for the nine-month period ended September 30, 1998 to $2,413,143 for the nine-month period ended September 30, 1999. The above increase amounting to $231,474 represents an increase of 10.6%. The primary reasons for the increase are expenses associated with the preparation for the opening of Cumberland National Bank. Such expenses include personnel and professional costs. Note, however, that as a percent of average assets, operating expenses declined from 2.89% for the nine-month period ended September 30, 1998, to 2.59% for the same period one year later.

     At September 30, 1999, the allowance for loan losses amounted to $1,762,223, or 1.66% of gross loans. At December 31, 1998, the allowance amounted to $1,824,179, or 2.02% of gross loans. The primary reasons for the reduction in the reserve for loan losses can be attributed to heavier than normal charge-offs. For the nine-month period ended September 30, 1999, net charge-offs amounted to a proximately $721, 957, of which $453,000 was associated with a single credit relationship. Management considers the allowance for loan losses to be adequate and sufficient to absorb possible future losses; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

     Community is not aware of any current recommendation by the regulatory authorities which, if they were to be implemented, would have a material effect on the Company's liquidity, capital resources, or results of operations.

Disclosure of Commission Position on Indemnification for
Securities Act Liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Community pursuant to the foregoing provisions, or otherwise, Community has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Community of expenses incurred or paid by a director, officer or controlling person of Community in the successful

End of page 33
--------------


defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Community will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SUPERVISION AND REGULATION

Community

     General. Community is a bank holding company within the meaning of the Bank Holding Company Act and is registered with the Fed. Community National Bank and Cumberland National Bank, Community's banking subsidiaries, are each subject to restrictions under federal law which limit the transfer of funds by it to Community, whether in the form of loans, extensions of credit, investments or asset purchases, to 10% of its capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. Except as allowed under the recently enacted Financial Services Modernization Act of 1999 (see discussion below), the Bank Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in nonbanking activities. An exception to this prohibition is for activities expressly found by the Fed to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     As a bank holding company, Community is required to file with the Fed periodic reports and such additional information as the Fed may require. The Fed may also make examinations of Community and each of its subsidiaries.

     The approval of the Office of the Comptroller of the Currency, or the OCC, is required for any dividend proposed to be paid by a national bank subsidiary to Community if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the OCC, for that year, combined with its retained net profits for the preceding 2 years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Under the foregoing laws and regulations, at December 31, 1998, approximately $967,191 was available for payment of dividends to Community by its subsidiaries, primarily Community National Bank. In addition to the foregoing restrictions, the Fed has the power to prohibit the payment of dividends by bank holding companies, if their actions constitute unsafe or unsound practices and the OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

     Capital Adequacy. Under the Fed's risk-based capital guidelines currently applicable to Community, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank under the guidelines, a bank must have a total risk-based capital ratio in excess of 10%. At December 31, 1998, Community
National Bank, Community's then only existing subsidiary, was considered "well capitalized." Under these guidelines, at least half of the total capital must be

End of page 34
--------------


comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting certain intangibles, and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves. Community National Bank and Cumberland National Bank is each subject to similar capital requirements adopted by the OCC. In addition, the Fed, the OCC and the Federal Deposit Insurance Corporation, or the FDIC, have adopted a minimum leverage ratio (Tier 1 capital to adjusted quarterly average assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3%, unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets. On December 31, 1998, Community's consolidated Tier 1 capital ratio was 13.8%, the total risk-based capital ratio was 15.1% and the leverage ratio was 11.9%. Each of these ratios exceeds the current Fed and OCC capital guidelines. Each of Community's subsidiary banks is in compliance with the applicable minimum capital requirements as of the date of this Proxy Statement/Prospectus.

     Failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC, issuance of a capital directive, a prohibition on the taking of brokered deposits and certain other restrictions on its business.

     The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, substantially revised the depositary institution regulatory and funding provisions of the Federal Deposit Insurance Act as well as several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depositary institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, is adequately capitalized if it meets each such measure, is undercapitalized if it fails to meet any such measure, is significantly undercapitalized if it is significantly below any such measure and is critically undercapitalized if it fails to meet any critical capital level set forth in applicable regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits

End of page 35
--------------


from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     Source of Strength. According to Fed policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support.

     Recent Legislation. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1999, as of September 29, 1995, adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks were preempted as of the effective date, although states were permitted to require that target banks located within the state be in existence for a period of up to five years before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that would result in the acquiror controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirors, and the federal deposit caps apply only to initial entry acquisitions. In addition, the Interstate Banking Act provides that as of June 1, 1997, adequately capitalized and managed banks may engage in interstate branching by merging banks in different states and allowing banks to maintain branches in states other than the states where they maintain their principal place of business.

     On November 12, 1999, President Clinton signed into law Public Law 106-102, known as the Gramm-Leach-Bliley Act, or the Financial Services Modernization Act of 1999. The Modernization Act repeals the Glass-Stegall Act by allowing full affiliation between banks, securities firms and insurance companies. After March 19, 2000, the effective date of the relevant provisions of the Modernization Act, this act is likely to result in mergers among banks, securities firms and insurance companies and the formation of financial holding companies subject to the supervision of both the Fed and the SEC. Passage of the Modernization Act is very likely to increase competition faced by Community it its markets, with some of the competitors having significantly greater resources than Community.

Tarpon

     Because Tarpon is a bank holding company within the meaning of the Bank Holding Company Act and is registered with the Fed, and because First National Bank, Tarpon's sole banking subsidiary, is a national banking association, Tarpon and First National Bank are subject to regulations substantially the same as those to which Community and its national bank subsidiaries are subject. On December 31, 1998, the First National Bank had a Tier 1 capital ratio of 21.0%, a total risk-based capital ratio of 22.2% and a leverage ratio of 9.3%.

End of page 36
--------------


                              DESCRIPTION OF TARPON

Background

     Tarpon was chartered on November 13, 1984, and has operated its wholly-owned direct subsidiary First National
Bank, Tarpon Springs, Florida, since August 1985.

Business

     Services Offered. The principal business of Tarpon is to operate First National Bank, which accepts deposits from the public and makes loans and other investments in and around its primary service area of Tarpon Springs, Florida. The principal sources of income for First National Bank are interest and fees collected on loans, interest and dividends collected on other investments, and service charges on deposit accounts. The principal expenses of the First National Bank are interest paid on deposits, employee compensation, office expenses, and other overhead expenses.

     First National Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand accounts, savings accounts, and other time deposit accounts. In addition, retirement accounts such as Individual Retirement
Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law, which is generally $100,000 per depositor subject to certain aggregation rules.

     First National Bank also provides loans to businesses, including both secured and unsecured short-term loans for working capital purposes, term loans for fixed asset and expansion needs such as real estate acquisition and improvements, real estate construction loans, and other commercial loans suitable to the needs of its business customers. Loans to individuals which are offered by First
National Bank include second mortgage loans and installment loans for personal use such as education and personal investment, or for the purchase of automobiles or other consumer items.

     Market Area and Competition. First National Bank's primary service area is northern Pinellas County, Florida, including the city of Tarpon Springs and the contiguous towns of Holiday and Palm Harbor. Pinellas County occupies a peninsula bordered by the Gulf of Mexico on the west and by Tampa Bay on the east, covering approximately 264 square miles. As of June 1998, the county had a permanent population of approximately 878,000, some 40,921 additional seasonal residents, and an estimated 4,251,045 visitors. Tarpon Springs is the county's oldest city. It was incorporated in 1887 and quickly developed as a winter resort and vacation destination. In 1905, Greek immigrants began harvesting natural sponges from the adjacent Spring Bayou, and today Tarpon Springs ranks among the world's leading producer of natural sponges. Tourism and service industries are the area's other principal industries. There are currently 8 banks serving Tarpon Springs, Holiday and Palm Harbor. In Pinellas County as a whole, as of June 1998, there were 317 banking branches with total deposits of $15.6 billion, with First National Bank having less than 1% of such deposits.

End of page 37
--------------


     First National Bank's loan portfolio at September 30,
1999, consisted of approximately 85% real estate mortgage loans and 15% commercial loans and consumer loans.

     First National Bank's marketing plan relies heavily upon local advertising and promotional activity and upon personal contacts by its directors, officers and employees to attract business and to acquaint potential customers with First National Bank's personalized services. First National Bank emphasizes a high degree of personalized client service to provide for each customer's banking needs.

Market for Tarpon Shares and Related Shareholder Matters

     As of January --, 2000, 155,000 Tarpon shares were issued and outstanding to 144 holders of record.

     There is no established public market for the Tarpon shares. In Tarpon's initial public offering completed in 1985, Tarpon sold 155,000 Tarpon shares at a price of $10.00 per share. Tarpon's management is aware of isolated private sales that have occurred since December 31, 1998, in which the average per share price was $10.00.

     During the first three quarters of 1999, Tarpon declared and paid a dividend of $31,000, i.e. $0.20 per Tarpon share. As explained above, First National Bank is restricted in its ability to pay dividends under the national banking laws and by regulations of the OCC.

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years ended December 31, 1998 and 1997 and the Nine Months Ended September
30, 1999 and September 30, 1998.

        Total consolidated assets increased by $3.2 million to $22.2 million during calendar year 1998. The increase was generated primarily through a $3.1 million increase in deposits. Tarpon utilized the above funds by increasing its investment in federal funds sold. For the nine-month period ended September 30, 1999, total consolidated assets decreased by $1.4 million to $20.8 million. The majority of the reduction, or $1.3 million, was due to a lower level of deposits.

     Asset Quality. The following schedule summarizes the Tarpon's asset quality position at December 31, 1998 and 1997:

                                             As of December 31,
                                             1998          1997
                                             ----          ----
Non accruing loans                        $ 63,495       $67,467
Loans 90 days past due
  and still accruing interest                  - -           - -
Troubled debt restructuring                    - -           - -
Interest income that would have
  been recorded on the above
  loans had they been current                5,930         7,466

End of page 38
--------------


Interest income from the above
  loans included in net income                 - -           - -
Potential problem loans                    118,366        99,428

     Potential problem loans include non-accruing loans, loans 90 days past due and still accruing interest, troubled debt restructuring, and any other loans exhibiting above-average credit weaknesses. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. or they become contractually in default for 90 days or more as to either interest or principal unless they are both well secured and in the process of collection.

     Management is not aware of any loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been disclosed above, which
(a) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (b) represent material credits about which management is aware of information which causes it to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     Allowance for Loan Losses. Tarpon maintains an allowance for loan losses appropriate for the quality of the loan portfolio and sufficient to meet anticipated future loan losses. Tarpon utilizes a comprehensive loan review and risk identification process to determine the adequacy of the allowance. Many factors are considered when evaluating the allowance, including historical loss trends; migration trends in criticized and classified loans in the portfolio; trends in past duo and non-accrual loans; trends in portfolio volume, composition, maturity and concentrations; changes in local and regional economic market conditions; the accuracy of the loan review and risk identification system; and the experience, ability, and depth of lending personnel and management.

     In determining the appropriate level of the allowance, Tarpon relies primarily on analysis of the major components of' the loan portfolio such as commercial loans, commercial real estate loans, consumer loans, construction loans, residential real estate loans, and all other loans and unfunded commitments. Tarpon has established a minimum loss factor for certain problem loan grade categories and for general categories of nonperforming loans. All significant problem loans are reviewed individually to establish either the minimum loss factor (formula) or a specific reserve higher than the formula. All significant non-problem loans are reserved at the greater of the minimum loss rate for the category of loans or the weighted average historical loss rate over a defined loss horizon as computed from the migration analysis. other homogenous loan pools such as the consumer loans, construction loans, and residential mortgage loans are reserved at the greater of the minimum loss rate or the weighted average historical loss rate as computed in the migration analysis.

     Approximately 85% of Tarpon's loan portfolio is secured by real estate located in and around Pinellas County, Florida. The ultimate collectibility of a substantial portion of Tarpon's loan portfolio is dependent on or susceptible to changes in the Pinellas County real estate market.

     The allowance for loan losses, approximated .94% of outstanding loans at September 30, 1999 as compared to 1.10% at December 31, 1999. The reason for the above decline rests in an increase in loans rather than a decrease in the allowance.

End of page 39
--------------


     The table below summarizes the changes in the allowance for loan losses for the years ended December 31, 1998 and 1997.

                                             1998           1997
Allowance for loan losses
  at beginning of the year                $ 115,706      $ 115,706

Loans charged off                               - -            - -

Recoveries on loans
  previously charged off                        - -            - -
                                           --------       --------

Net loans charged off                           - -            - -

Provision for loan losses
  charged to income                             - -            - -
                                           --------       --------

Allowance for loan losses
  at end of year                         $  115,706     $  115,706
                                          =========      =========

Ratio of net charge offs
  to average loans outstanding                  - -            - -

     Management considers the allowance for loan losses to be adequate and sufficient to absorb possible future losses, however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

     Liquidity and Sources of Capital. Liquidity is Tarpon's ability to meet all deposit withdrawals immediately, while also providing for the credit needs of customers. The September 30, 1999 financial statements evidence a sound liquidity position as total cash and cash equivalents amounted to $7.7 million, representing 37.l% of total assets. In addition, the loan to deposit ratio of 63.1% also evidences a sound liquidity posture. Tarpon's management closely monitors and maintains appropriate levels of interest earning assets and interest bearing liabilities so that maturities of assets are such that adequate funds are provided to meet customer withdrawals and loan demand. There are no trends, demands, commitments, events or uncertainties that will result in or are reasonably likely to result in the company's liquidity increasing or decreasing in any material way.

     First National Bank maintains an adequate level of capitalization as measured by the following capital ratios and the respective minimum capital requirements by the OCC:

                       First National's Bank's Actual  Minimum required
                           September 30, 1999             by the OCC
                           ------------------             ----------
Leverage ratio                    9.3%                        4.0%
Risk weighted ratio              18.6%                        8.0%

End of page 40
--------------


     As evidenced above, First National Bank's capital ratios are well above the OCC's required minimums.

     Results of Operations.  For the years ended December
31, 1998 and 1997, net income amounted to $58,142 and $83,070, respectively. On a per share basis, basic income per share amounted to $.38 (1998) and $.54 (1997). The reasons for the reduction in net income in 1998 when compared to 1997 were as follows:

     * The net yield on earning assets decreased from 4.6% for the year ended December 31, 1997 to 4.3%- for the year ended December 31, 1998. This situation occurred despite the fact that average earning assets in 1998 were higher than the average earning asset level in 1997. However, the asset mix changed dramatically, moving toward categories which produced lower yields. For example, during 1998 the loan portfolio, which represents Tarpon's highest yielding earning asset, declined by 11.7% to $10.4 million, while federal funds sold, which represent Tarpon's lowest yielding earning asset, increased by 301% to $8.2 million.

     * Service fees on deposit accounts declined from $273,601 (1997) to $230,858 (1998), representing a decline of 15.6%, despite an 18.8% increase in total deposits. This situation occurred because customers are doing a better job in managing their financial affairs.

     *  Total operating expenses increased from $970,631 (1997) to $992,044
        (1998), representing an increase of 2.2%. The majority of the increase is due to higher personnel expense.

     For the nine-month period ended September 30, 1999, net loss amounted to $(78,220), or $(.50) per share. These results compare unfavorably to the nine-months ended September 30, 1998 when net income amounted to $60,848, or $.39 per share. The primary reasons for the decline in net income for the nine-month period ended September 30, 1999 as compared to the nine-month period ended September 30, 1998 are as follows:

     * Net yield on earning assets declined from 4.3% for the nine-month period ended September 30, 1998 to 3.9% for the nine-month period ended September 30, 1999. The primary reason for the decline was due to a shift in the asset mix, with concentration moving from the highest earning asset (loans) to the lowest earning asset (federal funds sold).

     * Other income, in the amount of $199,900 for the nine-month period ended September 30, 1999, was $8,126 lower than the $208,026 generated during the nine-month period ended September 30, 1998.

     * Other operating expenses were slightly higher for the nine-month period ended September 30, 1999 when compared to the nine-month period ended September 30, 1998.

End of page 41
--------------

     * During the nine-month period ended September 30, 1999, Tarpon incurred an $140,000 expense in settlement of a lawsuit. See discussion below. For the nine-month period ended September 30, 1998, there were no expenses resulting from a settlement of a lawsuit.

     The Company is not aware of any current recommendation by the regulatory authorities which, if they were to be implemented, would have a material effect on the Company's liquidity, capital resources, or results of operations.

     The lawsuit mentioned above, styled as Aris Kazouris v. Denise Kazouris and First National Bank Pinellas County, Civil Division Case No. 95-6831-Cl-21, was filed by a depositor who alleged that First National Bank breached a promise not to follow any instructions by his wife designed to allow her to cash a deposit, held in the depositor's and the wife's joint names, without his permission and thus breached a fiduciary duty to the depositor.

     After extensive discovery, the case went to a jury trial on July 19, 1999. The jury returned a verdict of $302,062.50 against First National Bank and in favor of the plaintiff, an amount significantly below the $800,000 being sought by plaintiff. First National Bank filed a Motion for Directed Verdict which was granted by the court, thus overturning the jury's verdict. Plaintiff immediately appealed. Tarpon and its insurance carrier decided to settle the case for the following reasons:

     * Legal fees incurred by the insurance carrier had already exceeded $150,000 and were expected to increase significantly in the appeal process.

     * The time and effort expended by management in managing the lawsuit had a negative effect on the performance of Tarpon.

     The case was settled for $240,000, $140,000 of which was paid by Tarpon and $100,000 of which was paid by the insurance carrier.

                                     EXPERTS

Community

     The consolidated balance sheets of Community and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years, all of which are incorporated by reference in this Proxy Statement/Prospectus, have been audited by Francis & Co., CPA's, independent certified public accountants, whose report thereon is incorporated herein by reference. Such financial statements have been so incorporated herein by reference in reliance upon the report of Francis & Co., CPA's, and upon their authority as experts in accounting and auditing.

End of page 42
--------------


Tarpon

     The consolidated balance sheets of Tarpon as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years included in this Proxy Statement/Prospectus have been audited by Francis & Co., CPA's, independent certified public accountants, in reliance upon their report appearing elsewhere herein, and upon their authority as experts in accounting and auditing.

                                  OTHER MATTERS

     Tarpon's Board of Directors does not know of any matters to be presented at the Special Meeting other than those set forth above. If any other matters are properly brought before the Special Meeting or any adjournment thereof, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxy as to any such matters.

                               SHAREHOLDER PROPOSALS

     Community's management expects to hold its next annual meeting of shareholders during May 2000. Under the rules of the SEC, proposals of shareholders intended to be presented at that meeting must have been received by Community at its principal executive offices on or before December 15, 1999, for consideration by Community for possible inclusion in such proxy materials.

     If the merger is not consummated, Tarpon will inform its shareholders of the date and time of the 2000 annual meeting of shareholders of Tarpon.

                       WHERE YOU CAN FIND MORE INFORMATION

     Community files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Community files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New
York and Chicago, Illinois.  Please call the SEC at 1-800-
SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

     Community filed a Registration Statement on Form S-4 to register with the SEC the Community shares to be issued to holders of the Tarpon shares pursuant to the merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Community. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in Community's Registration Statement or the exhibits to that Registration Statement.

     The SEC allows Community to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Community can disclose important information to you


End of page 43
--------------


by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in this Proxy Statement/Prospectus or in later filed documents incorporated by reference in this Proxy
Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Community has previously filed with the SEC. These documents contain important information about Community and its finances.

Community SEC Filings (File No. 33-31013-A)

     * Community's Annual Report on Form 10-KSB for the year ended December 31, 1998;

     * Community's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     *  Community's Schedule 14A, filed with the SEC on April 13, 1999; and

     *  Community's Current Report on Form 8-K, dated October 12, 1999.

     Community also incorporates by reference additional documents that may be filed by it with the SEC between the date of this Proxy Statement/Prospectus and the consummation of the merger or the termination of the Merger Agreement. These include periodic reports, such as Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

     Community has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Community and Tarpon has supplied all information contained in this Proxy Statement/Prospectus relating to Tarpon.

     You can obtain any of the documents incorporated by reference from Community, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are also available from Community without charge, excluding all exhibits, except that if Community has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from:

Community National Bancorporation
561 East Washington Avenue -- Box 2619
Ashburn, Georgia 31714-2619
Attention: T. Brinson Brock, Sr., President
(912) 567-9686

End of page 44
--------------


                         INDEX TO FINANCIAL STATEMENTS OF
TARPON

Independent Auditor's Report                                       F-1
Consolidated Balance Sheets - December 31, 1998 and 1997           F-2
Consolidated Statements of Income for the years ended
  December 31, 1998 and 1997                                       F-3
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 31, 1998 and 1997                   F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998 and 1997                                       F-5
Notes to Financial Statements                                      F-6
Unaudited Balance Sheet - September 30, 1999                      F-23
Unaudited Statements of Income for the Nine Months Ended
  September 30, 1999 and 1998                                     F-24
Unaudited Statements of Cash Flow for the Nine Months Ended
  September 30, 1999 and 1998                                     F-25

End of page 45
--------------
(COVER PAGE to FINANCIAL STATEMENTS)

                  TARPON FINANCIAL CORPORATION
                     TARPON SPRINGS, FLORIDA

               CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEARS ENDED
                   DECEMBER 31, 1998 AND 1997

End Cover Page
--------------


                        TABLE OF CONTENTS
                        -----------------


REPORT OF INDEPENDENT ACCOUNTANTS.................1


CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated Balance Sheets..................2

     Consolidated Statements of Income............3

     Consolidated Statements of Changes
       in Shareholders' Equity....................4

     Consolidated Statements of Cash Flows........5

     Notes to Consolidated Financial Statements...6


End page
---------


On Letterhead of Francis & Co., CPAs


             Report of Independent Accountants
             ---------------------------------


Board of Directors
Tarpon Financial Corporation
Tarpon Springs, Florida

     We have audited the accompanying consolidated balance sheets of Tarpon Financial Corporation, (the "Company"), and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tarpon Financial Corporation, and subsidiary at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                 /S/  Francis & Co., CPAs


Atlanta, Georgia
October 15, 1999

End page F-1
------------------------------------------------------------
                  TARPON FINANCIAL CORPORATION
                     TARPON SPRINGS, FLORIDA
                   Consolidated Balance Sheets



                         ASSETS
                         ------
                                          As of December 31,
                                        1998               1997
                                        ----               ----
Cash and due from banks              $1,828,171       $1,057,335
Federal funds sold, net (Note 3)      8,200,000        2,720,000
                                      ---------        ---------
  Total cash and cash equivalents   $10,028,171       $3,777,335
Securities:  (Notes 2 & 4)
 Available-for-sale at fair value     1,343,729        3,139,016
Loans, net (Notes 2, 5, 6 & 13)      10,367,867       11,610,959
Property and equipment,
  net  (Notes 2 & 7)                    244,969          250,268
Other assets                            173,121          165,807
                                     ----------       ----------
  Total Assets                      $22,157,857      $18,943,385
                                     ==========       ==========

                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    ------------------------------------

Liabilities:
-----------
 Deposits
  Non-interest bearing deposits     $ 4,200,868      $ 3,470,601
  Interest bearing deposits          15,736,384       13,309,757
                                     ----------       ----------
       Total deposits  (Note 9)     $19,937,252      $16,780,358
 Other liabilities                      226,475          192,502
                                     ----------       ----------
   Total Liabilities                $20,163,727      $16,972,860
                                     ----------       ----------

Commitments and Contingencies  (Note 8)
-----------------------------

Shareholders' Equity:  (Notes 1 & 15)
---------------------
 Common stock, .10 par value,
   500,000 shares authorized;
   155,000 shares issued and
   outstanding                      $    15,500       $   15,500
 Paid-in-capital                      1,534,500        1,534,500
 Retained earnings                      437,315          410,173
 Unrealized gain on securities, net       6,815           10,352
                                     ----------       ----------
   Total Shareholders' Equity       $ 1,994,130      $ 1,970,525
                                     ----------       ----------
   Total Liabilities and
      Shareholders' Equity          $22,157,857      $18,943,385
                                     ==========       ==========





Refer to notes to the consolidated financial statements.

End Page F-2
------------

-----------------------------------------------------------
                  TARPON FINANCIAL CORPORATION
                     TARPON SPRINGS, FLORIDA
                Consolidated Statements of Income

                                       Years Ended December 31,
                                       ------------------------
Interest Income:                     1998                 1997
----------------                     ----                 ----
 Interest and fees on loans
  (Note 2)                        $ 1,002,748        $ 1,006,372
 Interest on investment
  securities                          146,927            185,646
 Interest on federal funds sold       233,423            114,584
                                   ----------        -----------
    Total interest income         $ 1,383,098        $ 1,306,602

Interest Expense:
----------------
 Interest on deposits (Note 10)       597,177            533,562
                                   ----------         ----------
Net interest income               $   785,921        $   773,040
Provision for possible loan
  losses  (Note 6)                        - -                - -
                                   ----------         ----------
Net interest income after provision
  for   possible loan losses      $   785,921        $   773,040
                                   ----------         ----------

Other Income:
-------------
 Service fees on
   deposit accounts               $   230,858        $   273,601
 Miscellaneous, other                  45,422             34,163
                                   ----------         ----------
     Total other income           $   276,280        $   307,764
                                   ----------         ----------

Other Expenses:
---------------
  Salaries                        $   495,627        $   477,910
  Employee benefits                    99,760             94,866
  Occupancy and Maintenance           128,997            127,856
  Depreciation                          5,827             16,114
  Data processing                      67,298             64,910
  Professional fees                    48,125             46,652
  Other operating
    expenses  (Note 11)               146,410            142,323
                                  -----------         ----------
     Total other expenses         $   992,044        $   970,631
                                   ----------         ----------
Income before income tax          $    70,157        $   110,173
Income tax  (Notes 2 & 12)             12,015             27,103
                                   ----------         ----------

Net income                        $    58,142        $    83,070

Unrealized gain/(loss), securities     (3,537)             5,756
                                   ----------         ----------

Comprehensive income              $    54,605        $    88,826
                                   ==========         ==========

Basic earnings per share  (Note 2)      $ .38             $.54
                                        =====             ====


Refer to notes to the consolidated financial statements.

End page F-3
-----------------------------------------------------------
                  TARPON FINANCIAL CORPORATION
                     TARPON SPRINGS, FLORIDA
   Consolidated Statements of Changes in Shareholders' Equity
        For the years ended December 31, 1998 and 1997



                                          Unrealized
                                           Gain on
             Common                       Securities
             Stock                         Available
              Par     Paid-In    Retained     for
             Value    Capital    Earnings  Sale, net
Total
Balance,
December 31,
1995 -
155,000
 shares     $15,500  $1,534,500  $314,121  $(3,713)  $1,860,408
             ------   ---------   -------   ------    ---------
Net income,
 1996           - -         - -    74,982      - -       74,982

Net
unrealized
gains,
securities     - -          - -       - -    8,309        8,309

Less
dividends
paid           - -          - -   (31,000)     - -      (31,000)
           -------      -------   -------  -------      -------

Balance,
December 31,
1996
155,000
shares     $15,500   $1,534,500  $358,103  $ 4,596   $1,912,699
            ------    ---------   -------   ------    ---------

Net
income,
 1997          - -          - -    83,070      - -       83,070

Net
unrealized
gains,
securities     - -          - -       - -    5,756        5,756

Less
dividends
paid           - -          - -   (31,000)     - -      (31,000)
           -------      -------   -------  -------      -------

Balance,
December 31,
1997
155,000
shares     $15,500   $1,534,500  $410,173  $10,352   $1,970,525
            ------    ---------   -------   ------    ---------

Net income,
1998           - -          - -    58,142      - -       58,142

Net
unrealized
(loss),
securities     - -          - -       - -   (3,537)      (3,537)

Less
dividends
paid           - -          - -   (31,000)     - -      (31,000)
           -------      -------   -------  -------      -------
Balance,
December 31,
1998
155,000
shares     $15,500   $1,534,500  $437,315  $ 6,815   $1,994,130
            ------    ---------   -------   ------    ---------



Refer to notes to the consolidated financial statements.


End page F-4
-----------------------------------------------------------
                  TARPON FINANCIAL CORPORATION
                     TARPON SPRINGS, FLORIDA
             Consolidated Statements of Cash Flows

                                      Years Ended December 31,
Cash flows from                       1998                1997
  operating activities:               ----                ----
----------------------
  Net income                           58,142            83,070
  Adjustments to
    reconcile net income to
    net cash provided by
    operating activities:
      Depreciation                      5,827            16,114
      Net accretion on securities     (14,160)          (26,260)
  (Increase) in receivables and
    other assets                       (7,314)          (32,270)
  Increase in payables and
    other liabilities                  33,973           (28,223)
                                  -----------       -----------
Net cash provided by
  operating activities                 76,468            12,431
                                 ------------       -----------

Cash flows from
  investing activities:
----------------------
   Purchase of securities         $     -   -       $(1,085,500)
   Maturity of securities           1,805,910         1,000,000
   Decrease in loans, net           1,243,092            98,604
   Purchase of premises
     and equipment                       (528)          (24,949)
                                    ---------       -----------
Net cash provided from
  investing activities            $ 3,048,474      $    (11,845)
                                   ----------       -----------


Cash flows from
  financing activities:
----------------------
   Dividends paid                 $   (31,000)      $   (31,000)
   Increase in deposits             3,156,894          (325,463)
                                   ----------       -----------
Net cash provided by
  financing activities            $ 3,125,894       $  (356,463)
                                   ----------       -----------

Net increase in cash
  and cash equivalents            $ 6,250,836      $   (355,877)
Cash and cash equivalents,
  beginning of period               3,777,335         4,133,212
                                   ----------       -----------
Cash and cash equivalents,
  end period                      $10,028,171      $  3,777,335
                                   ==========       ===========

Supplemental Information:

Income taxes paid                 $    26,790       $   30,040
                                   ==========       ==========

Interest paid                     $   565,280       $  526,651
                                   ==========       ==========



Refer to notes to the consolidated financial statements.

End page F-5
---------------------------------------------------------------
                   TARPON FINANCIAL CORPORATION
                      TARPON SPRINGS, FLORIDA
            Notes to Consolidated Financial Statements


Note 1 - Organization of the Business

     Tarpon Financial Corporation, Tarpon Springs, Florida (the
"Company") was formed in late 1984 to serve as a holding company for a de novo bank, First National Bank, Tarpon Springs, Florida
(the "Bank"). The Bank is regulated by the Office of the Comptroller of the Currency and its deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation. The Company owns 100 percent of the voting shares of the Bank.

Note 2 - Summary of Significant Accounting Policies

     Basis of Presentation and Reclassification.
     ------------------------------------------
     The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or shareholders' equity.

     Basis of Accounting.
     -------------------
     The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

     Investment Securities.
     ---------------------
     The Company adopted Statement of Financial Accounting
Standards No. 115, "Accounting for Certain Investment in
Debtand Equity Securities"  ("SFAS 115") on January 1, 1994.
SFAS 115 requires investments in equity and debt securities to be classified into three categories:

1. Held-to-maturity securities.
   ---------------------------
   These are securities which the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts. As of December 31, 1998 and 1997, the Company had no securities in this category.

2. Trading securities.
   ------------------
   These are securities which are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. As of December 31, 1998 and 1997, the Company had no securities in this category.


End page F-6
--------------------------------------------------------------------------
3. Available-for-sale securities.
   -----------------------------
   These are securities which are not classified as either held-to-maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of tax, as separate components of shareholders' equity. Unrealized gains and losses are excluded from the income statement.

     A decline below cost in the fair value of any available-for-sale or held-to-maturity security that is deemed other than temporary, results in a charge to income and the establishment of a new cost basis for the security.

     Purchase premiums and discounts on investment securities are amortized and accreted to interest income using the level yield method on the outstanding principal balances. In establishing the accretion of discounts and amortization of premiums, the Company utilizes market based prepayment assumptions. Interest and dividend income are recognized when earned. Realized gains and losses for securities sold are included in income and are derived using the specific identification method for determining the costs of securities sold.

     Loans, Interest and Fee Income on Loans.
     ---------------------------------------
     Loans are stated at the principal balance outstanding. Unearned discount, unamortized loan fees and the allowance for possible loan losses are deducted from total loans in the statement of condition. Interest income is recognized over the term of the loan based on the principal amount outstanding. Points on real estate loans are taken into income to the extent they represent the direct cost of initiating a loan. The amount in excess of direct costs is deferred and amortized over the expected life of the loan.

     Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full or timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     The Company adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting for Impairment of a Loan - Income Recognition and Disclosure." These standards require impaired loans to be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate, or at the loan's observable market price, or the fair value of the collateral

End page F-7
-----------------------------------------------------------------------------

if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement.
Cash receipts on impaired loans which are accruing interest are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter.

     Allowance for Loan Losses.
     -------------------------
     The allowance for loan losses is established through provisions charged to operations. Such provisions are based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses of loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Property and Equipment.
     ----------------------
     Furniture, equipment and leasehold improvements are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

     Other Real Estate.
     -----------------
     Other real estate represents property acquired through foreclosure or in satisfaction of loans. Other real estate is carried at the lower of: (i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure or acceptance in satisfaction of loans over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on sale and any subsequent adjustments to reflect changes in fair value and selling costs are recorded as a component of income. Costs of

End page F-8
--------------------------------------------------------------------------

improvements to other real estate are capitalized, while costs associated with holding other real estate are charged to operations.

     Income Taxes.
     ------------
     Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

     Statement of Cash Flows.
     -----------------------
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

     Earnings Per Share ("EPS").
     --------------------------
     The Company adopted Statement of Financial Accounting Standards
No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting EPS. Because the Company has a simple capital structure, it is only required to report basic EPS. Basic EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period.

     Basic EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Basic EPS for the years ended December 31, 1998 and 1997 was computed as follows:

                1998 Basic EPS                1997 Basic EPS
              Numerator  Denominator      Numerator  Denominator
              --------   ----------       --------   ----------
Net income     $58,142                    $83,070
Weighted
average
shares                     155,000                      155,000
               -------     -------         ------       -------
Totals        $58, 142     155,000        $83,070       155,000
               =======     =======         ======       =======
EPS                    $.38                          $.54
                       ====                          ====


End page F-9
--------------------------------------------------------------------------

Recent Accounting Pronouncements.
--------------------------------
     Beginning January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and
Related Information," which is effective for annual and interim periods beginning after December 15, 1997. This Statement establishes standards for the method that public entities are to use when reporting information about operating segments in annual financial statements and requires that those enterprise reports be issued to shareholders, beginning with annual financial statements in 1998 and for interim and annual financial statements thereafter. SFAS 131 also established standards for related disclosures about products and services, geographic areas and major customers.

     SFAS 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" revises and standardizes certain disclosures which were required under SFAS 87, 88 and 106. Generally, the new Statement uses a separate but parallel format, eliminates less useful information, requires additional data deemed useful by analysts, and allows some aggregation of
presentation.   This Statement was adopted by the Company during 1998.

     SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998 and is effective for all calendar-year entities beginning in January, 2000. This Statement applies to all entities and requires that all derivatives be recognized as assets or liabilities in the balance sheet, at fair values. Gains and losses of derivative instruments not designated as hedges will be recognized in the income statement. The Company has not made an assessment of the expected impact that SFAS 133 will have on its financial statements.

Note 3 - Federal Funds Sold

     The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 1998 and 1997, the Bank sold $8,200,000 and $2,720,000, respectively, to other banks through the federal funds market.

End page F-10
--------------------------------------------------------------------------

NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 1998 follow:

                                         Gross         Estimated
                       Amortized      Unrealized         Market
Description              Costs      Gains     Losses     Values
-----------           ----------  ---------   ------   ---------
U.S. Treasury
  securities         $  598,759  $    5,929  $   - -  $  604,688
U.S. Agencies           395,833       4,397      - -     400,230
FRB stock                46,500         - -      - -      46,500
Time deposits           292,311         - -      - -     292,311
                      ---------   ---------    -----   ---------
  Total securities   $1,333,403  $   10,326   $  - -  $1,343,729

     All national banks are required to hold FRB stock. No ready market exists for the FRB stock nor does the stock have a quoted market value. Accordingly, the FRB stock is reported at cost.

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 1997 follow:


                                        Gross          Estimated
                       Amortized      Unrealized        Market
Description              Costs      Gains     Losses    Values
-----------           ----------  ---------   ------   ---------
U.S. Treasury
  securities         $2,980,432     $14,499   $(415)  $2,994,516
FRB stock                46,500         - -     - -       46,500
Other  securities        98,000         - -     - -       98,000
                      ---------      ------    ----    ---------
   Total securities  $3,124,932     $14,499   $(415)  $3,139,016
                      =========      ======    ====    =========

     The amortized costs and estimated market values of securities available-for-sale at December 31, 1998, by contractual maturity,
are  shown  in   the  following   chart.   Expected

End page F-11
--------------------------------------------------------------------------

maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                              Amortized               Estimated
                                Costs              Market Values
                           ---------------         -------------
Due in one year or less     $ 1,286,903             $  1,297,229
FRB stock (no maturity)          46,500                   46,500
                             ----------              -----------
   Total securities         $ 1,333,403             $  1,343,729
                             ==========              ===========

     There were no sales of securities during 1998 and 1997. At
December 31, 1998 and 1997, none of the securities was pledged.

Note 5 - Loans

     The composition of net loans by major loan category, as of December 31, 1998 and 1997, follows:

                                               December 31,
                                           --------------------
                                           1998            1997
                                           ----            ----
Commercial, financial, agricultural    $   667,923  $   1,060,351
Real estate - mortgage                   9,001,805     10,057,923
Installment                                813,845        608,391
                                        ----------      ---------
Loans, gross                           $10,483,573    $11,726,665
Deduct:
  Allowance for loan losses               (115,706)      (115,706)
                                        ----------      ---------
Loans, net                             $10,367,867    $11,610,959
                                        ==========     ==========

     At December 31, 1998 and 1997 the only impaired loans were those which were placed on non-accrual status, or $63,495 and $67,467, respectively. The average impaired loans for the years ended December 31, 1998 and 1997 aggregated $65,394 and $83,263, respectively. No interest income was recognized on impaired loans during 1998 or 1997.

Note 6 - Allowance for Possible Loan Losses

     The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

End page F-12
--------------------------------------------------------------------------


     Activity within the allowance for loan losses account for the years ended December 31, 1998 and 1997 follows:

                                        Years ended December 31,
                                        ------------------------
                                        1998                1997
                                        ----                ----
Balance, beginning of year           $ 115,706        $   115,706
Add:  Provision for loan losses            - -                - -
Add:  Recoveries of previously
      charged off amounts                  - -                - -
                                      --------         ----------
  Total                              $ 115,706        $   115,706
Deduct:  Amount charged-off                - -                - -
                                      --------         ----------
Balance, end of year                 $ 115,706        $   115,706
                                      ========         ==========

Note 7 - Property and Equipment

     Furniture, equipment leasehold and land improvements are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 1998 and 1997 follow:

                                              December 31,
                                        1998              1997
                                        ----              ----
Land                                $  236,869       $  236,869
Land improvements                       66,222           66,222
Furniture, equipment                   331,280          352,145
Leasehold improvements                  45,459           45,459
                                     ---------        ---------
  Property and equipment, gross     $  679,830       $  700,695
Deduct:
  Accumulated depreciation            (434,861)        (450,427)
                                     ---------        ---------
    Property and equipment, net     $  244,969       $  250,268
                                     =========        =========

     Depreciation expense for the years ended December 31, 1998 and 1997 amounted to $5,827 and $16,114, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

Type of Asset               Life in Years   Depreciation Method
Land improvements              5 to 7          Straight-line
Furniture and equipment        3 to 18         Straight-line
Leasehold improvements         5 to 7          Straight-line

End page F-13
--------------------------------------------------------------------------

Note 8 - Commitments and Contingencies

     Please refer to Note 13 concerning the lease of the Bank building.

     Please refer to Note 14 concerning financial instruments with off-balance sheet risk.

     The Company is a defendant in one lawsuit incident to the ordinary course of business. it is not possible to determine with precision the probable outcome or the amount of liability, if any, under the aforementioned lawsuit. Subsequent to the date of the financial statements but before the issuance of this report, a Court of Law found the Bank liable in the amount of $302,000 in the above lawsuit; however, upon appeal, the Bank prevailed. There are no charges against earnings for the years ended December 31, 1998 and 1997 resulting from the above lawsuit.

Note 9 - Deposits

     The following details deposit accounts at December 31, 1998 and 1997:
                                              December 31,
                                           1998          1997
Non-interest bearing deposits        $ 4,200,868     $ 3,470,601
Interest bearing deposits:
   NOW accounts                        2,699,429       2,209,393
   Money market                        1,304,969         998,732
   Savings                             2,250,778       2,267,605
   Time, less than $100,000            8,093,465       7,051,969
   Time, $100,000 and over             1,387,743         782,058
                                      ----------      ----------
       Total deposits                $19,937,252     $16,780,358
                                      ==========      ==========

End page F-14
--------------------------------------------------------------------------

NOTE 10 - INTEREST ON DEPOSITS

     A summary of interest expense for the years ended December
31, 1998 and 1997 follows:

                                               December 31,
                                           1998            1997
                                           ----            ----
Interest on NOW accounts                $ 49,621       $ 47,152
Interest on money market accounts         37,674         30,354
Interest on savings accounts              51,968         53,129
Interest on CDs under $100,000           391,471        372,920
Interest on CDs $100,000 and over         66,443         30,007
                                         -------        -------
Total interest on deposits              $597,177       $533,562
                                         =======        =======
NOTE 11 - OTHER OPERATING EXPENSES

     A summary of other operating expenses for the years ended December 31, 1998 and 1997 follows:
                                               December 31,
                                          1998             1997
                                          ----             ----
Supplies and printing                     22,492         24,838
Insurance                                 27,366         26,440
Telephone and postage                     23,539         24,021
Regulatory assessments                    14,943         14,598
All other operating expenses              58,070         52,426
                                         -------        -------
   Total other operating expenses       $146,410       $142,323
                                         =======        =======
NOTE 12 - INCOME TAXES

     As of December 31, 1998 and 1997, the Company's provision for income taxes consisted of the following:
                                              December 31,
                                         1998             1997
                                         ----             ----
Current                               $ 12,015         $ 25,353
Deferred                                   - -            1,750
                                       -------          -------
Federal income tax expense            $ 12,015         $ 27,103
                                       =======          =======

End page F-15
--------------------------------------------------------------------------

Deferred income taxes consist of the following:

                                            1998           1997
Depreciation                             $   - -         $ 1,750
                                          ------          ------
   Total                                 $   - -         $ 1,750
                                          =======         ======

     The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of federal statutory income taxes to the Company's actual income tax provision follows:

                                              December 31,
                                          1998            1997
Income taxes at statutory rate         $ 23,857        $ 37,459
Federal surtax exemption                (11,951)        (11,241)
Other                                       109             885
                                        -------         -------
   Total                               $ 12,015        $ 27,103
                                        =======        ========

     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 1998 and 1997 are presented below:

                                               1998       1997
                                               ----       ----
Deferred tax assets:
Allowance for loan losses                    $17,014    $17,014
Unrealized gain, securities                   (3,511)    (3,732)
Deferred asset, depreciation                     - -      2,017
Valuation reserve                             (6,773)    (6,886)
                                              ------     ------
  Net deferred tax asset                     $ 6,730    $ 8,413
                                             =======    =======

     There was a net change in the valuation allowance during 1998.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 1998.

End page F-16
--------------------------------------------------------------------------

Note 13 - Related Party Transactions

     Lease of Bank Building.
     ----------------------
     The Bank leases the building from which it operates from certain directors of the Company. The term of the lease is for twenty years beginning June 1, 1985 and ending May 31, 2005. In accordance with the lease agreement, the lease expense is the higher of either $4,974 per month or all of monthly principal and interest payments due from the lessor on the mortgage. In addition, the Bank is accountable for all property taxes, insurance and assessments, and all applicable sales taxes which may become due. Lease expense for the years ended December 31
1998 and 1997 approximated $59,690 per year. During 1998 and 1997, taxes paid with respect to this lease were $9,629 and $9,896, respectively. Also during the years ended December 31, 1998 and 1997, insurance paid with respect to this lease was $9,274 and $8,236, respectively. There were no sales taxes due.

     Subsequent to the date of the financial statements but before the issuance of this report, the Bank purchased the building from which it operates from certain directs. The purchase price of $400,000 was based on an independent appraisal of a like-amount.

     Payments to Directors.
     ---------------------
     For their services as directors of the Company/Bank, the directors received a combined aggregate total of $6,800 and $7,200 for the years ended December 31, 1998 and 1997, respectively. In addition, one director was paid $5,400 during 1997, for providing periodic loan reviews of the Bank's loan portfolio. Another director was paid $3,000 in 1997 for the use of an off-site records storage facility.

     Loans from and Deposits in the Bank.
     -----------------------------------
     Certain directors, executive officers, and companies with which they are affiliated, are customers of and have banking transactions with the Bank, in the ordinary course of business. As of December 31, 1998 and 1997, there were $149,551 and zero loans outstanding to directors, executive officers and their related interests. Deposits by directors and their related interests, as of December 31, 1998 and 1997, approximated
$233,615 and $249,526, respectively.

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the ordinary course of business, and to meet the financing needs of its customers, the Company is a party to various financial instruments with off-balance sheet risk. These financial instruments, which include commitments to extend credit and standby letters of credit, involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amount of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

End page F-17
--------------------------------------------------------------------------

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 1998 and 1997, there were no unfunded commitments to extend credit. If and when there exists unfunded commitments to extend credit, the Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies, but may include accounts receivable, inventory, property, plant and equipment, residential homes and income producing commercial properties.

     At December 31, 1998 and 1997, there were no commitments under letters of credit. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral varies but may include accounts receivable, inventory, equipment, marketable securities and property. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

     The Company makes commercial, real estate and consumer loans to individuals and businesses located in and around Pinellas County, Florida. The Company does not have a significant concentration of credit risk with any individual borrower. However, a substantial portion of the Company's loan portfolio is collateralized by real estate located in and around Pinellas County, Florida.

NOTE 15 - REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies.
Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under


End page F-18
--------------------------------------------------------------------------
regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

     Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1998, the Bank was categorized as Well Capitalized. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain minimum total risk based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Company's capital category. The actual capital amounts and rations are also presented in the table below:

         Minimum Regulatory Capital Guidelines for Banks
         -----------------------------------------------
 (Dollars in                         Adequately         Well
thousands)           Actual        Capitalized     Capitalized
                 -------------    -------------    -------------
                 Amount  Ratio    Amount  Ratio    Amount   Ratio

As of
 12/31/1998:
Total capital-
risk-based
(to risk-
weighted assets):
   Bank         $2,045  22.2%     $735  :  8%      $920  :   10%
   Consolidated  2,103  22.9%      735  :  8%       N/A      N/A

Tier 1 capital-
risk-based
(to risk-
weighted assets):
   Bank         $1,930  21.0%     $368  :  4%      $552  :   6%
   Consolidated  1,980  21.5%      368  :  4%       N/A      N/A

Tier 1 capital-leverage
(to average assets):
   Bank         $1,930   9.4%     $818  :  4%      $1,023 :  5%
 Consolidated    1,980   9.7%      818  :  4%       N/A      N/A

End page F-19
--------------------------------------------------------------------------

As of 12/31/1997:
Total capital-
risk-based
(to risk-
weighted assets):
   Bank         $1,987  23.6%     $672  :  8%     $840   :   10%
   Consolidated  2,065  25.5%      673  :  8%      N/A       N/A

Tier 1 capital-
risk-based
(to risk-
weighted assets):
   Bank         $1,882  22.4%     $336  :  4%     $504   :    6%
   Consolidated  1,960  23.3%      336  :  4%      N/A        N/A

Tier 1 capital-leverage
(to average assets):
   Bank         $1,882  9.8%      $764  :  4%     $955   :    5%
   Consolidated  1,960 10.3%       764  :  4%     N/A         N/A

Note 16 - Dividends

     The primary source of funds available to the Company to pay shareholder dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. During 1998 and 1997, the Company declared and paid dividends in the amount of $.20 per share of common stock.

NOTE 17 - SUBSEQUENT EVENTS

     Subsequent to December 31, 1998, and prior to the date of this report, the Company declared a $.20 dividend for each share of the Company's common stock, payable to those shareholders of record as of April 14, 1999.

Note 18 - Parent Company Financial Information

     This information should be read in conjunction with the other notes to the consolidated financial statements.

End page F-20
--------------------------------------------------------------------------

                   Parent Company Balance Sheets
                   -----------------------------
                                               December 31,
Assets:                                     1998          1997
------                                      ----          ----
Cash                                 $    51,358    $    78,048
Investment in Bank                     1,917,772      1,891,819
Other assets                              25,000          3,923
                                      ----------     ----------
   Total Assets                      $ 1,994,130    $ 1,973,790
                                      ==========     ==========

Liabilities and Shareholders' Equity:
------------------------------------
Taxes payable                       $       - -     $       265
Accounts payable                            - -           3,000
                                     ----------      ----------
   Total Liabilities                $       - -     $     3,265
                                     ----------      ----------

Common stock                        $    15,500     $    15,500
Paid-in-capital                       1,534,500       1,534,500
Retained earnings                       437,315         410,173
Unrealized gain on securities             6,815          10,352
                                     ----------      ----------
   Total Shareholders' equity       $ 1,994,130     $ 1,970,525
                                     ----------      ----------
   Total Liabilities and
     Shareholders' equity           $ 1,994,130     $ 1,973,790
                                     ==========     ===========

                PARENT COMPANY STATEMENTS OF INCOME
                -----------------------------------
                                              December 31,
                                         1998             1997
                                         ----             ----
Interest income                      $    1,497      $    1,204
Cash dividends from Bank                 25,000          35,000
Other income                              3,445             - -
Miscellaneous expense                    (1,291)           (165)
                                      ---------       ---------
Income before income tax, and
    Equity in undistributed
    earnings of the Bank             $   28,651      $   36,039
Income tax expense                          - -             624
                                      ---------       ---------
Income before equity in
    undistributed earnings
    of the Bank                      $   28,651      $   35,415
Equity in undistributed
    earnings of the Bank                 29,491          47,655
                                      ---------       ---------
Net income                           $   58,142      $   83,070
                                      =========       =========


End page F-21
--------------------------------------------------------------------------

                 PARENT COMPANY STATEMENTS OF CASH FLOWS
                 ---------------------------------------
                                   Years Ended December 31,
Cash flows
  from operating activities:       1998                  1997
  -------------------------        ----                  ----
  Net income                   $   58,142            $   83,070
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
      Equity in undistributed
      earnings of the Bank        (29,491)              (47,655)
(Increase) in other assets        (21,076)               (3,000)
 (Decrease) in payables            (3,265)               (3,243)
                                ---------             ---------
Net cash provided by
  operating activities         $   4,310             $   29,172
                                --------              ---------

Cash flows from
  investing activities:        $     - -             $      - -
  --------------------          --------              ---------

Cash flows from
  financing activities:
  --------------------
  Dividends paid               $ (31,000)            $  (31,000)
                                --------              ---------
Net cash used by
  financing activities         $ (31,000)            $  (31,000)
                                --------              ---------

Net (decrease) in cash
  and cash equivalents         $ (26,690)            $   (1,828)
Cash and cash equivalents,
  beginning of the year           78,048                 79,876
                                --------              ---------
Cash and cash equivalents,
  end of year                  $  51,358             $   78,048
                                ========              =========

End page F-22
--------------------------------------------------------------------------

               TARPON FINANCIAL CORPORATION
                  TARPON SPRINGS, FLORIDA
          Consolidated Balance Sheet (Unaudited)
                  As of September 30, 1999


                          ASSETS
                          ------

Cash and due from banks                       $ 1,380,483
Federal funds sold                              6,325,000
                                               ----------
  Total cash and cash equivalents             $ 7,705,483
Securities available for sale                     340,500
Loans, net                                     11,778,864
Land, building, furniture and equipment           706,241
Other assets                                      223,440
                                               ----------
Total Assets                                  $20,754,528
                                               ==========


          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------

Liabilities:
-----------
Deposits
  Non-interest bearing deposits               $ 3,643,216
  Interest bearing deposits                    15,014,985
                                               ----------
    Total deposits                            $18,658,201
Other liabilities                                 218,232
                                               ----------
Total Liabilities                             $18,876,433
                                               ----------
Commitments and Contingencies

Shareholders' Equity:
--------------------
Common stock, par value $.10; 500,000
  shares authorized; 155,000 shares
  issued and outstanding                      $    15,500
Paid-in-capital                                 1,534,500
Retained earnings                                 328,095
                                               ----------
Total Shareholders' Equity                    $ 1,878,095
                                               ----------
Total Liabilities and Shareholders' Equity    $20,754,528
                                               ==========


     See notes to consolidated financial statements

End page F-23
--------------------------------------------------------------------------

                TARPON FINANCIAL CORPORATION
                  TARPON SPRINGS, FLORIDA
     Consolidated Statements of Income (Unaudited)
              For the nine-month period ended

                                                September 30,
                                           1999              1998
                                           ----              ----
Interest income:
---------------
  Interest and fees on loans            $ 697,749      $  759,753
  Interest on investment securities        45,942         115,590
  Interest on federal funds sold          268,654         157,295
                                        ---------       ---------
     Total interest income             $1,012,345      $1,032,638

Interest expense:
----------------
  Interest on deposits                    449,350         436,027
                                        ---------       ---------
Net interest income                    $  562,995      $  596,611

Provision for possible loan losses            - -             - -
                                        ---------       ---------
Net interest income after
  provision for possible loan losses   $  562,995      $  596,611
                                        ---------       ---------
Other income:
------------
  Service fees on deposit accounts     $  172,070      $  182,515
  Miscellaneous, other                     27,920          25,601
                                        ---------       ---------
     Total other income                $  199,990      $  208,116
                                        ---------       ---------

Other expenses:
--------------
  Salaries                             $  348,528      $  360,417
  Employee benefits                        72,310          75,890
  Occupancy and maintenance               103,917         100,792
  Depreciation                             10,944           4,500
  Data processing expense                  45,570          49,581
  Professional fees                        37,669          29,839
  Law suit settlement                     140,000             - -
  Other operating expenses                108,668         101,819
                                        ---------      ----------
     Total other expense               $  867,606      $  722,838
                                        ---------       ---------

Income (loss) before income tax        $ (104,621)     $   81,889

Income Tax (benefit)                      (26,401)         21,041
                                        ---------       ---------
Provision for income tax                   78,599          21.041
                                        ---------       ---------
Net Income/(loss)                      $  (78,220)      $  60,848
                                        ---------        --------
Other comprehensive income, net of tax:
 Unrealized holding gains (losses)
  on securities available for sale     $   (6,815)     $    1,800
                                        ---------       ---------
Comprehensive income/(loss)            $  (85,035)     $   62,648
                                        =========       =========

Basic income/(loss) per share          $     (.50)     $      .39
                                        =========       =========

     See notes to consolidated financial statements

End page F-24
--------------------------------------------------------------------------



                   TARPON FINANCIAL CORPORATION
                     TARPON SPRINGS, FLORIDA
         Consolidated Statements of Cash Flows (Unaudited)
                  for the nine-month period ended

                                            September 30,
                                       1999             1998
                                       ----             ----

Net cash provided from (used by)
 operating activities                  $  (129,424)   $   100,047
                                        ----------     ----------
Cash flows from investing activities:
  Purchase of securities AFS           $       - -    $       - -
  Maturities and paydowns                1,000,000        792,004
  (Increase) in loans, net              (1,410,997)    (1,140,929)
  Purchase of property and equipment      (472,216)          (528)
                                        ----------     ----------
    Net cash used in
      investing activities             $  (883,213)   $  (349,453)
                                        ----------     ----------

Cash flows from financing activities:
  (Decrease) in customer deposits      $(1,279,051)   $ 1,543,239
  Payment of cash dividends                (31,000)       (31,000)
                                        ----------     ----------
   Net cash provided from
    (used by) financing activities     $(1,310,051)   $ 1,512,239
                                        ----------     ----------

Net (decrease) in
  cash and cash equivalents            $(2,322,688)   $ 1,262,833
Cash and cash equivalents,
  beginning of period                   10,028,171      3,777,335
                                        ----------     ----------
Cash and cash equivalents,
  end of period                        $ 7,705,483    $ 5,040,168
                                        ==========     ==========

     Refer to notes to the consolidated financial statements

End page F-25
--------------------------------------------------------------------------

                   TARPON FINANCIAL CORPORATION
                      TARPON SPRINGS, FLORIDA
    Notes to Consolidated Financial Statements (Unaudited)
                        September 30, 1999


Note 1 - Basis of Presentation

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These statements should be read in conjunction with the consolidated financial statements and footnotes thereto as of and for the year ended December
31, 1998, which are included elsewhere in this prospectus.

Note 2 - Recent Accounting Pronouncements

     Beginning January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for annual and interim periods beginning after December 15, 1997. This Statement establishes standards for the method that public entities are to use when reporting information about operating segments in annual financial statements and requires that those enterprise reports be issued to shareholders, beginning with annual financial statements in 1998 and for interim and annual financial statements thereafter. SFAS 131 also established standards for related disclosures about products and services, geographic areas and major customers.

     SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" revises and standardizes certain disclosures which were required under SFAS Nos. 87, 88 and 106. Generally, the new Statement uses a separate but parallel format, eliminates less useful information, requires additional data deemed useful by analysts, and allows some aggregation of presentation. This Statement was adopted by the Company during 1998.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998 and is effective for all calendar-year entities beginning in January, 2000. This Statement applies to all entities and requires that all derivatives be recognized as assets or liabilities in the balance sheet, at fair values. Gains and losses of derivative instruments not designated as hedges will be recognized in the income statement. The Company has not made an assessment of the expected impact that SFAS No. 133 will have on its financial statements.

End page F-26
----------------------------------------------------------------------------

============
APPENDIX "A"
============

607.1301 Dissenters' rights; definitions. The following definitions apply to ss. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.



607.1302  Right of shareholders to dissent.--

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

          1. If the shareholder is entitled to vote on the merger, or

          2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

     (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

     (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

     (e)     Any amendment of the articles of incorporation if
the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

          1. Altering or abolishing any preemptive rights attached to any of his or her shares;

          2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

          3.     Effecting an exchange, cancellation, or
reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

          4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

          5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

          6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

          7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

     (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.



607.1320  Procedure for exercise of dissenters' rights.--

(1)     (a)     If a proposed corporate action creating
dissenters' rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and
607.1320. A shareholder who wishes to assert dissenters' rights shall:

          1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

          2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

     (a)     Such demand is withdrawn as provided in this section;

     (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

     (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

     (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

     (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

     (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state inthe manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

============
APPENDIX "B"
============
              [LETTERHEAD OF ALLEN C. EWING & CO.]




December 2, 1999


Board of Directors
Tarpon Financial Corporation
710 East Tarpon Avenue
Tarpon Springs, Florida 34689

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Tarpon Financial Corporation ("Company"), the holding company for First National Bank ("Bank") of Tarpon Springs, Florida, of the consideration to be paid to the shareholders of the Company by Community
National Bancorporation ("Community") of Ashburn, Georgia, as provided by the Agreement and Plan of Merger ("Merger
Agreement") entered into by the parties on October 8, 1999.
Pursuant to the Merger Agreement, Community will acquire all of the outstanding shares of the Company by offering cash and Community shares for the shares of the Company. The Company will be merged with and into a subsidiary of Community and the Company will cease to exist.

In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the Company which we have used in the accompanying analysis. We have not conducted an independent verification of such information or performed an independent appraisal of the Company's assets and liabilities.

Based upon the accompanying analysis and our knowledge of and experience in the valuation of Florida banks and their securities, it is our opinion that the consideration to be paid by Community for the common shares of the Company is fair, from a financial point of view, to the shareholders of the Company.

The opinion of Allen C. Ewing & Co. ("Ewing") is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders' meeting held in connection with the proposed transaction. Ewing has not been requested to opine as to, and the opinion does not address, the Board's underlying business decision to support and recommend the acquisition to the shareholders.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by Community in connection with the merger and to the reference to this firm in the related Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
ALLEN C. EWING & CO.



By:   /S/ Benjamin C. Bishop, Jr.
    -----------------------------
      Benjamin C. Bishop, Jr.
      President

==========
APPENDIX "C"
==========





                  AGREEMENT AND PLAN OF MERGER
                               OF
               COMMUNITY NATIONAL BANCORPORATION
                           AND
                 TARPON FINANCIAL CORPORATION

                            ARTICLE I

                           THE MERGER

Section 1.1    Merger.....................................2
Section 1.2    Effect of Merger...........................2
Section 1.3    Directors and Officers.....................3

                           ARTICLE II

                     CONVERSION OF SHARES

Section 2.1    Manner of Conversion.......................3
Section 2.2    Effectuating Conversion....................4
Section 2.3    Laws of Escheat............................6

                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF TARPON

Section 3.1    Corporate Organization.....................6
Section 3.2    Capitalization.............................7
Section 3.3    Financial Statements; Filings..............8
Section 3.4    Loan Portfolio.............................9
Section 3.5    Certain Loans and Related Matters.........10
Section 3.6    Authority; No Violation...................10
Section 3.7    Consents and Approvals....................11
Section 3.8    Broker' s Fees............................11
Section 3.9    Absence of Certain Changes or Events......11
Section 3.10   Legal Proceedings.........................11
Section 3.11   Taxes and Tax Returns.....................12
Section 3.12   Employee Benefit Plans....................13
Section 3.13   Title and Related Matters.................14
Section 3.14   Real Estate...............................14
Section 3.15   Environmental Matters.....................15
Section 3.16   Commitments and Contracts.................16
Section 3.17   Regulatory Matters........................16
Section 3.18   State Takeover Laws.......................16
Section 3.19   Insurance.................................16
Section 3.20   Labor.....................................17
Section 3.21   Compliance with Laws......................18
Section 3.22   Transactions with Management..............18
Section 3.23   The S-4/Proxy.............................19
Section 3.24   Deposit Insurance.........................19
Section 3.25   Untrue Statements and Omissions...........19

                           ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF COMMUNITY

Section 4.1    Organization and Related Matters of
               Community.................................19
Section 4.2    Capitalization............................20
Section 4.3    Authorization.............................20
Section 4.4    Financial Statements......................20
Section 4.5    Absence of Certain Changes or Events......21
Section 4.6    Legal Proceedings.........................21
Section 4.7    Insurance.................................21
Section 4.8    Consents and Approvals....................22
Section 4.9    Regulatory Matters........................22
Section 4.10   Proxy Materials...........................22
Section 4.11   No Broker's or Finder's Fees..............22
Section 4.12   Community Shares to be Delivered..........22
Section 4.13   Untrue Statements and Omissions...........22

                           ARTICLE V

                   COVENANTS AND AGREEMENTS

Section 5.1    Conduct of the Business of Tarpon.........23
Section 5.2    Current Information.......................24
Section 5.3    Access to Properties; Personnel
               and Records...............................25
Section 5.4    Approval of Tarpon Shareholders...........26
Section 5.5    No Other Bids.............................26
Section 5.6    Deadlines.................................26
Section 5.7    Maintenance of Properties.................26
Section 5.8    Environmental Audits......................26
Section 5.9    Title Insurance...........................26
Section 5.10   Surveys...................................27
Section 5.11   Compliance Matters........................27
Section 5.12   Exemption Under Anti-Takeover Statutes....27
Section 5.13   Building Inspection.......................27

                           ARTICLE VI

              ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1    Best Efforts; Cooperation.................27
Section 6.2    Regulatory Matters........................28
Section 6.3    Other Matters.............................28
Section 6.4    Indemnification...........................29
Section 6.5    Current Information.......................29
Section 6.6    Consideration.............................29

                           ARTICLE VII

                 MUTUAL CONDITIONS TO CLOSING

Section 7.1    Shareholder Approval......................29
Section 7.2    Regulatory Approvals......................29
Section 7.3    Litigation................................29

                          ARTICLE VIII

             CONDITIONS TO THE OBLIGATIONS OF TARPON

Section 8.1    Representations and Warranties............30
Section 8.2    Performance of Obligations and
               Settlement of Litigation..................30
Section 8.3    Certificate Representing Satisfaction of
               Conditions................................30
Section 8.4    Absence of Adverse Facts..................30
Section 8.5    Opinion of Counsel........................31
Section 8.6    Consents Under Agreements.................31
Section 8.7    Material Condition........................31
Section 8.8    Matters Relating to Employment
               Agreements................................31
Section 8.9    Resignation of Officers and
               Directors.................................31
Section 8.10   Outstanding Shares of Tarpon..............31
Section 8.11   Dissenters................................32

                           ARTICLE IX

             CONDITIONS TO OBLIGATIONS OF COMMUNITY

Section 9.1    Representations and Warranties............32
Section 9.2    Performance of Obligations................32
Section 9.3    Certificate Representing Satisfaction of
               Conditions................................32
Section 9.4    Absence of Adverse Facts..................32
Section 9.5    Consents Under Agreements.................32


                           ARTICLE X

             TERMINATION, WAIVER AND AMENDMENT

Section 10.1   Termination...............................33
Section 10.2   Effect of Termination.....................34
Section 10.3   Effect of Wrongful Termination............34
Section 10.4   Amendments................................34
Section 10.5   Waivers...................................34
Section 10.6   Non-Survival of Representations and
               Warranties................................34
Section 10.7   Effect of Breach of Warranties............35

                           ARTICLE XI

                         MISCELLANEOUS

Section 11.1   Entire Agreement..........................35
Section 11.2   Notices...................................35
Section 11.3   Severability..............................36
Section 11.4   Costs and Expenses........................36
Section 11.5   Captions..................................37
Section 11.6   Counterparts..............................37
Section 11.7   Governing Law.............................37
Section 11.8   Persons Bound; No Assignment..............37
Section 11.9   Exhibits and Schedules....................37
Section 11.10  Waiver....................................37
Section 11.11  Construction of Terms.....................37




                   AGREEMENT AND PLAN OF MERGER

                                OF

                COMMUNITY NATIONAL BANCORPORATION

                               AND

                   TARPON FINANCIAL CORPORATION


     This AGREEMENT AND PLAN OF MERGER, dated as of the eighth day of October 1999 (this "Agreement"), is by and between Community National Bancorporation, a Georgia corporation and a bank holding company ("Community") and Tarpon Financial Corporation, a Florida corporation and a bank holding company ("Tarpon").

                       WITNESSETH THAT:

     WHEREAS, the respective Boards of Directors of Community and Tarpon deem it in the best interests of Community and Tarpon, respectively, and of their respective shareholders, that Community acquire all of the issued and outstanding capital stock of Tarpon in a statutory merger qualifying as a tax- free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and pursuant to this Agreement (the "Merger");

     WHEREAS, the Boards of Directors of Community and Tarpon have approved this Agreement and the Board of Directors of Tarpon has directed that this Agreement be submitted to its shareholders for approval and adoption in accordance with the laws of the State of Florida;

     WHEREAS, Community will deliver, or cause to be delivered, to the shareholders of Tarpon the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that, in accordance with the applicable laws of the states of Florida and Georgia, the method, terms and conditions of the Merger and the mode of carrying such Merger into effect are and shall be as follows:


                            ARTICLE I

                           THE MERGER

Section 1.1 Merger. Subject to the terms and conditions of this Agreement, Tarpon shall be merged with and into Community pursuant to the Florida Business Corporation Act (the "Florida Act") and the Georgia Business Corporation Code (the "Georgia Code"), and Community shall be the "Surviving Corporation."

Section 1.2     Effect of Merger.

     (a) The "Effective Time of the Merger" shall occur at the time at which Articles of Merger are filed with both the Florida and Georgia Secretaries of State and as soon as practicable (but not more than 10 business days) following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under this Agreement and (ii) the date on which the shareholders of Tarpon approve the transactions contemplated by this Agreement. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, making effective, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trace Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), any state regulatory agencies having jurisdiction over the parties, the National Association of Securities Dealers, Inc. (NASDAQ) and the Securities and Exchange Commission (the "SEC").

     (b)     At the Effective Time of the Merger:

          (i) The Articles of Incorporation of Community in effect immediately prior to the Merger shall become and be the Articles of Incorporation of the Surviving Corporation, and the Bylaws of Community in effect immediately prior to the Merger shall become and be the Bylaws of the Surviving Corporation.

          (ii) Tarpon shall be merged with and into Community and the separate corporate existence of Tarpon shall cease. The Surviving Corporation will be deemed to be the same corporation as each of the Community and Tarpon. The Surviving Corporation shall have all rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Georgia and shall thereupon and thereafter possess all of the privileges and immunities and franchises, of a private as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, all choses in action, rights to marks and every other interest of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be any way impaired by reason of the Merger. Except as otherwise provided in this Agreement, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in the place of either of the constituent corporations. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

     (c) The closing of the Merger (the "Closing") shall take place at the principal offices of Tarpon at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.3 Directors and Officers. From and after the Effective Time of the Merger, the directors of Community immediately prior to the Effective Time of the Merger shall become and be the directors of the Surviving Corporation from and after the Effective Time of the Merger, and the officers of Community immediately prior to the Effective Time of the Merger shall become and be the officers of the Surviving Corporation.


                           ARTICLE II

                      CONVERSION OF SHARES

Section 2.1 Manner of Conversion. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any action on the part of any holder of any shares of Common Stock of Tarpon, par value $0.10 per share ("Tarpon Shares," or, singly, a "Tarpon Share"):

     (a) All Tarpon Shares which are held by Tarpon as treasury stock, if any, shall be cancelled and retired and no consideration shall be paid or delivered in exchange therefor.

     (b) Subject to the terms and conditions of this Agreement, and except with regard to Dissenting Tarpon Shares (as hereinafter defined), each Tarpon Share outstanding immediately prior to the Effective Time of the Merger shall be cancelled and converted into the right to receive at the election of the holder of such share: (i) $24.00 in cash or (ii)
1.60 shares of Community Common Stock, no par value ("Community Shares") (singly or in combination hereinafter referred to as the "Consideration"); provided, that except with respect to Dissenting Tarpon Shares, in no event shall the total Consideration received by any holder of Tarpon Shares for his or her Tarpon Shares consist of Community Shares to the extent of less than sixty percent (60%) of such Consideration. By way of example, subject to the terms and provisions of this Agreement, a shareholder of Tarpon owning 1,000 Tarpon Shares would receive Consideration as follows:

          (i) 1,600 (1.6 X 1,000) Community Shares and no cash, if he/she elects to receive only Community Shares and no cash,

          (ii)    1,280 (1.6 X .8 X 1,000) Community Shares and
$4,800 in cash, if he/she elects to receive 80% of the Consideration in Community Shares and 20% in cash; and

          (iii)   960 (1.6 X .6 X 1,000) Community Shares and
$9,600 in cash, if he/she elects to receive the minimum 60% of the Consideration in Community Shares and 40% in cash.

     All outstanding certificates representing Tarpon Shares shall thereafter represent solely the right to receive the Consideration.

     (c) Each outstanding Tarpon Share, the holder of which has demanded and perfected his demand for payment of the "fair or appraised" value of such share in accordance with Sections
607.1301 through 607.1320 of the Florida Code (the "Dissent
Provisions"), to the extent applicable, and has not effectively withdrawn or lost such holder's right to such appraisal (the "Dissenting Tarpon Shares"), shall not be converted into or represent a right to receive the Consideration payable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. Tarpon shall give Community prompt notice upon receipt by Tarpon of any written objection to the Merger and any written demands for payment of the fair or appraised value of Tarpon Shares, and of withdrawals of such demands, and any other instruments provided to Tarpon pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting
Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any Tarpon Shares held by such Dissenting Shareholder shall receive payment therefor from Tarpon (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's Tarpon Shares shall be cancelled.
Tarpon shall not, except with the prior written consent of Community, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, Tarpon
Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive
Consideration consisting of 40% in cash and 60% in Community
Shares (the "Standard Consideration"), to be paid as provided in this Agreement.

Section 2.2    Effectuating Conversion.

     (a) Community or such institution as Community may designate shall serve as the exchange agent (the "Exchange Agent"). The Exchange Agent may employ sub-agents in connection with performing its duties. The Letter of Transmittal (as hereinafter defined) will (i) provide for the election by each shareholder of Tarpon to receive a greater proportion of his/her Consideration in the form of Community Shares than 60% (ii) will contain instructions with respect to the surrender of certificates formerly representing Tarpon Shares and the receipt of the Consideration contemplated by this Agreement and (iii) require each holder of Tarpon Shares to transfer good and marketable title to such certificates formerly representing Tarpon Shares to Community, free and clear of all liens, claims and encumbrances. Within ten (10) business days after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Tarpon Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Tarpon Shares for the Consideration provided for in this Agreement. As promptly as practicable after receipt of properly completed Letters of Transmittal and stock certificates evidencing Tarpon Shares held by the former holders of Tarpon shares, the Exchange Agent shall disburse the appropriate Consideration on behalf of Community. Amounts that would have been payable to Dissenting Shareholders for Tarpon Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(c) hereof, shall be handled in accordance with and in a manner consistent with the Dissent Provisions.

     (b) At the Effective Time of the Merger, the stock transfer books of Tarpon shall be closed as to holders of Tarpon Shares immediately prior to the Effective Time of the Merger and no transfer of Tarpon Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Tarpon shares shall, without any action on the part of any holder thereof, no longer represent Tarpon Shares.

     (c) In the event that any holder of Tarpon Shares is unable to deliver any certificate which represents any of such holder's Tarpon Shares, Community, in the absence of actual notice that any Tarpon Shares theretofor represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the Standard Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

          (i)     An affidavit or other evidence to the
reasonable satisfaction of Community that any such certificate has been lost, wrongly taken or destroyed;

          (ii)    Such security and indemnity as may be
reasonably requested by Community to indemnify and hold
Community harmless; and

          (iii) Evidence to the satisfaction of Community that such holder is the owner of the Tarpon Shares theretofor represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate pursuant to his Agreement.

     (d) In the event that the delivery of any Consideration is made to a person other than the person in whose name any certificate representing Tarpon Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or established to the satisfaction of Community that such tax has been paid or is not applicable.

     (e) Until surrendered in accordance with the provisions of this Section 2.2, each certificate representing Tarpon shares shall represent for all purposes the right to receive the Consideration contemplated by this Agreement and shall not represent the right to receive any other consideration, including, but not limited to, dividends of Tarpon or interest with respect to such Consideration.

Section 2.3 Laws of Escheat. If any of the Consideration due to be paid or delivered to the holders of Tarpon Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Community or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Tarpon, Community, the Exchange Agent nor any other person acting on their behalf shall be liable to a holder of Tarpon Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.


                            ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF TARPON

     Tarpon hereby represents and warrants to Community as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1     Corporate Organization.

     (a) Tarpon is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Tarpon has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Tarpon is duly licensed or qualified to do business where the nature (if the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of Tarpon on a consolidated basis. Tarpon is a bank holding company under the Bank Holding Company Act of 1956, as amended, and has one wholly-owned bank (or any other) subsidiary. True and correct copies of the Articles or Certificate of Incorporation and the Bylaws of Tarpon, each as amended to the date hereof, have been delivered to Community.

     (b) First National Bank, Tarpon Springs, Florida, the sole wholly-owned subsidiary of Tarpon ("FN-Bank"), is a bank organized, validly existing and in good standing as a national bank under the laws of the United States. FN-Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and FN-Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the Condition of the Bank. True and correct copies of the Articles of Incorporation and Bylaws of FN-Bank, as amended to the date hereof, have been delivered to Community.

     (c) Each of Tarpon and FN-Bank has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of Tarpon on a consolidated basis.

     (d) Except for FN-Bank, Tarpon does not own any capital stock of any subsidiary, and FN-Bank does not own any capital stock of any subsidiary; Tarpon and FN-Bank do not have any interest in any partnership or joint venture. For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

     (e) The minute books of Tarpon and FN-Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 3.2     Capitalization.

     (a) The authorized capital stock of Tarpon consists of 500,000 shares of common stock, par value $0.10 per share (herein before and hereinafter referred to as "Tarpon Shares"), 155,000 shares of which as of the date hereof are issued and outstanding (none of which is held in the treasury of Tarpon). All of the issued and outstanding Tarpon Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Tarpon, or any securities or rights convertible into or exchangeable for shares of capital stock of Tarpon.

     (b) The authorized capital stock of FN-Bank consists of 155,000 shares of common stock, par value $5 per share, 155,000 shares of which as of the date hereof are issued and outstanding (none of which are held in the treasury of FN-Bank) (the "FN-Bank Shares"). All of the issued and outstanding FN-Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of FN-Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of FN-Bank.

     (c) Except as may be limited or required by applicable laws relating to banks, all of the issued and outstanding shares of capital stock of FN-Bank:

          (i)     are owned by Tarpon; and

          (ii) are so owned free and clear of all liens and encumbrances and adverse claims thereto.

Section 3.3     Financial  Statements; Filings.

     (a) FN-Bank has previously delivered to Community copies of the financial statements of FN-Bank as of and for the years ended December 31, 1996, 1997 and 1998 and the financial statements of FN-Bank as of and for the period ended June 30, 1999 and FN-Bank shall deliver to Community, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of FN-Bank, the financial statements of FN-Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of FN-Bank").

     (b) FN-Bank has previously delivered to Community copies of the Call Reports of FN-Bank as of and for the years ended December 31, 1996, 1997 and 1998 and the Call Reports of FN-Bank as of and for the period ended June 30, 1999, and FN-Bank shall deliver to Community, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year of FN-Bank, the Call Reports of FN-Bank as of and for each such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of FN-Bank").

     (c) Tarpon has previously delivered to Community copies of the consolidated financial statements of Tarpon as of and for the years ended December 31, 1996, 1997 and 1998 and the consolidated financial statements of Tarpon as of and for the period ended June 30, 1999, and Tarpon shall deliver to Community, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter (or other reporting period) or year of Tarpon, the consolidated financial statements of Tarpon as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Tarpon").

     (d) Each of the Financial Statements of Tarpon, each of the Financial Statements of FN-Bank, and each of the Call Reports of FN-Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Tarpon and FN-Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Tarpon, each of the Financial Statements of FN-Bank, and each of the Call Reports of FN-Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of Tarpon on a consolidated basis and the financial position of FN-Bank (as the case may be) as of the respective dates thereof and fairly present or will fairly present the results of operations of Tarpon on a consolidated basis and the results of operations of FN-Bank (as the case may be) for the respective periods therein set forth.

     (e) To the extent not prohibited by law, Tarpon has heretofore delivered or made available, or caused to be delivered or made available, to Community all reports and filings made or required to be made by Tarpon, FN-Bank or any of their respective subsidiaries with the Regulatory Authorities, and will from time to time hereafter furnish, or cause FN-Bank to furnish to Community, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (f) Since December 31, 1998, none of Tarpon or FN-Bank has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Tarpon on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Tarpon, the Financial Statements of FN-Bank or the Call Reports of FN-Bank, or reflected in the notes thereto, or (ii) which were incurred after December 31, 1998, in the ordinary course of business consistent with past practices.

Section 3.4 Loan Portfolio. Except as set forth in Disclosure Schedule 3.4, (i) all evidences of indebtedness reflected as assets in the Financial Statements of Tarpon, the Financial Statements of FN-Bank and the Call Reports of FN-Bank as of and for the year ended December 31, 1998, and the period ended June 30, 1999, were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowances for possible loan losses shown on the Financial Statements of Tarpon, the Financial Statements of FN-Bank and the Call Reports of FN-Bank as of and for the year ended December 31, 1998, and the period ended June 30, 1999, were, and the allowance for possible loan losses to be shown on the Financial Statements of Tarpon, the Financial Statements of FN-Bank and the Call Reports of FN-Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Tarpon and FN-Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in Section 3.3(d).

Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, neither Tarpon nor FN-Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $5,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Tarpon or FN-Bank, should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Tarpon or FN-Bank or any ten percent (10%) shareholder of Tarpon, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Tarpon or FN-Bank including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a material adverse effect on the Condition of Tarpon on a consolidated basis. As of the date of any Financial Statement of Tarpon, any Financial Statement of FN-Bank and any Call Report of FN-Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of Tarpon, the Financial Statements of FN-Bank, and the Call Reports of FN-Bank that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Disclosure Schedule 3.5.

Section 3.6    Authority; No Violation.

     (a) Tarpon has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Tarpon and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Tarpon has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement has directed that this Agreement and the transactions contemplated hereby be submitted to Tarpon's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of Tarpon are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Tarpon and delivered by Tarpon, will constitute a valid and binding obligation of Tarpon, and will be enforceable against Tarpon in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

     (b) Neither the execution and delivery of this Agreement by Tarpon nor the consummation by Tarpon of the transactions contemplated hereby, nor compliance by Tarpon with any of the terms or provisions hereof, will (i) violate any provision of the Articles or Certificate of Incorporation or Bylaws of Tarpon or the Articles of Incorporation or Bylaws of FN-Bank, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation judgment, order, writ, decree or injunction applicable to Tarpon or FN-Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Tarpon or FN-Bank under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Tarpon or FN-Bank is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 3.7 Consents and Approvals. Except for (i) the Consents of the FRB, the FDIC, and the OCC; (ii) approval of this Agreement by the shareholders of Tarpon; (iii) the Registration Statement on SEC Form S-4/Proxy Statement, to be filed by Community in order to register the Community Shares to be issued as part of the Consideration and to be used as the proxy statement to solicit approval of this Agreement by the shareholders of Tarpon ("S-4/Proxy"), becoming effective with the SEC; and (iv) filing of Articles of Merger with the States of Florida and Georgia, no Consents of any person are necessary in connection with the execution and delivery by Tarpon of this Agreement, and the consummation by Tarpon of the Merger and the other transactions contemplated hereby.

Section 3.8 Broker' s Fees. Neither Tarpon nor FN-Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker' s fees, commissions or finder' s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Except as set forth in Disclosure Schedule 3.9, since December 31, 1998, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Tarpon Shares or (ii) any change or any event involving a prospective change in the Condition of Tarpon on a consolidated basis which has had, or is reasonably likely to have, a material adverse effect on the Condition of Tarpon on a consolidated basis or on Tarpon or FN-Bank generally, including, without limitation any change in the administration or supervisory standing or rating of Tarpon or FN-Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10   Legal Proceedings. Except as set forth in
Disclosure Schedule 3.10, neither Tarpon nor FN-Bank is a party to any, and there are no pending or, to the knowledge of Tarpon or FN-Bank, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Tarpon or FN-Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Tarpon or FN-Bank as of the date hereof, there is no material proceeding, claim, action or governmental investigation against Tarpon or FN-Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Tarpon or FN-Bank which has a material adverse effect on the Condition of Tarpon on a consolidated basis; there is no default by Tarpon or FN-Bank under any material contract or agreement to which Tarpon or FN-Bank is a party; and neither Tarpon nor FN-Bank is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Tarpon or FN-Bank and neither
Tarpon nor FN-Bank has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11   Taxes and Tax Returns.

     (a) Tarpon has previously delivered or made available to Community copies of the federal income tax returns of Tarpon and, if consolidated returns do not exist for all periods, of FN-Bank, for the years 1996, 1997 and 1998 and all schedules and exhibits thereto, and will provide Community with a copy of its federal income tax return for any subsequent period with all schedules and exhibits thereto, when such return is filed, and, to the knowledge of Tarpon or FN-Bank, such returns have not been examined by the Internal Revenue Service. Tarpon and FN-Bank have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by either of them on or prior to the date hereof, and Tarpon and FN-Bank have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from either of them by any federal, state or local taxing authorities (including, without limitation, those due in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Tarpon and FN-Bank) other than taxes and other charges which (i)(A) are not yet delinquent or (B) are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Tarpon, the Financial Statements of FN-Bank and the Call Reports of FN-Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither Tarpon nor FN-Bank is responsible for the taxes of any other person other than Tarpon and FN-Bank, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

     (b) (i) Proper and accurate amounts have been withheld by Tarpon and FN-Bank from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by Tarpon and FN-Bank for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by either Tarpon or FN-Bank in the Financial Statements of Tarpon or the Financial Statements of FN-Bank, as the case may be.

Section 3.12   Employee Benefit Plans.

     (a) Neither Tarpon or FN-Bank has or maintains any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure Schedule 3.12(a).

     (b) Neither Tarpon or FN-Bank (or any pension plan maintained by either of them) has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under
Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

     (c) Neither Tarpon or FN-Bank has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi- employer plan as such term is defined in Section 3(37) of ERISA.

     (d) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Tarpon or FN-Bank comply, in all material respects with ERISA. Neither Tarpon nor FN-Bank has any material liability under any such plan that is not reflected in the Financial Statements of Tarpon or the Call Reports of FN-Bank.

     (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Tarpon or FN-Bank or any of their respective subsidiaries (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under
Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of Tarpon or FN-Bank; and, to the best knowledge of Tarpon or FN-Bank no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

     (f) No employee benefit plan that is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan' s "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

     (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Tarpon or FN-Bank under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

Section 3.13   Title and Related Matters.

     (a) Except as set forth in Disclosure Schedule 3.13(a), Tarpon and FN-Bank have good title, and as to owned real property, have good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or carried under the name of either of them on the Financial Statements of Tarpon, the Financial Statements of FN-Bank, or the Call Reports of FN-Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1999), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Tarpon, the Financial Statements of FN-Bank, and the Call Reports of FN-Bank or incurred in the ordinary course of business after June 30, 1999, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of Tarpon on a consolidated basis.

     (b) All agreements pursuant to which Tarpon or FN-Bank leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Tarpon on a consolidated basis.

     (c) Except as set forth on Disclosure Schedule 3.13(c), other than real estate owned, acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by Tarpon or FN-Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct ofnor-mal operations, and (ii) all of the material personal properties owned, leased or subleased by Tarpon or FN-Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14   Real Estate.

     (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned by Tarpon or FN-Bank or in which Tarpon or FN-Bank has any ownership or leasehold interest.

     (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written lease or sublease under which Tarpon or FN-Bank is the lessee of any real property and which relates in any manner to the operation of the businesses of Tarpon or FN-Bank. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent Tarpon or FN-Bank from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Tarpon on a consolidated basis. Except as set forth in Disclosure Schedule 3.14(b), Tarpon and FN-Bank have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect. Tarpon and FN-Bank have the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by Tarpon or FN-Bank and, as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

     (c) To the best of their respective knowledge, neither Tarpon nor FN-Bank has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a material adverse effect on the Condition of Tarpon on a consolidated basis.

     (d) As to each parcel of real property owned or used by Tarpon or FN-Bank, neither Tarpon nor FN-Bank has received notice of any pending or, to the knowledge of Tarpon or FN-Bank threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

Section 3.15   Environmental Matters.

     (a) To the best of its respective knowledge, each of Tarpon, FN-Bank, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on the Condition of Tarpon on a consolidated basis.

     (b) There is no litigation pending or, to the knowledge of Tarpon or FN-Bank, threatened before any court, governmental agency or board or other forum in which Tarpon or FN-Bank or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, occurring on a site owned, leased or operated by Tarpon or FN-Bank or any Participation Facility.

     (c) There is no litigation pending or, to the knowledge of Tarpon or FN-Bank, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Tarpon or FN-Bank in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, occurring on or involving a Loan Property, except for such litigation pending, or threatened that will not individually or in the aggregate, have a material adverse effect on the Condition of Tarpon on a consolidated basis.

     (d) To the knowledge of Tarpon or FN-Bank, there is no reasonable basis for any litigation of a type described in Sections 3.15(b) or 3.15(c) of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on the Condition of Tarpon on a consolidated basis.

     (e) During the period of (i) ownership or operation by Tarpon or FN-Bank of -any of their respective current properties, (ii) participation by Tarpon or FN-Bank in the management of any Participation Facility, or (iii) holding by Tarpon or FN-Bank of a security interest in any Loan Property
(except as shown on Disclosure Schedule 3.15(e)(iii)), there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of Tarpon on a consolidated basis.

     (f) Prior to the period of (i) ownership or operation by Tarpon or FN-Bank of any of their respective current properties, (ii) participation by Tarpon or FN-Bank in the management of any Participation Facility, or (iii) holding by Tarpon or FN-Bank of a security interest in any Loan Property, to the knowledge of Tarpon or FN-Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of Tarpon on a consolidated basis.

     (g) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent order, judgment, decree, injunction or agreement with any regulatory agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or other-wise regulated, whether by type or by substance as a component; "Loan Property" means any property owned by Tarpon or FN-Bank, or in which Tarpon or FN-Bank holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which Tarpon or FN-Bank participate in the management and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

Section 3.16 Commitments and Contracts. Except as set forth in Disclosure Schedule 3.16, neither Tarpon nor FN-Bank is a party or subject to any of the following (whether written or oral, express or implied):

     (a) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person' s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Tarpon or FN-Bank);

     (b)     Any labor contract or agreement with any labor union;

     (c) Any contract covenants which limit the ability of Tarpon or FN-Bank to compete in any line of business or which involve any restriction of the geographical area in which Tarpon or FN-Bank may carry on its business (other than as may be required by law or applicable regulatory authorities);

     (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

     (e) Any other contract or agreement which would be required to be disclosed in reports filed by Tarpon with the OCC or the FRB and which has not been so disclosed.

Section 3.17 Regulatory Matters. Neither Tarpon nor FN-Bank has agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Home Mortgage Disclosure Act, the Community Reinvestment Act and protests thereunder.

Section 3.18 State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable state anti-takeover statute.

Section 3.19 Insurance. Tarpon and FN-Bank are presently insured, and during each of the past three calendar years have been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of Tarpon and FN-Bank the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Tarpon and FN-Bank provide adequate coverage against loss, and the fidelity bonds in effect as to which Tarpon or FN-Bank is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.19.

Section 3.20 Labor. No work stoppage involving Tarpon or FN-Bank is pending as of the date hereof or, to the knowledge of Tarpon or FN-Bank, threatened. Neither Tarpon nor FN-Bank is involved in, or, to the knowledge of Tarpon or FN-Bank, threatened with or affected by, any proceeding asserting that Tarpon or FN-Bank has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of Tarpon on a consolidated basis. No union represents or claims to represent any employees of Tarpon or FN-Bank, and, to the knowledge of Tarpon or FN-Bank, no labor union is attempting to organize employees of Tarpon or FN-Bank.

Section 3.21 Compliance with Laws. Each of Tarpon and FN-Bank has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on the Condition of Tarpon on a consolidated basis. Except as disclosed in Disclosure Schedule 3.21, neither Tarpon nor FN-Bank:

     (a) Is, to the best of their respective knowledge, in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations that individually or in the aggregate do not have and will not have a material adverse effect on the Condition of Tarpon on a consolidated basis; and

     (b) Has received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that Tarpon or FN-Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is not reasonably likely to have a material adverse effect on the Condition of Tarpon on a consolidated basis, (ii) threatening to revoke any permit, the revocation of which is not reasonably likely to have a material adverse effect on the Condition of Tarpon on a consolidated basis, (iii) requiring Tarpon or FN-Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Tarpon or FN-Bank, including, without limitation, any restrictions on the payment of dividends.

Section 3.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of FN-Bank at the time such deposits were entered into, (b) the agreements listed on Disclosure Schedule 3.16, and (c) the items described on Disclosure Schedule 3.22, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.23 The S-4/Proxy. None of the information relating to Tarpon or FN-Bank to be included in the S-4/Proxy, which is to be filed with the SEC and, upon effectiveness, to be mailed to the shareholders of Tarpon in connection with the solicitation of their approval of this Agreement shall be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading.

Section 3.24 Deposit Insurance. The deposit accounts of FN-Bank are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act, as amended (the "Act"); FN-Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 3.25 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of Tarpon contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                           ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF COMMUNITY

     Community hereby represents and warrants to Tarpon as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

Section 4.1    Organization and Related Matters of Community.

     (a) Community is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Community has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Community is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Community, or the character or location of the properties and assets owned or leased by Community makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of Community on a consolidated basis. Community is a bank holding company under the Bank Holding Company Act of 1956, as amended, and has one wholly-owned bank (or any other) subsidiary.

     (b) Community has in effect all federal, state, local and foreign govern-mental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of Community on a consolidated basis.

     (c) The minute books of Community contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of Community.

Section 4.2 Capitalization. As of the date hereof, the authorized capital stock of Community consisted of 10,000,000 shares of no par value common stock, 1,518,871 of which are issued and outstanding. All issued and outstanding shares of common stock of Community have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

Section 4.3 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Merger, will have been duly authorized by the Board of Directors of Community, and no other corporate proceedings on the part of Community are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of Community enforceable against Community in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Amended and Restated Articles of Incorporation or Bylaws of Community or, (ii) to Community's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security Interest charge or other encumbrance upon any of the properties or assets of Community under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Community is a party, or by which Community or any of its respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Community or any of its material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.3; and (Y) with respect to (A) and (B) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of Community on a consolidated basis.

Section 4.4    Financial Statements.

     (a) Community has made available to Tarpon copies of the Consolidated financial statements of Community as of and for the years ended December 31, 1997 and 1998, and Community will make available to Tarpon, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of Community, the consolidated financial statements of Community as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Community").

     (b) Each of the Financial Statements of Community (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Community have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of Community (including the related notes) fairly presents or will fairly present the consolidated financial position of Community as of the respective dates thereof and fairly presents or will fairly present the results of operations of Community for the respective periods therein set forth.

     (c) Since December 31, 1998, Community has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Community on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Community or reflected in the notes thereto, and (ii) which were incurred after December 31, 1998 in the ordinary course of business consistent with past practices. Since December 31, 1998, and except for the matters described in
(i) and (ii) above, Community has not incurred or paid any obligation or liability which would be material to the Condition of Community on a consolidated basis.

Section 4.5 Absence of Certain Changes or Events. Since December 31, 1998, there has not been any material adverse change in the Condition of Community on a consolidated basis, and to the knowledge of Community, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.

Section 4.6 Legal Proceedings. Except as set forth on Disclosure Schedule 4.6 hereto, Community is not a party to any, and there are no pending, or, to the knowledge of Community, threatened, legal, administrative, arbitrary or other proceedings, claims, actions, causes of action or governmental investigations of any nature against Community challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by Community pursuant to Item 103 of Regulation S-B promulgated by the SEC.

Section 4.7 Insurance. Community has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to Community.

Section 4.8    Consents and Approvals.  Except for (i) the
Consents of the FRB and the OCC; (ii) approval of this Agreement by the shareholders of Tarpon; (iii) the effectiveness of the S-4/Proxy; and (iv) filing of Articles of Merger with the States of Florida and Georgia, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Community of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.9 Regulatory Matters. Community has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement.

Section 4.10 Proxy Materials. None of the information relating solely to Community or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Tarpon in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Tarpon to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.11 No Broker' s or Finder' s Fees. Neither Community nor any of its affiliates or employers has employed any broker or finder or incurred any liability for any broker' s fees, commissions or finder' s fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

Section 4.12 Community Shares to be Delivered. All of the Community Shares, when issued and delivered to the holders of the Tarpon Shares pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any liens or other encumbrances or restrictions on resale, except, as regards restrictions on resale, with respect to Community Shares which would be held by holders of Tarpon Shares who become, pursuant to or subsequent to the Merger, "affiliates" of Community for purposes of Rule 144(a)(1) under the Securities Act of 1933.

Section 4.13 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of Community contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                           ARTICLE V

                    COVENANTS AND AGREEMENTS

Section 5.1    Conduct of the Business of Tarpon.

     (a) During the period from the date of this Agreement to the Effective Time of the Merger, Tarpon shall, and shall cause FN-Bank to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Tarpon or Community to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, Tarpon shall not, and it shall not permit FN-Bank or any of their respective subsidiaries, without the prior written consent of Community, to:

          (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Tarpon or FN-Bank;

          (ii) change the number of shares of the authorized, issued or outstanding capital stock of Tarpon, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Tarpon, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Tarpon;

          (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except (A) in the ordinary course of business consistent with past practice and (B) with respect to reasonable expenses incurred in seeking to perform this Agreement and consummate the transactions contemplated hereby;

          (iv)    except for the purchase of the FN-Bank
building, make any capital expenditures individually in excess of $10,000, or in the aggregate in excess of $25,000 other than expenditures necessary to maintain existing assets in good repair;

          (v)     except for parcels described on Disclosure
Schedule 5.1(b)(v), sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $10,000;

          (vi) incur or permit overdrafts on deposit accounts held at FN-Bank in excess of $5,000 for any single item or $10,000 in the aggregate at any time outstanding without the consent of Community or its representatives;

          (vii) pay any bonuses to any executive officer; enter into any new, or amend in any respect any existing, employment, consulting, noncompetition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any increase in compensation to its employees as a class or to its officers; grant any increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any respect in retirement benefits to any class of employees or officers, except as required by, law;

          (viii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Tarpon or FN-Bank that involves an annualized payment of $5,000 or more or aggregate payments over the term of such lease of $25,000 or more; or

          (ix) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with
(A) foreclosures in the ordinary course of business, or (B) acquisitions of control by FN-Bank acting in a fiduciary capacity.

Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Tarpon will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Community and to report the general status of the ongoing operations of Tarpon. Tarpon will promptly notify Community of any material change in the normal course of business or the operations or the properties of Tarpon, FN-Bank or any of their respective subsidiaries, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Tarpon, FN-Bank or their respective subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving Tarpon, FN-Bank or any of their respective subsidiaries, and will keep Community fully informed of such events. Tarpon will furnish to Community, promptly after the preparation and/or receipt by Tarpon thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Community, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Tarpon, the Financial Statements of FN-Bank and the Call Reports of FN-Bank.

Section 5.3    Access to Properties; Personnel and Records.

     (a) So long as this Agreement shall remain in effect, Tarpon and FN-Bank shall permit Community and its agents full access, during normal business hours, to the properties of Tarpon and FN-Bank and shall disclose and make available (together with the right to copy) to Community and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Tarpon or FN-Bank, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which Community may have a reasonable interest, and Tarpon and FN-Bank shall use their reasonable best efforts to provide Community and its representatives access to the work papers of Tarpon' s and FN-Bank' s accountants. Tarpon and FN-Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Tarpon and FN-Bank shall cooperate with Community in seeking to obtain consents from appropriate parties under whose rights or authority access is otherwise restricted. the foregoing rights granted to Community shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Tarpon or FN-Bank.

     (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. No obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

Section 5.4 Approval of Tarpon Shareholders. Tarpon will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Tarpon will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Tarpon will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

Section 5.5 No Other Bids. During the term of this Agreement, Tarpon, acting through any director or officer or other agent shall not now, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Tarpon or FN-Bank, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Tarpon or FN-Bank. Tarpon shall promptly advise Community orally and in writing of any such inquiries or proposals received by Tarpon or FN-Bank after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Tarpon or FN-Bank or for the acquisition of a significant equity interest in Tarpon or FN-Bank or for the acquisition of a significant portion of the assets of Tarpon or FN-Bank.

Section 5.6 Deadlines. Tarpon shall notify Community in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which Tarpon or FN-Bank is a party, at least ten
(10) days prior to such deadline.

Section 5.7 Maintenance of Properties. Tarpon and FN-Bank will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.8    Environmental Audits.  At the election of
Community, Tarpon will, at Community's expense, with respect to each parcel of real property that Tarpon or FN-Bank owns, leases or subleases, procure and deliver to Community, at least thirty
(30) days prior to the Effective Time of the Merger, an environmental audit (including reports on asbestos, radon and lead-based paint), which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to Community.

Section 5.9 Title Insurance. At the election of Community, Tarpon will, at Community's expense, with respect to each parcel of real property that Tarpon or FN-Bank owns, leases or subleases, procure and deliver to Community, at least thirty
(30) days prior to the Effective Time of the Merger, owner's title insurance issued in such amounts and by such insurance company reasonably acceptable to Community, which policy shall be free of all material exceptions to Community' s reasonable satisfaction.

Section 5.10 Surveys. At the election of Community, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, Tarpon, at Community' s expense, will procure and deliver to Community at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Community, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

Section 5.11 Compliance Matters. Prior to the Effective Time of the Merger, Tarpon shall take, or cause to be taken, all steps reasonably requested by Community to cure any deficiencies actually discovered by Community in prudent loan or credit file documentation or regulatory compliance by Tarpon, FN-Bank or any of their respective subsidiaries, including compliance with Regulation Z of the FRB).

Section 5.12 Exemptions Under Anti-takeover Statutes. Prior to the Effective Time of the Merger, Tarpon will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

Section 5.13 Building Inspection. At the election of Community, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to
Section 5.9, Tarpon, at Community' s expense, will procure and deliver to Community at least thirty (30) days prior to the Effective Time of the Merger, an inspection of improvements on such real property by a qualified commercial building inspector, reasonably acceptable to Community, addressing, among other things, the structural integrity of such improvements, compliance with current applicable building codes, the weather tightness of the improvements, the operating condition of HVAC and other systems and other related matters.


                           ARTICLE VI

              ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2    Regulatory Matters.

     (a) Following the execution and delivery of this Agreement, Community and, to the extent required, Tarpon shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities that are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Tarpon. Each of the parties, upon prior written request shall have the right to review and approve, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

     (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3    Other Matters.

     (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Community and any officer or employee of Tarpon or FN-Bank or an obligation on the part of Community to employ any such officers or employees.

     (b) The parties agree that appropriate steps shall be taken to terminate all employee benefit plans of Tarpon and FN-Bank as of the Effective Time of the Merger, or as promptly as practicable thereafter, except for the health plan currently in effect for employees of FN-Bank, which shall continue to be in effect after the Effective Time of the Merger. Following the termination of all such plans, Community agrees that the officers and employees of Tarpon after the Effective Time of the Merger shall be eligible to participate in Community' s employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of Community, but effective at the earliest applicable entry date set forth in such plans.

Section 6.4 Indemnification. Tarpon agrees to indemnify, defend and hold harmless Community and its subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of
1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in the S-4/Proxy made by Tarpon or FN-Bank, or any application for any other approval of the transactions contemplated by this Agreement filed with any Regulatory Authority, or arise out of or are based upon the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.5 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, Community will cause one or more of its designated representatives to confer on a regular and frequent basis with Tarpon and to report with respect to the general status and the ongoing operations of Community.

Section 6.6 Consideration. Community shall pay, issue and deliver the Consideration as and when the same shall be required to be issued and paid pursuant to this Agreement.


                          ARTICLE VII

                MUTUAL CONDITIONS TO CLOSING

     The obligations of Community and Tarpon to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of Tarpon.

Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities (including effectiveness of the S-4/Proxy with the SEC) shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of either Tarpon or Community, based upon advice of counsel, would have a material adverse effect with respect to the interests of Tarpon or Community, as the case may be; provided that the foregoing shall not be deemed to include any proceeding brought solely under the Dissent Provisions.


                          ARTICLE VIII

            CONDITIONS TO THE OBLIGATIONS OF COMMUNITY

     The obligations of Community to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties. The representations and warranties of Tarpon and FN-Bank set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

Section 8.2 Performance of Obligations and Settlement of Litigation. Tarpon shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger. Tarpon shall have settled the litigation known as Aris Kazouris vs. Denise Kazouris and First National Bank, in the Sixth Circuit Court in and for Pinellas County, Florida, Case No. 95-6831-CI-21, for an amount (net of insurance proceeds) not to exceed $165,000.

Section 8.3    Certificate Representing Satisfaction of
Conditions. Tarpon shall have delivered to Community a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Tarpon under Article III of this Agreement.

Section 8.4 Absence of Adverse Facts. There shall have been no determination by Community that any fact, event or condition exists or has occurred, which pertains to Tarpon or FN-Bank, whether actual or threatened, that, in the reasonable judgment of Community, (a) would have a material adverse effect on the Condition of Tarpon on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would be of such material significance with respect to the business or economic benefits expected to be obtained by Community pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement.

Section 8.5 Opinion of Counsel. Community shall have received an opinion of counsel from Goza & Hall, P.A., or other counsel to Tarpon acceptable to Community, in substantially the form set forth in Exhibit 8.5 hereof.

Section 8.6 Consents Under Agreements. Tarpon shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the continued ownership and exercise of rights with respect to any obligation, right or interest of Tarpon (or FN-Bank) under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of Community, individually or in the aggregate, have a material adverse effect on Tarpon or upon the consummation of the transactions contemplated by this Agreement.

Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the reasonable judgment of Community, any material adverse requirement upon Community or its subsidiaries, including, without limitation, any requirement that Community sell or dispose of any significant amount of the assets of Tarpon or any subsidiary of Community, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Tarpon or any subsidiary of Community, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such authority in connection with the acquisition of banks and bank holding companies using consideration similar to the Consideration under circumstances similar to those herein.

Section 8.8 Matters Relating to Employment and Consulting Agreements. All employment agreements between Tarpon, FN-Bank and any executive or employee thereof shall be terminated in their entirety as of the Effective Time of the Merger, and at the election of Community, replacement employment agreements, which are satisfactory to Community and such employees, between each of such executives or employees and Community or Tarpon shall have been executed and delivered. Effective as of the Effective Time of the Merger, Community shall enter into a consulting agreement with Mary Z. Smitzes, having a term of five
(5) years and providing for (i) annual compensation of $50,000,
(ii) payment of premiums under life insurance policies owned by her in effect as of December 31, 1998 and (iii) coverage for medical insurance on terms identical to those in effect as of December 31, 1998.

Section 8.9 Resignation of Officers and Directors. Community shall have received the resignation of all officers and directors of Tarpon who are not designated by Community to act as officers or directors of Tarpon.

Section 8.10 Dissenters. The holders of not more than five percent (5%) of the outstanding Tarpon Shares shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares.

Section 8.11 Certification of Claims. Tarpon shall have delivered a certificate to Community that Tarpon is not aware of any pending or threatened claim under the fidelity bond coverage of FN-Bank or Tarpon or any claim for indemnification from Tarpon or FN-Bank by an officer, director, employee or agent of Tarpon or FN-Bank.


                           ARTICLE IX

              CONDITIONS TO OBLIGATIONS OF TARPON

     The obligation of Tarpon to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties. The representations and warranties of Community contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger).

Section 9.2 Performance of Obligations. Community and shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

Section 9.3 Certificate Representing Satisfaction of Conditions. Community shall have delivered to Tarpon a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and
9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Community under Article IV of this Agreement.

Section 9.4 Absence of Adverse Facts. There shall have been no determination by Tarpon that any fact, event or condition exists or has occurred that in the judgment of Tarpon, (a) would have a material adverse effect on the Condition of Community on a consolidated basis or the consummation of the transactions contemplated by this Agreement or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ.

Section 9.5 Fairness Opinion. Tarpon shall have obtained an opinion from an investment banking firm approved by Community that the Merger is fair to the holders of the Tarpon Shares.

Section 9.6 Consents Under Agreements. Community shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of Tarpon, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.


                           ARTICLE X

              TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

     (a) by the mutual consent in writing of Community and Tarpon; or

     (b) by Community or Tarpon if the Merger shall not have occurred on or prior to March 31, 2000, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

     (c) by Community or Tarpon (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled;

     (d) by Community if (i) Community shall have determined that any fact event or condition exists that, in the reasonable judgment of Community, (A) is materially at variance with any warranty or representation of Tarpon or FN-Bank set forth in the Agreement or is a material breach of any covenant or agreement of Tarpon or FN-Bank contained in the Agreement,
(B) pertains to Tarpon or FN-Bank, whether actual or threatened, and which has a material adverse effect upon the Condition of Tarpon on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, or (C) pertains to Tarpon, FN-Bank or any of their respective subsidiaries and would be of such material significance with respect to the business or economic benefits expected to be obtained by Community under this Agreement so as to render inadvisable consummation of the transactions contemplated by the Agreement; or (ii) there shall be any litigation or threat of litigation
(A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement (other than proceedings brought solely under the Dissent Provisions), (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement (other than proceedings brought solely under the Dissent Provisions) or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement;

     (e) by Tarpon if (i) Tarpon shall have determined that any fact, event or condition exists that, in the judgment of Tarpon, (A) is materially at variance with any warranty or representation of Community contained in the Agreement or is a material breach of any covenant or agreement of Community contained in the Agreement, (B) has a material adverse effect upon the consummation of the transactions contemplated by the Agreement, or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement.

Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except as otherwise provided herein.

Section 10.3 Effect of Wrongful Termination. Notwithstanding the foregoing provisions of Section 10.2, if the Merger fails to be consummated because of the wrongful termination of this Agreement or a willful, knowing or grossly negligent breach by Community, on the one hand, or Tarpon or FN-Bank, on the other hand, of any representation, warranty, covenant, undertaking, term or restriction contained herein, the other party shall have all rights and remedies afforded by law.

Section 10.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by both
Community and Tarpon.

Section 10.5 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Merger, Community, on the one hand, and Tarpon or FN-Bank, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other' s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.6 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered by Community or Tarpon shall be in full force and effect until June 30, 2001; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Community, Tarpon or FN-Bank (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further, that no representation or warranty of Community, Tarpon or FN-Bank contained herein shall be deemed to be terminated or extinguished so as to deprive Community, on the one hand, and Tarpon or FN-Bank, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Community, Tarpon or FN-Bank and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect. Notwithstanding the foregoing, it is agreed and understood that Tarpon's obligations under Section 6.4 hereof shall not be deemed terminated as of June 30, 2001, as long as the existence of the fact or of the omission of fact has been asserted by Community prior to such date. It is agreed and understood that Tarpon's obligations under Sections 6.4 and this 10.6 hereof shall not be deemed terminated as of June 30, 2001, as long as the existence of the fact or omission of fact has been asserted by Community prior to such date.

Section 10.7 Effect of Breach of Warranties. Neither a breach of the representations and warranties of Tarpon set forth in
Article III hereof, on the one hand, nor a breach of the representations of Community in Article IV, on the other hand, shall give rise to any action for monetary damages by the other party but instead the sole and exclusive remedy for such a breach shall be a refusal to consummate the transactions by reason of failure to meet the conditions set forth in Articles VII, VIII and IX as the case may be, or termination of the Agreement as provided in Section 10.1; provided that this section shall not apply to any willful, knowing or grossly negligent breach of a representation or warranty.


                           ARTICLE XI

                         MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among Community and Tarpon with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral, including that letter of intent between the parties dated April 19, 1999, as amended. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to Tarpon:

Mary Z. Smitzes
Tarpon Financial Corporation
710 E. Tarpon Avenue
Tarpon Springs, Florida 34689

with a copy to:

Donald Hall, Esq.
Goza & Hall, P.A.
28050 U. S. 19 North, Suite 402
Clearwater, Florida 33761
Facsimile: (727) 796-8908

If to Community:

T. Brinson Brock, Sr.
Community National Bancorporation
561 East Washington Avenue
Box 2619
Ashburn, Georgia 31714-2619
Facsimile: (912) 567-3514

with a copy to:

Daniel D. Dinur, Esq.
Dinur & Associates, P.C.
One Lakeside Common
990 Hammond Drive, Suite 760
Atlanta, GA 30328
Facsimile: (404) 395-3171

     All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand (including overnight courier service), (ii) on the third
(3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.4 Costs and Expenses. Expenses incurred by Tarpon on the one hand and Community on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same. It is agreed and understood that all such expenses in excess of $40,000 shall reduce the total Consideration by two times such excess.

Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Florida (without giving effect to its conflicts of laws principles).

Section 11.8 Persons Bound, No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained.

Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.10 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.11 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not other-wise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof," "herein," and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including," "included," "such as," or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

                              TARPON FINANCIAL CORPORATION

                              By:   /S/ Mary Z. Smitzes

                                    _____________________________
                              Name:  Mary Z. Smitzes
                                     Chief Executive Officer
ATTEST

  /S/  Mary Jane S. Lindsay
___________________________
Name: Mary Jane S. Lindsay
      Secretary


                             COMMUNITY NATIONAL BANCORPORATION


                             By:  /S/ T. Brinson Brock, Sr.

                                 ____________________________
                                 T. Brinson Brock, Sr.,
                                 President and Chief
                                 Executive Officer
ATTEST

  /S/  Ava Lovett
---------------------------
 Name: Ava Lovett
       Secretary


                    TABLE OF DISCLOSURE SCHEDULES

3.4          Loan Portfolio
3.5          Certain Loans and Related Matters
3.9          Certain Changes or Events
3.10         Legal Proceedings
3.12(a)      Employee Benefit Plans
3.13(a)      Title and Related Matters
3.13(c)      Operating Condition and Repair
3.14(a)      Legal Description of Real Estate
3.14(b)      Leases and Subleases
3.15(e)(iii) Releases of Hazardous Material
3.16         Commitments and Contracts
3.19         Policies of Insurance
3.21         Compliance with Laws
3.22         Transactions with Management
4.3          Conflicts, Breaches or Defaults
4.6          Legal Proceedings
5.1(b)(v)    Certain Parcels of Real Property


                     Disclosure Schedule 3.4
                          Loan Portfolio
None


                   Disclosure Schedule 3.13(c)
                 Operating Condition and Repair
None


                   Disclosure Schedule 3.14(b)
                      Leases and Subleases
None


                Disclosure Schedule 3.15(e)(iii)
                 Releases of Hazardous Material
None



                       Disclosure Schedule 3.5
                   to Agreement and Plan of Merger
                 of Community National Bancorporation
                   and Tarpon Financial Corporation


NEITHER TARPON NOR FN-BANK IS A PARTY TO:

(i) Written or oral loan agreements, notes or borrowing arrangements, other than credit card loans and other loans the unpaid balance of which does not exceed $5,000.00 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof:

     1.  Antoinette Kalafatis/Loan #1017429/001
     2.  Suncoast Shopper/Loan #1017348/001
     3.  Brothers, Inc./Loan #1017205/004

(ii) Loan Agreement, note or borrowing arrangement classified or should have been classified as "substandard", "doubtful", "loss", "other loans especially mentioned", "other assets especially mentioned", or any comparable classification:

     See Attached List


(iii) Loan Agreement, note or borrowing arrangement, including any loan guarantee, with any director or executive officer of Tarpon or FN-Bank or any ten percent (10%) shareholder of Tarpon, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing:

     See Attached List.


(iv) Loan Arrangement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Tarpon or FN-Bank:

     No.

(Schedule 3.5(ii))

                        SPECIAL MENTION
                        ---------------
                         As of 6/30/99

Customer            Loan No.         Status          Balance
D. W. Taylor*       1017462/001      81 days pd      1,626.43
D. W. Taylor*       1017282/001      74 days pd        385.97
D. Taylor, et al*   1017072/001      16 days pd     49,012.16
P. Saroukos*        1004521/0503     37 days pd     27,031.79
Suncoast Shopper*   1017348/001     105 days pd      2,614.20
Don Taylor*         1006916/0838     37 days pd      9,575.97
Don Taylor*         1017316/001      13 days pd     21,623.33
J/G Lehr*           1014404/2057     55 days pd     59,682.78
Brothers, Inc.*     1017205/004      Post Maturity   2,036.17
P. Lehr*            1014391/2056     55 days pd     44,091.01
Wm. J./Linda White  1017220/001      Bank Attny     10,352.44
*Secured Loan

(Schedule 3.5(iii))

                        DIRECTOR/EXECUTIVE LOANS
                      LOAN BALANCES AS OF 6/30/99

Mary Jane Smitzes Lindsay
Director, Vice President

Loan No.          Balance          Type Loan     Past Due

1017259/001        2,652.15         601(s)         No
1017259/003        3,065.65         601(s)         No
1017525/001        4,223.38         601(s)         No
1017532/001       17,675.68         601(s)         No
1017555/001        1,511.17         602            No

Barbara E. Richards
Interim President & CEO & Director

1017325/001       33,658.95         503            No
1017535/001       65,125.73         601(s)         No
1017481/001        4,691.30         601(s)         No

Raymond C. Stinson
Vice President & Director

1014815/001       93,020.05         503            No
1017353/001       22,104.82         601(s)         No
1017515/001       12,159.27         601(s)         No
1017471/001        1,247.79         601(s)         No

Type Loan 503 - Residential ARM
          601 - Consumer, Installment secured(s)
          602 - Consumer, Term


                     Disclosure Schedule 3.9
                    Certain Changes or Events

Any changes caused by a computer program that will not correctly process date data from, into and between the twentieth and twenty-first centuries, including leap year calculations, and any program that contains any disabling codes that would disable the program or impair in any way its operation based on the elapsing of a period or time or that would permit the access of the program to cause such disablement or impairment.



                     Disclosure Schedule 3.10
                         Legal Proceedings

Claim of Bank Atlantic for reimbursement of two checks totaling
$13,000 by reason for alleged stop-payment of checks for accountholder, ICC Business Credit, Inc.



                   Disclosure Schedule 3.12(a)
                      Employee Benefit Plans

1. Group health disability and life insurance coverage with Florida Bankers Insurance Trust, Orlando, Florida, paid for each employee by FN-Bank.

2. Dental insurance coverage by Cigna.
   [Description of benefits previously supplied.)



                  Disclosure Schedule 3.13(a)
                   Title and Related Matters
None.


                  Disclosure Schedule 3.14(a)
              Legal Description of Real property

1. FN-Bank Building. West 50 feet of Lot 1, and Lot 2, less the West 100 feet and less the North 160 feet of the East 50 feet of the West 150 feet, Block 36, Official map of Tarpon Springs, according to the plat thereof, recorded in Plat Book 4, page 78, Public Records of Pinellas County, Florida, and further LESS AND EXCEPT the area containing the buildings and improvements situate thereon which are more specifically described as follows:

     (a) Horizontal Boundaries. The upper and lower horizontal boundaries of the Building Parcel shall be the following boundaries extended to an intersection with the perimeter boundaries:

             (1) The upper horizontal boundary shall be the horizontal plane between the top of the finished roof of the Building Parcel and drive-in teller facilities.

             (2) The lower horizontal boundary shall be the horizontal plane between the bottom of the foundation of the Building Parcel and drive-in teller facilities.

     (b) Perimeter Boundaries. The perimeter boundaries of the Building Parcel shall be the finished surface of the exterior of the Building Parcel extended to the intersection with each other and with the upper and lower horizontal boundaries.

3. Parcel of Land Adjacent to FN-Bank Building Property.
   ----------------------------------------------------

PARECL 1: That portion of the West 100 feet of Lot 2, in Block 36 of TOWN OF TARPON SPRINGS lying South of the right of way of Tampa and Gulf Coast Railroad, according to the Plat thereof as recorded in Plat Book 4, pages 78 and 79, of the public Records of Pinellas County, Florida.

PARCEL 2: That part of the abandoned right of way of Tampa and Gulf Coast Railroad, bysecting the West 100 feet of Lot 2 in Block 36 of the TOWN OF TARPON SPRINGS, according to the Map or Plat thereof as recorded in Plat Book 4, pages 78 and 79, of the Public Records of Pinellas County, Florida.



                   Disclosure Schedule 3.16
                   Commitments and Contracts

Any employee contract or undertaking, labor contract, lease with payments aggregating $5,000.00 or more, or any other contract or agreement which would be required to be disclosed in reports filed by Tarpon with the OCC or the FRB, and which has not been so disclosed:

1. Consulting Agreement between Mary Z. Smitzes and FN-Bank dated April 28, 1999.

2.  Data processing servicing agreement between FN-Bank and M &
    I Data Service with an effective date of October 4, 1994 and expiration date of October 3, 1999 which was subsequently renewed for one (1) year through October 3, 2000.



                     Disclosure Schedule 3.19
                       Policies of Insurance

Previously supplied.



                     Disclosure Schedule 3.21
                  to Agreement and Plan of Merger
               of Community National Bancorporaion
                 and Tarpon Financial Corporation

Violations:

1. Any possible violations caused by a computer program that will not correctly process date data from, into and between the 20th and 21st centuries, including leap year calculations and any program that contains any disabling codes that would disable the program or impair in any way its operation based on the elapsing of a period of time or that would permit the access of the program to cause such disablement or impairment.



                   Disclosure Schedule 3.22
                to Agreement and Plan of Merger
               of Community National Bancorporaion
                 and Tarpon Financial Corporation


Contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000.00 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000.00 for all such contracts for commitments in the aggregate for all such individuals:

1. consulting Agreement between Mary Z. Smitzes and FN-Bank dated April 28, 1999.


                        Disclosure Schedule 4.3
                   Conflicts, Breaches or Defaults
None



                        Disclosure Schedule 4.6
                            Legal Proceedings
None



                     Disclosure Schedule 5.1(b)(v)
                    Certain Parcels of Real Property
None

==========
APPENDIX "D"
==========

         [LETTERHEAD OF FRANCIS & CO., CPAS APPEARS HERE]
4400 Roswell Road
Bldg. 142, Suite 301
Marietta, GA 30062
TEL: 770/650-1180
FAX: 770/650-8299

                          December 3, 1999

Community National Bancorporation
561 East Washington Avenue - Box 619
Ashburn, Georgia 31714-2619

Tarpon Financial Corporation
710 East Tarpon Avenue
Tarpon Springs, Florida

Re: Federal Income Tax Consequences of merger of Tarpon
    Financial Corporation with and into Community National
    Bancorporation

Ladies and Gentlemen:

     You have requested our opinion in connection with the material facts of the federal income tax consequences of the proposed merger of Tarpon Financial Corporation ("Tarpon") with and into Community
National Bancorporation ("Community"), The merger will be effected pursuant to the Agreement and Plan of Merger by and between Community and Tarpon, dated as of October 8, 1999 (the
"Merger Agreement").

     We understand that our opinion will be referred to in the Proxy Statement/Prospectus that forms part of the Registration
Statement on Form S-4 filed with the Securities and Exchange
Commission in connection with the merger (the "Proxy Statement/Prospectus").

                        INFORMATION RELIED ON
                        ---------------------

      In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, (ii) the legislative history of applicable sections of the Code, and
(iii) appropriate Internal Revenue Service (the "IRS") and judicial authorities. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement or the Proxy Statement/Prospectus and, unless otherwise specified, all section references herein are to the Code.

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Merger Agreement;
     (2)  the Registration Statement and Proxy
Statement/Prospectus filed with the Securities and Exchange
Commission in connection with the merger;
     (3) certificates and representations of officers of Community and Tarpon; and
     (4) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, without making any independent investigation and with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have further assumed that any representations or statements made "to the best knowledge of" or similarly qualified, are true and correct without such qualification. We have not and will not attempt to verify the accuracy of the assumptions or the representations.

     Our opinion represents our best judgment as to the likely outcome of the issues discussed if presented in a court of law. Our opinion is not binding on the IRS or a court. Thus, no assurance can be given that the IRS or a court would agree with our opinion.

     Based solely on the information submitted and the representations and assumptions received, we are of the opinion that:

     (1) The merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Community and Tarpon will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (2) A Tarpon shareholder who receives only Community common stock in exchange for his Tarpon common stock in the merger will not recognize gain or loss with respect to the exchange, except with respect to any fractional share of Community common stock for which cash is received;

     (3) A Tarpon shareholder who receives a combination of Community common stock and cash in exchange for his Tarpon common stock in the merger will recognize gain equal to the lesser of (i) the fair market value of the Community common stock plus the amount of cash received, less his basis in the Tarpon common stock surrendered; or (ii) the amount of cash received. A Tarpon shareholder will not recognize a loss with respect to Tarpon common stock for which a combination of Community common stock and cash is received in the merger;

     (4) The tax basis of the Community common stock received in the merger by a Tarpon shareholder (including any fractional share interest) will be the same as the tax basis of the Tarpon common stock exchanged for such Community common stock, decreased by the amount of cash received in the exchange for such Tarpon common stock and increased by the amount of gain recognized by the Tarpon shareholder upon such exchange;

     (5) The holding period of the Community common stock received by a Tarpon shareholder in the merger will include the period during which the Tarpon shareholder held the Tarpon common stock provided that the Tarpon common stock is held as a capital asset on the date of the merger.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect, and upon matters of fact existing as of the date hereof and on the date of the merger. We undertake no obligation to advise you of any such change that may occur in the future. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the customary and appropriate certificates containing representations received from the parties which confirm certain material facts that we have assumed. Our opinions cannot be relied upon if any of the facts contained in such documents, or if such additional information, is or later becomes, inaccurate, or if any of the material facts we have assumed are or later become, inaccurate.
Our opinions do not address the tax consequences to Tarpon shareholders who hold their Tarpon common stock other than as a capital asset, foreign shareholders, tax exempt organizations and persons who acquired their Tarpon common stock as compensation. Finally, our opinions are limited to the federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the merger, whether federal, state, local or foreign.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

     This opinion is being provided solely for the use of Community, Tarpon and the shareholders of Tarpon. No other person or party shall be entitled to rely on this opinion.

                      Sincerely,
                      /s/ FRANCIS & CO, CPAS
                      FRANCIS & CO., CPAS

============
APPENDIX "E"
============

Secretary of State                 DOCKET NUMBER : K91410184
Corporations Division              CONTROL NUMBER: J916538
315 West Tower                     EFFECTIVE DATE: 05/21/1999
#2 Martin Luther King Jr., Dr.     REFERENCE     : 0045
Atlanta, Georgia 30334-1530        PRINT DATE    : 05/21/1999
                                   FORM NUMBER   : 115

CHARLES V. O'BOYLE, JR.
DINUR & ASSOCIATES, P.C.
990 HAMMOND DR., STE. 760
ATLANTA, GA 30328


            CERTIFICATE OF RESTATED ARTICLES OF INCORPORATION

I, Cathy Cox, the Secretary of State and the Corporations Commissioner of the State of Georgia, do hereby certify under the seal of my office that the articles of incorporation of

                    COMMUNITY NATIONAL BANCORPORATION
                      A DOMESTIC PROFIT CORPORATION

have been duly restated and amended by the filing of articles of restatement in the Office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles of restatement.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

[SEAL OF STATE OF GEORGIA]     /S/ Cathy Cox
                                 Cathy Cox
                             Secretary of State

______________________________________________________________


                      AMENDED AND RESTATED

                    ARTICLES OF INCORPORATION

                               OF

                COMMUNITY NATIONAL BANCORPORATION

     The undersigned corporation, Community National
Bancorporation, a Georgia corporation (the "Corporation"), for the purposes of amending and restating its Articles of Incorporation, executes the following Amended and Restated
Articles of Incorporation, which were adopted by majority vote of the Corporation's shareholders on May 12, 1999, in accordance with Section 14-2-1003 of the Georgia Business Corporation
Code
(the "Code"):


     ARTICLE I - NAME.
     ----------------

          The name of the Corporation is Community National
Bancorporation.


     ARTICLE II - NATURE OF BUSINESS.
     -------------------------------

     The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Georgia.


     ARTICLE III - CAPITAL STOCK.
     ---------------------------

     A. AUTHORIZED SHARES. The Corporation shall have authority to issue 60,000,000 shares of all classes of capital stock, consisting of 50,000,000 shares of no par value common stock (the "Common Stock") and 10,000,000 shares of no par value preferred stock (the "Preferred Stock"). The shares may be issued from time to time as the Corporation's Board of Directors may authorize without further approval of the shareholders except as otherwise provided herein or to the extent that any applicable statute, rule or regulation requires such approval.

     B. COMMON STOCK. Except as applicable statute or Preferred Stock Designations (as defined below) may provide, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held of record by such holder as to each matter submitted to shareholders for approval.

     C. PREFERRED STOCK. The shares of Preferred Stock may be issued from time to time in one or more series as the Corporation's Board of Directors may establish. The Board of Directors is hereby expressly authorized to fix and determine by resolution(s) the number of shares of each series of Preferred Stock and the designation thereof, any voting and other powers, preferences and relative participating, optional or special rights, including the number of votes, if any, per share and such qualifications, limitations or restrictions on any such powers, preferences and rights as shall be stated in the resolutions providing for the issue of the series (a "Preferred Stock Designation") and as may be permitted by the Code. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of capital stock, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless the vote of such holders is required pursuant to any Preferred Stock Designation.

     ARTICLE IV - TERM AND COMMENCEMENT OF EXISTENCE.
     -----------------------------------------------

     The Corporation shall exist perpetually. The commencement date of the Corporation's corporate existence is the filing date of the Corporation's Articles of Incorporation.


     ARTICLE V - DIRECTORS.
     ---------------------

     A. The Corporation shall be under the direction of the Board of Directors. The Board of Directors shall consist of not fewer than seven (7) or more than twenty-one (21) directors.
The number of directors within this range shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office. The Board of Directors shall be divided into three classes, to be known as Class I, Class II, and Class III, with each class to be as nearly equal in number as possible. Except in the case of earlier death, resignation or removal, each director shall serve for a term ending on the date of the third annual meeting of shareholders of the Corporation (the "Annual Meeting") following the Annual Meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the first Annual Meeting following his or her election, each initial director in Class II shall serve for a term ending on the date of the second Annual Meeting following his or her election, and each initial director in Class III shall serve for a term ending on the date of the third Annual Meeting following his or her election. Notwithstanding the expiration of a director's term, each director shall serve until his or her successor, if there is to be any, is elected and qualified or until his or her earlier death, resignation or removal.

     B. Any director may be removed from office at any time, but only for cause, by the affirmative vote of holders of two-thirds of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class, at a meeting of shareholders called for that purpose, unless the removal has been approved by a resolution adopted by at least two-thirds of the directors then in office, in which event the removal shall be approved by vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class, at a meeting of the shareholders called for that purpose. For purposes of this paragraph, "cause" shall mean any act or omission for which a director may be personally liable to the Corporation or its shareholders pursuant to Article VI hereof, as well as any other act or omission that relates to personal dishonesty, incompetence or intentional failure to perform stated duties.

     C. Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directorships, may be filled by the vote of a majority of directors then in office, though less than a quorum. Any director so chosen shall hold office until such director's successor shall have been elected and qualified. Any director chosen by the Board of Directors to fill a vacancy created, other than by reason of an increase in the number of directorships, shall serve for the unexpired term of the director whose vacancy is being filled. Any director chosen by the Board of Directors to fill a vacancy created by reason of an increase in the number of directorships shall serve for a term to expire at the next election of directors by the shareholders.


     ARTICLE VI - DIRECTOR'S LIABILITY.
     ---------------------------------

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director by reason of any act or omission, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;
(iii) for the types of liability set forth in Section 14-2-851(d) of the Code; or (iv) for any transaction from which the director derived an improper personal benefit. If the Code is amended to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of Corporation existing at the time of such repeal or modification.


     ARTICLE VII - INCORPORATION, REGISTERED OFFICE AND
     REGISTERED AGENT.
     --------------------------------------------------

     The name of the registered agent and the street address of the registered office of the corporation, and the name and address of each incorporator of this corporation is as follows:

Registered Agent:                Registered Office:
----------------                 -----------------
T. Brinson Brock, Sr.            561 East Washington Avenue
                                 Ashburn, Georgia 31714-2619

Incorporator:
------------

Daniel D. Dinur, Esq.            Dinur & Associates, P.C.
                                 One Lakeside Commons
                                 990 Hammond Drive
                                 Suite 760
                                 Atlanta, Florida 30328


     ARTICLE VIII - SHAREHOLDER MEETINGS.
     -----------------------------------

     A. Special meetings of shareholders may be called at any time by the Chairman of the Board or the President, by a majority of the directors then in office or by the written request of the holders of at least 25% of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class.

     B. The shareholders of the Corporation shall not be entitled to take any action by written consent in lieu of taking such action at an annual or special meeting of shareholders called for that purpose.

     C. Advance notice of shareholder nominations for election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.


     ARTICLE IX - CERTAIN BUSINESS TRANSACTIONS.
     ------------------------------------------

     A. The affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock entitled to be cast at a meeting called to vote on any transaction submitted to the shareholders pursuant to this Article, voting together as a single class, shall be required for the approval or authorization of: (i) any merger or consolidation of the Corporation or any of its subsidiaries with or into any other corporation, partnership, person or other entity; or (ii) any sale, lease, exchange, transfer or disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries to or with any other corporation, partnership, person or other entity; or (iii) adoption of any plan or proposal for the liquidation or dissolution of the Corporation;
provided, however, that such two-thirds voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved any such action or transaction described in clauses (i), (ii) or (iii) by resolution adopted by at least two-thirds of the directors then in office, in which case the affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to be cast, voting together as a single class, shall be required to approve such action or transaction.

     B. The fact that any action or transaction complies with the provisions of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of
Directors or any member thereof to approve such action or transaction, recommendation, adoption or approval to the shareholders of the Corporation, nor shall any such compliance limit, prohibit or otherwise restrict in any manner the Board of
Directors, or any member thereof, with respect to evaluations of, or actions or responses taken with respect to, such action or transaction.


     ARTICLE X - BYLAWS.
     ------------------

     In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation by vote of at least two-thirds of the directors then in office, subject to the powers of the holders of the capital stock of the
Corporation to alter, amend or repeal the bylaws; provided, however, that, with respect to the powers of the holders of capital stock to alter, amend and repeal the bylaws of the Corporation, notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of holders of any particular class or series of the capital stock of the Corporation required by law, or these Articles of Incorporation, the affirmative vote of holders of at least two-thirds of the voting power of the then outstanding shares of capital stock entitled to be cast, voting together as a single class, shall be required to alter, amend or repeal any provision of bylaws.


     ARTICLE XI - AMENDMENT OF ARTICLES OF INCORPORATION.
     ---------------------------------------------------

     The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions set forth in this Article and Articles III, V, VIII,
IX and X hereof may not be altered, amended or repealed in any respect, and no other provision(s) may be adopted that would impair in any respect the operation or effect of any such provisions, except by the affirmative vote of holders of at least two-thirds of the voting power of the then outstanding shares of capital stock, voting together as a single class; provided, however, that such two-thirds voting requirement shall not be applicable if the Board of Directors of the Corporation shall approve such action by resolution adopted by at least two-thirds of the directors then in office, in which case the affirmative vote of holders of a majority of the then outstanding shares of capital stock entitled to be cast at the meeting of shareholders called for that purpose, voting together as a single class, shall be required to approve such action.


     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation.



                            COMMUNITY NATIONAL BANCORPORATION



                            By:   /S/ T. Brinson Brock, Sr.
                                ------------------------------
                                T. Brinson Brock, Sr.
                                Executive Vice President and
                                Acting Chief Executive Officer

============
APPENDIX "F"
============
                  AMENDED AND RESTATED BYLAWS OF
                COMMUNITY NATIONAL BANCORPORATION
             a Georgia corporation (the "Corporation")

                           ARTICLE ONE
                             OFFICES

     1.1 REGISTERED OFFICE AND AGENT. The Corporation will maintain a registered office and will have a registered agent whose business office is identical with such registered office. The registered office need not be identical with the principal business office of the Corporation.

     1.2 OTHER OFFICES. The Corporation may have offices at such other place(s), within or without the State of Georgia, as the Board of Directors may from time to time determine or the business of the Corporation may require.

                           ARTICLE TWO
                      SHAREHOLDERS' MEETINGS

     2.1 DATE, TIME AND PLACE OF MEETINGS. All meetings of the shareholders shall be held on such date, time and place, within or without the State of Georgia, as the Board of Directors may set forth from time to time, or if no place is so specified, at the principal executive office of the Corporation.

     2.2 ANNUAL MEETINGS. The annual meeting of shareholders shall be held on a date and at a time following the end of the Corporation's fiscal year as may be determined by the Board of Directors, for the purpose of electing directors and transacting any and all business that may properly come before the meeting.

     2.3 SPECIAL MEETINGS. Special meetings of the shareholders for any purpose(s) may be called at any time by the Chairman of the Board or the President or by a majority of the directors then in office or by written request of the holders of at least 25% of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class. Business transacted at any special meeting of shareholders shall be limited to the purpose(s) stated in the notice thereof.

     2.4 NOTICE OF MEETINGS. Written notice of each shareholders' meeting stating the date, time and place of the meeting will be delivered either personally or by mail to each shareholder of record entitled to vote at such meeting, not less than 10 days nor more than 60 days before the date of the meeting. In the case of an annual meeting, the notice of the meeting need not state the purpose(s) for which the meeting is called. In the case of a special meeting, the notice of meeting shall state the purpose(s) for which the meeting is called. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with first class postage affixed thereon, prepaid, addressed to each shareholder at his address as it appears on the Corporation's record of shareholders. Attendance of a shareholder at a meeting of the shareholders shall constitute a waiver of notice of such meeting and of all objections to the place or time of such meeting, or the manner in which it has been called or convened, except when a shareholder attends a meeting solely for the purpose of stating, at the beginning of the meeting, any such objection to the transaction of any business. Notice need not be given to any shareholder who signs a waiver of notice, in person or by proxy, either before or after the meeting. If the language of a proposed resolution or plan requiring the approval of the shareholders is included in a written notice of a meeting of the shareholders, the shareholders' meeting considering the resolution or plan may adopt it with such clarifying or other amendments as do not enlarge its original purpose without further notice to shareholders not present in person or by proxy.

     2.5 QUORUM. The presence, in person or by proxy, of the holders of a majority of shares then issued and outstanding and entitled to vote, shall constitute a quorum for the transaction of business at any meeting of shareholders, except as otherwise required by statute or the Articles of Incorporation. Where a quorum is once present at a meeting, it shall not be broken by the subsequent withdrawal of any of those present.

     2.6 ADJOURNMENT. In the absence of a quorum or for any other reason, the holders of the majority of the shares then issued and outstanding and entitled to vote at any meeting of the shareholders, present in person or represented by proxy, or the Chairman of the Board, or the President, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the date, time and place of the adjourned meeting. At such adjourned meeting in which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If after the adjournment a new record date is picked for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting.

     2.7 VOTE REQUIRED. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the shares of stock of the Corporation entitled to vote and present in person or represented by proxy, voting together as a single class, shall decide any questions brought before such meeting, except as otherwise required by statute or the Articles of Incorporation.

     2.8 VOTING OF SHARES. Except as otherwise required by statue or the Articles of Incorporation, each shareholder shall be entitled to one vote, in person or represented by proxy, for each share of stock having voting power held by such shareholder at every meeting of the shareholders. Shareholders may vote in person or by written proxy; provided, however, no proxy shall be voted or acted on after 11 months from its date, unless the proxy provides for a longer period. Any proxy to be voted at a meeting of shareholders shall be filed with the Secretary of the Corporation before or at the time of the meeting. Voting on matters brought before a shareholders' meeting may, at the discretion of the person presiding at the meeting, be by voice vote or show of hands, unless any qualified voter, prior to the voting on such matter, demands vote by ballot, in which event the voting shall be by ballot.

     2.9 NO ACTION BY WRITTEN CONSENT. Shareholders shall not be entitled to take any action by written consent in lieu of taking such action at an annual or special meeting of shareholders.

     2.10 SHAREHOLDERS' LIST. A complete list of shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order showing the address of each such shareholder as it appears in the records of the Corporation and the number of shares registered in the name of such shareholder, shall be prepared by the Secretary of the Corporation at least 10 days prior to every meeting of shareholders. Such list shall be open to the examination of any shareholder, for any purpose relating to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held or, if not so specified, the place where the meeting is to be held, and a duplicate list shall be similarly open to examination at the principal executive office of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the duration thereof, and may be inspected by any shareholder who is present.

     2.11 INSPECTORS OF ELECTION. In advance of any meeting of shareholders, the Board of Directors may appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If such persons are not so appointed or fail or refuse to act, the presiding officer of such meeting shall make such appointment(s) at the meeting. The number of inspectors shall be either one or three. If there are three inspectors, the decision, action or certificate of a majority of such inspectors shall be effective and shall represent the decision, action or certificate of all. No such inspector need be a shareholder of the Corporation.

     Unless otherwise required by statute or the Articles of Incorporation, the duties of such inspectors shall include: determining the number of shares outstanding and the voting power of each share, the number of shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes or ballots; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all ballots or votes and determining the results thereof; and such acts as may be proper to conduct the election or vote with fairness to all shareholders. Upon request, the inspectors shall make a report in writing to the secretary of the meeting concerning any challenge, question or other matter as may have been determined by them and shall execute and deliver to such secretary a certificate of any fact found by them.

     2.12   CONDUCT OF MEETINGS.


          A. All annual and special meetings or shareholders shall be conducted in accordance with such rules and procedures as the Board of Directors may determine subject to the requirements of statute and, as to matters not governed by such rules and procedures, as the presiding officer of such meeting shall determine. The presiding officer of any annual or special meeting of shareholders shall be the President or, in his absence, such person as designated by the Board of Directors. The Secretary, or in his absence, a person designated by the presiding officer, shall act as secretary of the meeting.

          B. At any annual meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting (i) as specified in the notice of the meeting given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by any shareholder of the Corporation who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this subparagraph (b).

     For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered or mailed to and received at the principal executive office of the Corporation not less than 60 days or more than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by a shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting (ii) the name and address, as they appear on the books of the Corporation, of the shareholder proposing such business, (iii) the class and number of shares of the Corporation's capital stock that are beneficially owned by such shareholder and (iv) any material interest of such shareholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this subparagraph (b). The presiding officer at the annual meeting shall, if the facts so warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting in accordance with the provisions of this subparagraph (b) and, if he should so determine, he shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

          C. At any special meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

     2.13   VOTING OF SHARES BY CERTAIN HOLDERS.

          A. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:
(1) if only one votes, his act binds all; (2) if more than one vote, the act of the majority so voting binds all; (3) if more than one vote, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to such Court as may have jurisdiction to appoint an additional person to act with the persons so voting the shares, which shall then be voted as determined by the majority of such persons and the person appointed by the Court. If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purposes hereof shall be a majority or even-split in interests. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

          B. A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.


                          ARTICLE THREE
                     THE BOARD OF DIRECTORS

     3.1 GENERAL POWERS. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon it by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, by any legal agreement among shareholders, by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders. The Board of Directors shall annually elect a Chairman of the Board from among its members and may elect a Vice Chairman of the Board from among its members.

     3.2 NUMBER AND TENURE. The Board of Directors shall consist of not less than seven or more than 21 directors. The number of directors within this range shall be determined from time to time by resolution adopted by a majority of the directors then in office. The Board of Directors shall be divided into three classes to be known as Class I, Class II and Class III, with each class to be nearly equal in number as possible. Except in the case of earlier death, resignation or removal, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his or her election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his or her election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his or her election. Notwithstanding the expiration of a director's term, such director shall serve until his or her successor, if there is to be any, is elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Except as otherwise provided in the Articles of Incorporation and these Bylaws, directors shall be elected at each annual meeting of shareholders, or at a special meeting of shareholders called for purposes that include the election of directors.

     3.3 QUALIFICATION OF DIRECTORS. Directors shall be natural persons who have attained the age of 21 years but need not be residents of the State of Georgia or shareholders of the
Corporation.   A director shall not be permitted to stand for
election after his seventieth birthday.

     3.4 VACANCY. Any vacancy occurring in the Board of Directors, including any vacancy occurring by reason of an increase in the number of directors or by the removal of a director, may be filled by the vote of a majority of the directors then in office, though less than a quorum. Any director so chosen shall hold office until such director's successor shall have been elected and qualified. Any director chosen by the Board of Directors to fill a vacancy created, other than by reason of an increase in the number of directorships, shall serve for the unexpired term of the director whose vacancy is being filled. Any director chosen by the Board of Directors to fill a vacancy created by reason of an increase in the number of directorships shall serve for a term to expire at the next election of directors by the shareholders.

     3.5 REMOVAL. At a meeting of shareholders with respect to which notice of such purpose has been given, any or all members of Board of Directors may be removed for cause, and then only by the affirmative vote of the holders of 75% of the then outstanding shares of stock of the Corporation entitled to be cast, voting together as single class. Notwithstanding the foregoing, if a removal has been approved by a resolution adopted by at least two-thirds of the directors then in office, the removal shall be approved by vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class. For purposes hereof, "cause" shall mean any act or omission for which a director may be personally liable to the Corporation or its shareholders pursuant to the Articles of Incorporation, as well as any other act or omission which relates to personal dishonesty, incompetence or intentional failure to perform stated duties.

     3.6 COMPENSATION. The Board of Directors shall have the authority to set the compensation of directors and members of any committees thereof. The directors and members of any committees thereof may also be paid for their expenses, if any, of attendance at each meeting of the Board or any committee thereof. No provision of these Bylaws shall be construed to preclude any director or committee member from serving the Corporation in any other capacity and receiving compensation therefor.

     3.7    NOMINATIONS OF DIRECTORS.

          A. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at any meeting of shareholders at which Directors are to be elected only (i) by or at the direction of the Board of Directors or
(ii) by any shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section. Each year the President shall appoint a special committee of three directors to recommend to the Board of Directors persons to be the management nominees for election as directors. Based on such recommendations, the Board of Directors shall act as a nominating committee to select the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver the names of its nominees to the Secretary at least 25 days prior to the date of the annual meeting.

          B. Nominations, other than those management nominees made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered or mailed to and received at the principal executive offices of the Corporation not less than 30 days prior to the date of the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting is mailed or such public disclosure was made. Such shareholder's notice shall set forth
(i) as to each person whom the shareholder proposes to nominate for election or re- election as a director, all information relating to such person as required to be disclosed in solicitation of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including such person's written consent to being named in a proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice (x) the name and address, as they appear on the books of the Corporation, of such shareholder and (y) the class and number of shares of the Corporation's capital stock that are beneficially owned by such shareholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the provisions of this Section. The officer presiding at the meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions of this Section and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be discharged.

     3.8 DIRECTORS EMERITUS. The Board of Directors shall have the authority, at its discretion, to choose persons to serve as directors emeritus. Such action, if taken, shall be taken at the regular meeting of the Board of Directors next following the annual meeting of shareholders. No more than three persons may serve as directors emeritus at any one time. Once elected, a director emeritus shall serve a term of one year, but he may be re-elected by the Board to serve additional terms. A director emeritus shall be allowed to attend all regular and special meetings of the Board of Directors, and he may actively participate in such meetings except that he shall not be allowed to vote on any matters voted upon by the directors, nor shall he be counted for purposes of determining if there is a quorum. A director emeritus may also serve in an advisory capacity on committees, but again, he shall not be allowed to vote. A director emeritus may be removed from office at any time, with or without cause, by majority vote of the Board of Directors. A director emeritus shall be entitled to reasonable compensation for his services as a director emeritus and to reasonable expenses incurred in attending meetings, all as determined by the Board of Directors, provided that no such compensation shall be paid unless the direct members of the Board of Directors are likewise being compensated, and provided further that such compensation shall be less than that paid to the members of the Board of Directors. A director emeritus shall not have the responsibility imposed upon a director, nor shall he be subject to any liability imposed upon a director, or otherwise be deemed a director.


                           ARTICLE FOUR
                MEETINGS OF THE BOARD OF DIRECTORS

     4.1 ANNUAL AND OTHER REGULAR MEETINGS. The annual regular meeting of the Board of Directors shall be held at the time and place of the regularly scheduled meeting of the Board of Directors next following the annual meeting of the shareholders. Regular meetings of the Board of Directors or any committee thereof may be held between annual meetings without notice at such time and at such place, within or without the State of Georgia, as from time to time shall be determined by the Board or any committee thereof, as the case may be.

     4.2 SPECIAL MEETINGS. Special meetings of Board of Directors may be called for any purpose(s) by the Chairman of the Board or the President or by written request of any two or more directors then in office. Special meetings of any committee of the Board of Directors may be held on the date set at the previous meeting of the committee or when called by its chairman or by a majority of its members. Any such special meetings shall be held at such date, time and place, within or without the State of Georgia, as shall be communicated in the notice of the meeting.

     4.3 NOTICE. Notice of any special meeting of the Board of Directors or any committee thereof, setting forth the date, time and place of the meeting, shall be delivered to each director or committee member, addressed to him at his residence or usual place of business, or by telephone, telegram, cable, telecommunication, teletype, facsimile transmission or personal delivery not later than the second business day immediately preceding the date of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting need be specified in the notice or any waiver of notice.

          Notice of any meeting need not be given to any director or committee member who shall attend such meeting in person (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not properly called or convened) or who shall waive notice thereof, before or after such meeting, in a signed writing.

     4.4 QUORUM AND ADJOURNMENT. At all meetings of the Board of Directors or any committee thereof, the presence of a majority of the directors or committee members then in office shall constitute a quorum for the transaction of business. In the absence of a quorum or for any other reason, a majority of the directors or committee members present thereat may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given to each director or committee member who was not present at the time of adjournment and, unless the time and place of the adjourned meeting are announced at the time of adjournment, to the other directors or committee members. At any reconvened meeting following such adjournment at which a quorum shall be present, any business may be transacted which might have transacted at the meeting as originally notified.

     4.5 VOTING. At all meetings of the Board of Directors or any committee thereof, each director or committee member present shall have one vote. The act of a majority of the directors or committee members present at any meeting, in which there is a quorum, shall be the act of the Board of Directors or any committee thereof, except as otherwise provided by statute, the Articles of Incorporation or these Bylaws. On any question on which the Board of Directors or any committee thereof shall vote, the names of those voting and their votes shall be entered into the minutes of the meeting when any member of the Board of Directors or any committee member present at the meeting so requests.

     4.6 PRESUMPTION OF ASSENT. Any director or committee member present at a meeting of the Board of Directors or any committee thereof shall be presumed to have assented to any action taken at the meeting unless his dissent or abstention is entered in the minutes of the meeting or unless he files, at the meeting or immediately after its adjournment, his written dissent to the action with the person acting as secretary of the meeting. This right to dissent shall not be available to a director or committee member who voted in favor of the action.

     4.7 MEETING BY MEANS OF CONFERENCE TELEPHONE OR SIMILAR TELECOMMUNICATIONS EQUIPMENT. Members of the Board of Directors or any committee thereof may participate in a meeting of the Board or any committee by means of conference telephone or similar telecommunications equipment, by means of which all persons participating in the meeting can hear each other. Participation in the meeting in this matter shall constitute presence in person at such meeting.

     4.8 ACTION BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if a written consent, setting forth the action so taken, is signed by all the directors or all the committee members, as the case may be, and filed with the minutes of the proceedings of the Board or the committee. Such consent will have the same force and effect as a unanimous vote of the Board of Directors or the committee.

     4.9 CONDUCT OF MEETINGS. All meetings of the Board of Directors or any committee thereof shall be conducted in accordance with such rules and procedures as the directors may determine subject to the requirements of statute and, as to matters not governed by such rules and procedures, as the presiding officer of such meeting shall determine. The presiding officer of any meeting of the Board of Directors shall be the Chairman of the Board or, in his absence, the President, or, in the absence of both, such person as designated by the Board of Directors. The Secretary, or in his absence, a person designated by the presiding officer, shall act as secretary of the meeting.

     4.10 RESIGNATION. Any director may resign at any time by giving written notice thereof to the Corporation addressed to the Chairman of the Board or the President. Unless otherwise specified, such resignation shall take effect upon delivery of such notice unless some other date is specified in such notice. Acceptance of any resignation shall not be necessary to make it effective unless the resignation is tendered subject to such acceptance. A director's absence from more than three consecutive regular meetings of the Board of Directors, unless excused by resolution of the Board of Directors, shall be deemed to constitute the resignation of such a director, effective once such resignation is accepted by resolution of the Board of Directors.


                           ARTICLE FIVE
                         BOARD COMMITTEES

     5.1    COMMITTEES.

          A. The Board of Directors may, by the vote of a majority of the directors then in office, establish committees, including standing or special committees, which shall have such duties as are authorized by the Board or by these Bylaws. Committee members, and the chairman of each committee, shall be appointed by the Board of Directors. If an executive committee or similar committee is designated by the Board of Directors, the President shall serve as a member of that committee. The presiding officer of any committee meeting shall be the chairman of the committee and the chairman shall designate a person to act as secretary of the committee meeting.

          B. The Board of Directors may, by the vote of majority of the directors then in office, remove any member of any committee, with or without cause, or fill any vacancies in any committee, and dissolve or discontinue any committee.

          C. The designation of any committee under this Article and the delegation of authority thereto shall not operate to relieve the Board of Directors, or any director, of any responsibility imposed by statute.

     5.2 MINUTES. Each committee shall keep minutes of its actions and proceedings. Any action taken by the Board of Directors with respect to the actions or proceedings of any committee shall be entered into the minutes of the Board of Directors.


                           ARTICLE SIX
                             OFFICERS

     6.1 OFFICERS. The officers of the Corporation shall include a President, a Secretary, and a Treasurer. The Board of Directors may also designate the Chairman of the Board as an officer of the Corporation. The Board of Directors may also designate one or more Vice Presidents as Executive Vice
President or Senior Vice President. The Board of Directors may also elect or authorize the appointment of such other officers or assistant officers as the business of the Corporation may require. In addition to the duties and powers enumerated in this Article, the officers of the Corporation shall perform such other duties and exercise such further powers as the Board of Directors may authorize or determine from time to time. Any two or more of the above offices may be held by the same persons except as prohibited by statute, but no officers shall execute, acknowledge or verify an instrument in more than one capacity if the instrument is required by statute or the Articles of Incorporation to be executed, acknowledged or verified by two or more officers. No officer need be a shareholder of the Corporation.

     6.2 COMPENSATION. The salaries of the officers of the Corporation shall be fixed by the Board of Directors. No officer shall be prevented from receiving compensation by reason of also being a director of the Corporation.

     6.3 ELECTION AND TERM OF OFFICE. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers is not held at such meeting, such election shall be held as soon as possible thereafter. Each officer of the Corporation shall hold office until his successor is elected or until his earlier resignation, death or removal, or the termination of his office. The election or appointment of an officer, employee or agent shall not itself create contractual rights. The Board of Directors may authorize the Corporation to enter into an employment contract or other arrangement with any officer; but no such contract shall impair the rights of the Board of Directors to remove any officer at any time in accordance with this Article.

     6.4 REMOVAL. Any officer may be removed from office at any time, with or without cause, by the vote of a majority of the directors then in office whenever in their judgement, the best interest of the Corporation will be served thereby. Any such removal shall be without prejudice to the contract rights, if any, of the officer so removed.

     6.5 VACANCY. Any vacancy in an office resulting from any cause may be filled by the Board of Directors in the manner prescribed by these Bylaws.

     6.6    CHAIRMAN AND VICE CHAIRMAN OF THE BOARD.  The
Chairman of the Board shall be elected annually by the Board of Directors from among its members. The Chairman shall preside at all meetings of the Board and shall perform all of the duties and shall have all the powers commonly incident to his office or delegated to him by the Board of Directors, or which are or may at any time be authorized or required by statute or these Bylaws. Unless a Vice President has been elected and has as one of his duties to act in the President's stead in the event of his absence or inability to serve, then the Chairman of the Board, in the event of the President's absence, inability to serve or refusal to serve, shall act in the President's stead and shall have all the powers of and be subject to all the restrictions of the President until such time as the President resumes his duties, a new President is chosen, or an officer of the Corporation is selected by the Board of Directors to perform the duties of the President. The Board of Directors also shall elect annually a Vice Chairman who, in the absence of the Chairman, shall preside at all meetings of the Board and shall perform all of the duties and have all of the powers of the Chairman.

     6.7 PRESIDENT. The President shall be the Chief Executive Officer of the Corporation and shall have general responsibility for the management and supervision of the business of the Corporation and corporate policy. The President shall have administrative authority over the business of the Corporation, and shall have such further authority and perform such other duties as may be delegated to him by the Board of Directors.

     6.8 VICE PRESIDENT. Each Executive Vice President, each Senior Vice President and each other Vice President shall have such powers and perform such duties as may be delegated to him by the Board of Directors or delegated by the President. In the absence or disability of the President, those powers, duties and functions of the President may be temporarily performed and exercised by such one of the Executive Vice Presidents, Senior Vice Presidents or the other Vice Presidents as shall be expressly designated by the Board of Directors. When more than one Vice President is elected, the Board may specify an order of seniority among such Vice Presidents.

     6.9 SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all votes and the minutes of all proceedings in books to be kept for that purpose, and shall perform like duties for any Board committees when required. The Secretary shall give, or cause to be given, any notice required to be given of any meetings of the shareholders, of the Board of Directors or any Board committees when required, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall be. The Secretary shall cause to be kept such books and records as the Board of Directors or the President may require and shall cause to be prepared, recorded, transferred, issued, sealed and cancelled certificates of stock as required by the transactions of the Corporation and its shareholders. The Secretary shall attend to such other correspondence and shall perform such other duties as may be incident to such office or as may be assigned to him by the Board of Directors or the President. The Secretary shall have custody of the seal of the Corporation, shall have the authority to affix the same to any instrument, the execution of which on behalf of the Corporation under its seal is duly authorized, and shall attest the same by his signature whenever required. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the same by his signature.

     6.10 TREASURER. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all monies or other valuable effects, in such banks, trust companies or other depositories as shall from time to time be selected by the Board of Directors. He shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation, and in general, he shall perform all such other duties as may be delegated to him by the Board of Directors or the President.

     6.11 ASSISTANT VICE PRESIDENT, ASSISTANT SECRETARY AND ASSIST-ANT TREASURER. The Assistant Vice President, Assistant Secretary and Assistant Treasurer, in the absence or disability of any Vice President, the Secretary or the Treasurer, respectively, shall perform the duties and exercise the powers of those offices, and, in general, they shall perform such other duties as shall be delegated to them by the Board of Directors or by the person appointing them. Specifically, the Assistant Secretary may affix the seal of the Corporation to all necessary documents and attest the signature of any officer of the Corporation.

     6.12 DELEGATION OF AUTHORITY. In the case of the absence of any officer of the Corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, any or all of the powers or duties of such officer to any other officer or to any director.


                          ARTICLE SEVEN
                          CAPITAL STOCK

     7.1 STOCK CERTIFICATES. Each shareholder shall be entitled to a certificate representing the number of shares of capital stock of the Corporation owned by such person. The certificate shall be in such form as approved by the Board of Directors of the Corporation. Each certificate shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary and shall be sealed with the seal of the Corporation or a facsimile thereof. The signatures upon a certificate may be facsimiles. In case any officer who shall have signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer of the Corporation before such certificate shall have been issued by the Corporation, such certificate may nevertheless be issued as though the person who signed such certificate had not ceased to be such officer.

     7.2 STOCK RECORDS. Each certificate for shares of Stock in the Corporation shall be numbered or otherwise identified in the stock records of the Corporation. The Corporation shall keep stock records which shall show the names and addresses of the persons to whom the shares are issued, with the number of shares and date of issuance.

     7.3 STOCK TRANSFERS. Transfers of shares of stock of the Corporation shall be made on the stock transfer books of the Corporation only when authorized by the person named in the certificate, or by his legal representative, who shall furnish written evidence of such authority, or by his attorney authorized by a duly executed power of attorney and filed with the Corporation. Such transfer shall be made only upon surrender of the certificate therefor, or in the case of a certificate alleged to have been lost, stolen or destroyed, upon compliance with the provisions of this Article and as may otherwise be provided by statute. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and for all other purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law. No transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation as herein provided. The Board of Directors shall have the power and authority to make such other rules and regulations concerning the issue, transfer and registration of certificates of the Corporation's stock as it may deem appropriate.

     7.4 RECORD DATES. The Board of Directors may fix, in advance, a date as the record date for the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend of other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or in order to make a determination of shareholders for any other purpose. Such date in any case shall not be more than 70 days, and in the case of the meeting of shareholders, not less than 10 days, prior to the date on which the particular action, requiring the determination of shareholders is to be taken. Only those shareholders of record on the dates so fixed shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the Corporation after any such record date fixed by the Board of Directors.

     7.5 TRANSFER AGENTS AND REGISTRARS. The Corporation may have one or more transfer agents and one or more registrars of its stock whose respective duties the Board of Directors or Secretary may, from time to time, determine. No certificate of stock shall be valid until countersigned by a transfer agent, if the Corporation has a transfer agent, or until registered by the registrar, if the Corporation has a registrar. The duties of transfer agent and registrar may be combined.

     7.6 LOST CERTIFICATES. The Corporation may issue a new certificate of stock in place of any certificate previously issued and alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate and any other conditions as may otherwise be provided by statute.


                           ARTICLE EIGHT
                         GENERAL PROVISIONS

     8.1 REFERENCES. Whenever in these Bylaws reference is made to an Article or Section number, such reference is to the number of an Article or Section of the Bylaws. Whenever in the Bylaws reference is made to the Bylaws, such reference is to these Bylaws of the Corporation as the same may be amended from time to time. Whenever in the Bylaws reference is made to the Articles of Incorporation, such reference is to the Articles of Incorporation of the Corporation as the same may be amended from time to time.

     8.2 REFERENCE TO GENDER. Whenever in the Bylaws reference is made to the masculine gender, such reference shall where the context so requires be deemed to include the feminine gender and the neuter gender, and the Bylaws shall be read accordingly.

     8.3 LEGAL RESTRICTIONS. All matters covered in these Bylaws shall be subject to such restrictions as shall be imposed on the Corporation by applicable state and federal statutes, rules and regulations.

     8.4 SEAL. The seal of the Corporation shall be in such form as the Board of Directors may determine from time to time. The seal may be used by causing it or by facsimile thereof to be impressed or affixed or reproduced or otherwise. If it is inconvenient to use such a seal at any time, the signature of the Chairman of the Board, President, Secretary or an Assistant Secretary of the Corporation, followed by the word "Seal" shall be deemed the seal of the Corporation.

     8.5 FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed from time to time.

     8.6 VOTING SHARES IN SUBSIDIARIES. In the absence of other arrangements by the Board of Directors, shares of stock issued by another corporation and owned or controlled by the Corporation, whether in a fiduciary capacity or otherwise, may be voted by the President of the Corporation or by such other person as the Board of Directors by resolution shall so designate, and such person may execute the aforementioned powers by executing proxies and written waivers and consents on behalf of the Corporation.

     8.7 INSPECTION OF BOOKS. The Board of Directors shall have the power to determine which accounts and books of the Corporation, if any, shall be opened to the inspection of shareholders, except such as may by statute be specifically opened to inspection, and shall have the power to affix reasonable rules and regulations not in conflict with the applicable statute for the inspection of accounts and books which by statute or by the determination of the Board of Directors shall be opened to inspection, and the shareholders' rights in this respect are and shall be restricted and limited accordingly.

     8.8 CONTRACTS. No contract or other transaction between Corporation and any other corporation, partnership or other entity shall be affected or invalidated by the fact that a shareholder, director or officer of the Corporation is a shareholder, director, partner or other officer of, or is interested in, such other corporation, partnership or other entity, and no contract or other transaction between Corporation and any other person shall be affected or invalidated by the fact that a shareholder, director or officer of the Corporation is a party to, or interested in, such contract or transaction; provided that, in each such case, the nature and extent of the interest of such shareholder, director or officer in such contract or other transaction or the fact that such shareholder, director or officer is a shareholder, director, officer, partner or other party of such other corporation, partnership, entity or other person is known to the Board of Directors or is disclosed at the meeting of the Board of Directors at which such contract or the transaction is authorized.

     8.9 AMENDMENT OF BYLAWS. These Bylaws may be altered, amended or repealed, or new Bylaws adopted, pursuant to the provisions of the Articles of Incorporation.


                           ARTICLE NINE
                         INDEMNIFICATION

     9.1    INDEMNIFICATION.

          A. Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation who at request of the Corporation is serving or has served as an officer, director, partner, agent, joint venturer or trustee of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit or proceeding, pending or threatened, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation or as an officer, director, partner, agent, joint venturer or trustee of such other enterprise.

          B. Expenses incurred in defending a criminal or civil action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the Director, office, employee, or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

          C. In any instance where the laws of the State of Georgia permit indemnification or advancement of expenses to be provided to persons who are or have been an officer or director the Corporation or who are or have been an officer, director, partner, agent, joint venturer trustee of any such other enterprise only on a determination that certain specified standards of conduct have been met, upon application for indemnification, or advancement of expenses by any such person the Corporation shall promptly cause such determination to be made (i) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to such proceeding; (ii) if such a quorum cannot be obtained, then by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties participate), consisting solely of two (2) or more directors not at the time parties to such proceeding; (iii) by special legal counsel selected by the Board of Directors cannot be obtained under (i) and a committee cannot be designated under (ii), selected by majority vote of the full Board of Directors (in which selection directors who are parties participate); or (iv) by the shareholders, but shares owned or voted under control of the directors who are at the time parties to such proceeding may not be voted with respect to such determination.

          D.     As a condition to any such right of
indemnification or advancement of expenses, the Corporation may require that it be permitted to participate in the defense of any such action or proceeding through legal counsel designated by the Corporation and at the expense of the Corporation.

          E. The Corporation may purchase and maintain insurance on behalf of any such persons, whether or not the Corporation would have the power to indemnify such officers and directors against any liability under the laws of the State of Georgia. If any expenses or other amounts are paid by way of indemnification, other than by court order, action by shareholders or by an insurance carrier, the Corporation shall provide notice of such payment to the shareholders in accordance with the provisions of the laws of the State of Georgia.

          F. The indemnification and advancement of expenses provided in this Article shall not b deemed exclusive of any other rights, in respect to indemnification or otherwise, to which the persons seeking indemnification or advancement of expenses may be entitled under any bylaws, resolution, agreement, statute or otherwise.

          G. The rights to indemnification and advancement of expenses provided by this Article shall be deemed a contract between the Corporation and each such person and any modification or repeal of this Article shall not affect any right or obligation then existing with respect to any stated fact then or previously existing or any action, or proceeding previously or thereafter brought or threatened based in whole or in part of any such state of facts. Such contract right may not be modified or repealed without consent of each such person.
The rights to indemnification and advancement of expenses provided by this Article shall continue to a person entitled to indemnification and advancement of expenses provided by this Article shall continue to a person entitled to indemnification hereunder who has ceased to be a director or office and shall inure to the benefit of the heirs, executors, or administrators of each such person.

          H. Notwithstanding anything contained herein to the contrary, Article 8 is intended to provide indemnification to each director and officer of the Corporation to the fullest extent authorized by the Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said statute permitted the Corporation to provide prior thereto).


============
APPENDIX "G"
============
Registrant's Form 10-KSB for the year ended December 31,
1998, was filed on the EDGAR system on March 31, 1999 and is incorporated herein by reference.

============
APPENDIX "H"
============
Registrant's Form 10-QSB for the Quarter ended September 30,
1999, was filed on the EDGAR system on November 12, 1999, and is incorporated herein by reference.



Back Cover of Proxy Statement/Prospectus
----------------------------------------


     This Proxy Statement/Prospectus incorporates important business and financial information about Community and Tarpon that is included in or delivered with the document.

     This information is available without charge to the Tarpon Shareholders upon written or oral request from:

Information about Community:
T. Brinson Brock, Sr.,
516 East Washington Avenue - Box 2619
Ashburn, Georgia 31714-2619
Telephone (912) 567-9686.

Information about Tarpon:
Barbara Richards
710 East Tarpon Avenue
Tarpon Springs, Florida 34689
Telephone: (727) 938-9771

     To obtain timely delivery, Tarpon shareholders must request the information no later than five business days before the date they must make their investment decision and not later than January __, 2000.


End of page 46
--------------


                         PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

     Item 20.     Indemnification of Directors and Officers

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of
Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of
Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of
Section 14-2-851 of the Georgia Business Corporation Code.

     Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

     Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent


End of page 47
--------------

who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

     In accordance with Article Nine of Community's Bylaws, every person who is or was a director, officer, employee or agent of the Company shall be indemnified and held harmless by Community against those expenses, judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by a corporation under Georgia law and which are actually and reasonably incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, in which he or she may be involved by reason of his/her being a director, officer, employee, or agent of Community or because he or she is or was serving at the request of Community as a director, officer, partner, trustee, employee, or agent of another enterprise.

     Pursuant to Article Nine of the Bylaws of Community, reasonable expenses incurred in any proceeding may be paid by Community in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by Community.

     The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and Community has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

     Community carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of Community for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

     Item 21.     Exhibits and Financial Statement Schedules

     The following Exhibits are filed as part of this Registration Statement:

   Exhibit No.     Description

     2 Agreement and Plan of Merger is attached as Appendix "C" to the Proxy Statement/Prospectus included in this Registration Statement.

     3.1 Amended and Restated Articles of Incorporation of Registrant are attached as Appendix "E" to the Proxy Statement/Prospectus included in this Registration Statement, particularly pages 1, 2, 4, 5 and 6 thereof.

End of page 48
--------------


     3.2 Amended and Restated Bylaws of Registrant are attached as Appendix "F" to the Proxy Statement/Prospectus included in this Registration Statement, particularly pages 5, 6 and 15 thereof.

     5 Legal opinion of Dinur & Associates, P.C., regarding the legality of the Registrant's common stock being issued in the merger.

     8 Tax Opinion of Francis & Co., CPA's, regarding certain tax consequences of the merger is attached as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement.

     13.1 Annual Report on Form 10-KSB for the year ended December 31, 1998, is attached as Appendix "G" to the Proxy Statement/Prospectus included in this Registration Statement.

     13.2 Quarterly Report on Form 10-QSB for the period ended September 30, 1999, is attached as Appendix "H" to the Proxy
           Statement/Prospectus included in this Registration Statement.

     23.1 The consent of Francis & Co., CPA's, re: Consolidated Financial Statements of Registrant and Subsidiaries.

     23.2 The consent of Francis & Co., CPA's, re: Financial Statements of Tarpon Financial Corporation

     23.3 The consent of Francis & Co., CPA's, regarding its tax opinion is contained in its opinion attached as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement.

     23.4 The consent of Dinur & Associates, P.C., is contained in its opinion filed as Exhibit 5 to the Registration Statement.

     23.5  The consent of Allen C. Ewing & Co.,    is contained in its
           opinion filed as Appendix "B" to the Proxy Statement/Prospectus included in this Registration Statement.

     24 Powers of Attorney are contained on the signature pages of the Registration Statement.

     99.1  Form of Proxy.

     99.2 Opinion of Allen C. Ewing & Co., as to the fairness of the consideration to be received by Tarpon's shareholders is attached as Appendix "B" to the Proxy Statement/Prospectus included in the Registration Statement.

     Item 22.     Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

End of page 50
--------------

                                       SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Amendment 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ashburn, State of Georgia, on the 13th day of January, 2000.

                         COMMUNITY NATIONAL BANCORPORATION
                         (Registrant)

                         By:   /S/
                            -------------------------------------
                              T. Brinson Brock, Sr.,
                              President and Principal Executive Officer
                              and Attorney-in-Fact for the Directors and
                              Principal Accounting and Financial Officer


=========
EXHIBIT 5
=========
              [LETTERHEAD OF DINUR & ASSOCIATES, P,C,]
One Lakeside Commons
990 Hammond Drive
Suite 760
Atlanta, Georgia 30326

(770)395-3170
FAX: (770) 395-3171



                          December 2 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:

     As outside general counsel to Community National Bancorporation (the "Registrant"), we are familiar with the preparation and filing of the Registrant's Registration Statement on Form S-4, as filed with the Securities and Exchange
Commission on or about December ___, 1999, pursuant to which the
Registrant proposes to issue up to 248,000 shares of its no par value Common Stock ("Registrant's Common Stock") to certain of the former shareholders of Tarpon Financial Corporation upon its acquisition by Registrant.

     We have examined, and are familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to the proposed issuance of Registrant's Common Stock which we deem relevant and which form the basis of the opinion hereinafter set forth.

     We are of the opinion that under the laws of the State of Georgia, the jurisdiction in which the Registrant is incorporated and the jurisdiction in which the Registrant has its principal office, upon the issuance of the shares of the Registrant's Common Stock pursuant to the aforesaid Registration Statement, all such shares when so issued will be duly authorized, validly issued and outstanding, and will be fully paid and non-assessable shares of the Registrant's Common Stock, and no personal liability will attach to the holders of any of the shares of the Registrant's Common Stock.

     The undersigned counsel to the Registrant hereby consents to the use of their opinion as Exhibit 5 to the aforesaid
Registration Statement.

                               Sincerely,

                               /S/ Daniel D. Dinur
                               ----------------------------------
                               Daniel D. Dinur
                               for Dinur & Associates, P. C.
DDD/mtl

============
EXHIBIT 23.1
============
                   [LETTERHEAD OF FRANCIS & CO., CPAS]
4400 Roswell Road
Bldg. 142, Suite 301
Marietta, GA 30062
TEL: 770/650-1180
FAX: 770/650-8299


      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Community National Bancorporation
Ashburn, Georgia

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated February 28, 1999, relating to the financial statements of Community National Bancorporation, Ashburn, Georgia, and to the references to our Firm under the caption "Experts" in the Prospectus.

                              /S/ Francis & Co., CPAs

Atlanta, Georgia
December 3, 1999

============
EXHIBIT 23.2
============
                   [LETTERHEAD OF FRANCIS & CO., CPAS]
4400 Roswell Road
Bldg. 142, Suite 301
Marietta, GA 30062
TEL: 770/650-1180
FAX: 770/650-8299


      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Tarpon Financial Corporation
Trapon Springs, Florida


We hereby consent to the use in this Registration Statement on Form S-4 of our report dated October 15, 1999, relating to the financial statements of Tarpon Financial Corporation, Tarpon Springs, Florida, and to the references to our Firm under the caption "Experts" in the Prospectus.

                              /S/ Francis & Co., CPAs

Atlanta, Georgia
December 3, 1999


============
EXHIBIT 23.5
============
              [LETTERHEAD OF ALLEN C. EWING & CO.]






December 2, 1999


Board of Directors
Tarpon Financial Corporation
710 East Tarpon Avenue
Tarpon Springs, Florida 34689

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Tarpon Financial Corporation ("Company"), the holding company for First National Bank ("Bank") of Tarpon Springs, Florida, of the consideration to be paid to the shareholders of the Company by Community National Bancorporation ("Community") of Ashburn, Georgia, as provided by the Agreement and Plan of Merger ("Merger Agreement") entered into by the parties on October 8, 1999. Pursuant to the Merger Agreement, Community will acquire all of the outstanding shares of the Company by offering cash and Community shares for the shares of the Company. The Company will be merged with and into a subsidiary of Community and the Company will cease to exist.

In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the Company which we have used in the accompanying analysis. We have not conducted an independent verification of such information or performed an independent appraisal of the Company's assets and liabilities.

Based upon the accompanying analysis and our knowledge of and experience in the valuation of Florida banks and their securities, it is our opinion that the consideration to be paid by Community for the common shares of the Company is fair, from a financial point of view, to the shareholders of the Company.

The opinion of Allen C. Ewing & Co. ("Ewing") is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders' meeting held in connection with the proposed transaction. Ewing has not been requested to opine as to, and the opinion does not address, the Board's underlying business decision to support and recommend the acquisition to the shareholders.

Very truly yours,
ALLEN C. EWING & CO.

By:  /S/ Benjamin C. Bishop, Jr.
    _____________________________
      Benjamin C. Bishop, Jr.
      President



============
EXHIBIT 99.1
============


                    January --, 2000

     The undersigned shareholder of Tarpon Financial Corporation hereby appoints Mary Z. Smitzes, with full power of substitution, as proxy to vote the shares of stock that the undersigned could vote if personally present at the Special Meeting of Shareholders of Tarpon Financial Corporation, to be held at 10:00 A.M., local time, on January --, 2000, or at any adjournment thereof.

     (1)     PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF
MERGER, EFFECTIVE OCTOBER 8, 1999, BY AND BETWEEN COMMUNITY
NATIONAL BANCORPORATION AND TARPON FINANCIAL CORPORATION, AND
THE TRANSACTIONS CONTEMPLATED BY SUCH AGREEMENT AND PLAN OF MERGER.

     FOR          AGAINST         ABSTAIN
         -----            -----           -----

     (2)     IN HER DISCRETION UPON SUCH OTHER MATTERS AS MAY
PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS OR ANY
ADJOURNMENT THEREOF.

     IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY
WILL BE VOTED FOR PROPOSAL (1).

Dated:                            , 2000
       ---------------------------
     ___________________________________
     Signature(s) of Shareholder(s)

     Please sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title. and if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

     Please fill in, date and sign the proxy and return it in the enclosed postpaid envelope.